As filed with the Securities and Exchange Commission on July 26, 2018.

File No. 333-226094

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation or organization)

6022

(Primary Standard Industrial Classification Code Number)

04-2870273

(IRS Employer Identification Number)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339

Mailing Address: 288 Union Street, Rockland, Massachusetts 02370

(781) 878-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward H. Seksay, Esq.

General Counsel

Independent Bank Corp.

2036 Washington Street, Hanover, Massachusetts 02339

(781) 982-6158

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael T. Rave, Esq. Day Pitney LLP One Jefferson Road Parsippany, New Jersey 07054 (973) 966-6300	Michael K. Krebs, Esq. Nutter McClennen & Fish LLP 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 439-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the completion of the arrangement as described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	529,425	N/A	$21,807,338.89	$2,715.01(3)

(1)

Represents the maximum number of shares of Independent Bank Corp. (NasdaqGSM: INDB) common stock (“Independent common stock”) estimated to be issuable upon the consummation of the merger of MNB Bancorp with and into Independent Bank Corp., based on the following calculation: (a) the estimated maximum number of shares of MNB Bancorp common stock, $1.00 par value per share (the “MNB Common Stock”), expected to be exchanged in connection with the merger (calculated as outstanding shares of 198,845 multiplied by (b) 75% (representing the maximum percentage of shares of MNB Common Stock that will receive shares of Independent Common Stock in the merger) multiplied by (c) the exchange ratio of 3.55 shares. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Independent Bank Corp. common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(f) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is based upon the estimated maximum number of shares of MNB Common Stock expected to be exchanged in connection with the merger multiplied by the book value per share of MNB Common Stock as of June 29, 2018.

(3)	Previously paid in connection with the filing of the initial Registration Statement.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear MNB Bancorp Shareholders:

You are cordially invited to attend a special meeting of shareholders of MNB Bancorp (“MNB”) to be held at 10:00 a.m., local time, on September 12, 2018 at MNB’s main office located at 300 East Main Street, Milford, Massachusetts 01757. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger (the “merger agreement”) that provides for MNB to merge with and into Independent Bank Corp. (“Independent”), as well as to vote upon a proposal to authorize the board of directors of MNB to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger or to vote on other matters properly before the special meeting.

If the proposed merger is completed, MNB’s shareholders will receive in exchange for each share of MNB common stock, either (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock in accordance with the terms and conditions of the merger agreement. You will have the opportunity to elect to receive cash or Independent common stock, or a combination of cash and Independent common stock, for your shares of MNB common stock, subject to allocation procedures designed to ensure that 75% of the outstanding shares of MNB common stock will be converted into shares of Independent common stock and 25% will be converted into cash. You will receive a separate mailing that will contain instructions for making your election. MNB’s common stock is not listed on any stock exchange or the over-the-counter marketplace. Independent’s common stock is listed on the Nasdaq Global Select Market under the trading symbol “INDB” and the closing sales price of Independent common stock on July 24, 2018, the last practicable trading day prior to the mailing of this document, was $90.15. The equivalent value of the stock consideration to be paid in the merger for each share of MNB common stock, calculated by multiplying the July 24, 2018 closing price of Independent common stock by the 3.55 exchange ratio, would be $320.03. The market price for Independent common stock will fluctuate both prior and subsequent to the merger. We urge you to obtain current market quotations for Independent common stock.

If the market price of Independent common stock falls substantially, both in absolute terms (that is, a volume weighted average trading price below $60.09) and by comparison to a market capitalization-weighted index of the stock of banking companies that comprise the Nasdaq Bank Index, MNB may terminate the merger agreement. However, if MNB seeks to exercise that termination right, Independent may negate the termination by increasing the exchange ratio from 3.55 shares to a formula amount determined in accordance with the merger agreement, as described in this proxy statement and prospectus.

Independent and MNB cannot complete the proposed merger unless MNB’s shareholders approve the merger agreement and the merger at the special meeting. This letter is accompanied by MNB’s proxy statement, which MNB is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to MNB’s shareholders as Independent’s prospectus for its offering of Independent common stock to MNB’s shareholders in the merger.

MNB’s board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the special meeting and “FOR” approval of the authorization of the board of directors of MNB to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and to vote on other matters properly before the special meeting.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and MNB and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 12 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Approval of the MNB merger agreement proposal will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of MNB common stock entitled to vote. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the merger.

Sincerely,

Kevin P. Meehan
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

This proxy statement/prospectus is dated July 26, 2018 and is first being mailed or otherwise delivered to shareholders of MNB on or about August 1, 2018.

MNB BANCORP

300 East Main Street

Milford, Massachusetts 01757

(508) 634-4100

Notice of Special Meeting of Shareholders

to be held September 12, 2018

To the shareholders of MNB Bancorp:

A special meeting of shareholders of MNB Bancorp (“MNB”) will be held at 10:00 a.m., local time, on September 12, 2018 at MNB’s main office located at 300 East Main Street, Milford, Massachusetts 01757. Any adjournment or postponement of the special meeting will be held at the same location.

The purpose of the special meeting is to:

1.	Approve the Agreement and Plan of Merger, dated as of May 29, 2018 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, MNB, and The Milford National Bank and Trust Company, and to approve the transactions contemplated by the merger agreement, including the merger of MNB with and into Independent (the “merger”); and

2.	Authorize the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting.

You may vote at the special meeting if you were a shareholder of record at the close of business on July 20, 2018.

The MNB board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” approval of the authorization of the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting.

Under the provisions of the Massachusetts Business Corporation Act, as amended, the holders of MNB common stock are entitled to dissenters’ rights of appraisal in connection with the merger.

Your vote is very important regardless of how many shares you own. Whether or not you plan to attend the special meeting, please promptly vote your shares. Voting procedures are described in the accompanying proxy statement/prospectus and on the proxy card.

By Order of the Board of Directors,

Kathrine Baldwin Corporate Secretary

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL DANIEL R. DEVINE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF MNB BANCORP, AT (508) 244-5140.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Independent from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page 91 of this proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from Independent at the following address:

For business and financial information about Independent, please contact:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

If you would like to request documents, you must do so no later than August 31, 2018 in order to receive them before MNB’s special meeting. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and MNB, please see the section entitled “Where You Can Find More Information” beginning on page 90 of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this proxy statement/prospectus with respect to MNB and its subsidiaries was provided by MNB.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING OF MNB’S SHAREHOLDERS

Q.	Why am I receiving this document?

A.	Independent Bank Corp. (“Independent”) and MNB Bancorp (“MNB”) have agreed to the acquisition of MNB by Independent under the terms of a merger agreement that is described in this document, a copy of which is attached as Annex A. In order to complete the merger, MNB’s shareholders must approve the merger agreement and the merger. MNB will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the shares of Independent common stock to be issued in connection with the merger, the merger agreement, and other related matters, and you should read it carefully. The enclosed voting materials for the MNB special meeting allow you to vote your shares of MNB common stock without attending the special meeting.

Q.	What will happen to MNB and The Milford National Bank and Trust Company as a result of the merger?

A.	If the merger is completed, MNB will merge with and into Independent and Independent will be the surviving entity. Immediately following the merger, The Milford National Bank and Trust Company, the wholly owned subsidiary of MNB, will merge with and into Rockland Trust Company, the wholly owned subsidiary of Independent, and Rockland Trust Company will be the surviving entity.

Q.	What will MNB’s shareholders receive in the merger?

A.	MNB’s shareholders will be entitled to receive in the merger either (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock for each share of MNB common stock they own. MNB’s shareholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of MNB common stock. Regardless of an MNB shareholder’s choice, however, elections will be limited by the requirement that 75% of MNB common stock be converted into Independent common stock and 25% of MNB common stock be exchanged for cash. Therefore, the allocation of cash and Independent common stock that an MNB shareholder will receive will depend on the elections of other MNB shareholders. The allocation of the consideration payable to MNB’s shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by MNB’s shareholders. If an MNB shareholder does not make an election, the consideration that particular shareholder will receive will depend on the consideration elected by other MNB shareholders.

Independent’s common stock is listed on the Nasdaq Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead pay cash for any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on the Nasdaq Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger, which is referred to in this proxy statement/prospectus as the “Closing VWAP.”

Q.	Are MNB’s shareholders entitled to dissenters’ rights?

A.	Yes. Massachusetts law affords for dissenters’ rights to MNB’s shareholders in connection with the merger. See “Dissenters’ Rights of Appraisal” beginning on page 28.

Q.	When will the merger be completed?

A.	The merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and/or waivers and the expiration of any statutory waiting periods and the approval of the merger agreement and the merger by MNB’s shareholders. We currently expect to complete the merger during the fourth quarter of 2018. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals and/or waivers, are not entirely within our control, we cannot predict the actual timing.

Q.	Should MNB’s shareholders send in their stock certificates now?

A.	No, MNB’s shareholders should not send in any stock certificates now. If the merger is consummated, Independent will send MNB’s shareholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to U.S. holders of MNB common stock?

A.	The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the “Code.” The tax consequences of the merger to MNB’s shareholders will depend on whether MNB’s shareholders receive only cash, only Independent common stock, or a combination of cash and Independent common stock in exchange for their MNB common stock. MNB’s shareholders that exchange their shares solely for Independent common stock generally will not recognize gain or loss except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock. MNB’s shareholders that exchange their shares solely for cash generally will recognize gain or loss on the exchange. MNB’s shareholders that exchange their shares for a combination of Independent common stock and cash generally will recognize gain (but not loss) with respect to the cash portion of the consideration they receive. Because the allocations of cash and Independent common stock that are received will depend on the elections of other MNB shareholders, MNB’s shareholders will not know the actual tax consequences of the merger to them until the allocations are completed. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75. This tax treatment may not apply to all MNB shareholders. Determining the actual tax consequences of the merger to MNB shareholders can be complicated and will depend on your particular circumstances. MNB shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

Q.	Are there any risks that I should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 12.

Q.	When and where will MNB’s shareholders meet?

A.	MNB will hold its special meeting of shareholders on September 12, 2018 at 10:00 a.m, local time, at MNB’s main office located at 300 East Main Street, Milford, Massachusetts 01757.

Q.	What matters are MNB’s shareholders being asked to approve at the MNB special meeting pursuant to this proxy statement/prospectus?

A.	MNB’s shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We refer to this proposal collectively as the “MNB merger agreement proposal.”

MNB’s shareholders are also being asked to authorize the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting. We refer to this proposal as the “MNB adjournment proposal.”

Q.	What does MNB’s board of directors recommend with respect to the two proposals?

A.	MNB’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, and advisable to, MNB and its shareholders and unanimously recommends that MNB’s shareholders vote “FOR” the MNB merger agreement proposal.

MNB’s board of directors also unanimously recommends that MNB’s shareholders vote “FOR” approval of the MNB adjournment proposal.

Q.	Who is eligible to vote at the MNB special meeting of shareholders?

A.	Only holders of record of MNB common stock at the close of business on July 20, 2018, which is the record date for the MNB special meeting of shareholders, are entitled to vote at the special meeting.

Q.	How many votes must be represented in person or by proxy at the MNB special meeting to have a quorum?

A.

The holders of a majority of the shares of MNB common stock outstanding and entitled to vote at the special meeting of shareholders, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q.	What vote by MNB’s shareholders is required to approve the MNB special meeting proposals?

A.

Approval of the MNB merger agreement proposal will require the affirmative vote of the holders of at least two-thirds of the shares of MNB common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the MNB merger agreement proposal.

Assuming a quorum is present at the MNB special meeting, approval of the MNB adjournment proposal will require the affirmative vote of a majority of the shares voted on the MNB adjournment proposal. Abstentions and broker non-votes will not affect whether the MNB adjournment proposal is approved.

Q.	Are any MNB shareholders already committed to vote in favor of any of the special meeting proposals?

A.

Under voting agreements with Independent, each of MNB’s directors who individually or jointly owns shares of MNB common stock, acting solely in his or her capacity as a shareholder, has agreed to vote all of their shares of MNB common stock in favor of the MNB merger agreement proposal. Additionally, the spouse of Kevin P. Meehan, Chairman of the Board of MNB, has agreed to vote her shares in favor of the MNB merger agreement proposal. As of the record date for the MNB special meeting of shareholders, the shareholders who are parties to the MNB voting agreements collectively owned approximately 68.04% of the MNB common stock entitled to vote at the special meeting. Because the holders of more than two-thirds of the outstanding shares of MNB common stock have already committed to vote in favor of the merger, absent a breach of the voting agreements, the approval of the merger is assured.

Q.	How may MNB’s shareholders vote their shares for the special meeting proposals presented in this proxy statement/prospectus?

A.	MNB’s shareholders may submit their proxies by signing and dating the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope.

Proxies must be received by 5:00 p.m., local time, on September 10, 2018.

Q.	Will a broker or bank holding shares in “street name” for an MNB shareholder vote those shares for the shareholder at the MNB special meeting?

A.

No. A broker or bank will not be able to vote your shares at the special meeting without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions, provided by your broker or bank, with your proxy materials. It is therefore important that you provide timely instructions to your broker or bank to ensure that all of the MNB common stock you own is voted at the special meeting.

Q.	Will MNB’s shareholders be able to vote their shares in person at the MNB special meeting?

A.

Yes. Submitting a proxy will not affect the right of any MNB shareholder to vote in person at the special meeting of shareholders. If an MNB shareholder holds shares in “street name,” the shareholder must request a proxy from the shareholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do MNB’s shareholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, MNB’s shareholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s shares of MNB common stock at the special meeting as the shareholder directs. If a shareholder signs, dates and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.

Q.	May an MNB shareholder change its vote after submitting a proxy?

A.	Yes. An MNB shareholder may change a vote at any time before the shareholder’s proxy is voted at the MNB special meeting. A proxy may be revoked by executing a later-dated proxy card, or by attending the special meeting and voting in person. A shareholder executing a proxy card may also revoke the proxy at any time before it is voted by giving written notice revoking the proxy to MNB’s Corporate Secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a shareholder’s prior submission of a proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

MNB Bancorp

300 East Main Street

Milford, Massachusetts 01757

(508) 634-4100

Attention: Kathrine Baldwin, Corporate Secretary

Q.	If I am an MNB shareholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Daniel R. Devine, Senior Vice President and Chief Financial Officer, at the following address or phone number:

MNB Bancorp

300 East Main Street

Milford, Massachusetts 01757

(508) 244-5140

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and MNB from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 90.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 90 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “MNB” refers to MNB Bancorp, “Rockland Trust” refers to Rockland Trust Company, and “Milford National” refers to The Milford National Bank and Trust Company; and “we,” “us” and “our” refers to Independent and MNB. Also, we refer to the merger between Independent and MNB as the “merger,” and the Agreement and Plan of Merger, dated as of May 29, 2018, by and among Independent, Rockland Trust, MNB, and Milford National as the “merger agreement.”

The Companies (see page 79)

Independent

Independent is a state chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is the sole shareholder of Rockland Trust, a Massachusetts trust company chartered in 1907. Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Martha’s Vineyard, and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses, and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2018, Independent had total consolidated assets of approximately $8.1 billion, net loans of approximately $6.3 billion, total deposits of approximately $6.8 billion, and total shareholders’ equity of approximately $956.1 million.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

MNB

MNB was incorporated under Massachusetts law in 1998 to become the holding company of Milford National, a national bank chartered by the Office of the Comptroller of the Currency in 1849. Headquartered in Milford, Massachusetts, MNB operates its business from three banking offices in Worcester County, Massachusetts: two of which are located in Milford, Massachusetts and one of which is located in Mendon, Massachusetts. MNB, through Milford National, provides a variety of financial services to individuals and small businesses primarily in the form of various deposit products, residential and commercial mortgages, and commercial loans and lines of credit.

At March 31, 2018, MNB had total consolidated assets of $365.3 million, net loans of $304 million, total deposits of $300.8 million, and total shareholders’ equity of $27.2 million.

MNB Bancorp

300 East Main Street

Milford, Massachusetts 01757

(508) 634-4100

The Merger and the Merger Agreement (see pages 32 through 72)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, MNB will merge with and into Independent and Independent will survive the merger.

Special Meeting of MNB’s Shareholders; Required Vote (see page 26)

MNB will hold a special meeting of shareholders at MNB’s main office, located at 300 East Main Street, Milford, Massachusetts 01757 on September 12, 2018 at 10:00 a.m., local time. MNB’s shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger; and

•	authorize the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting.

You can vote at the MNB special meeting if you owned MNB common stock at the close of business on July 20, 2018. On that date, there were 198,845 shares of MNB common stock entitled to vote, approximately 68.04% of which were beneficially owned and entitled to be voted by MNB directors and the spouse of Kevin P. Meehan, Chairman of the Board of MNB. You can cast one vote for each share of MNB common stock you owned on that date. In order to approve the merger agreement and the transactions it contemplates, the holders of at least two-thirds of the shares of MNB common stock entitled to vote must vote in favor of the MNB merger agreement proposal.

What Holders of MNB Common Stock Will Receive in the Merger (see page 58)

Upon completion of the merger, each share of MNB common stock will be converted into the right to receive at the election of the holder either (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock. MNB’s shareholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of MNB common stock. Regardless of an MNB shareholder’s choice, however, elections will be limited by the requirement that 75% of MNB common stock be converted into Independent common stock and 25% of MNB common stock be exchanged for cash. Therefore, the allocation of cash and Independent common stock that an MNB shareholder will receive will depend on the elections of other MNB shareholders. The allocation of the consideration payable to MNB’s shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by MNB’s shareholders. If an MNB shareholder does not make an election, the consideration that shareholder will receive will depend on the consideration elected by other MNB shareholders.

Dividend Policy of Independent; Dividends from MNB (see page 83)

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared cash dividends of $0.38 per share of common stock in the first and second quarters of 2018, cash dividends of $0.32 per share of common stock for each quarter of 2017, and $0.29 per share of common stock for each quarter of 2016. After completion of the merger, the timing and amount of the payment of dividends will be at the discretion of Independent’s board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements, and financial condition.

The holders of MNB common stock receive dividends as and when declared by MNB’s board of directors. MNB did not declare any cash dividends in the first or second quarters of 2018 or for any quarter in 2017 and

2016. The merger agreement prohibits MNB from declaring or paying any dividends on any of its capital stock without the prior written consent of Independent, which may be withheld for any reason by Independent in its sole discretion.

Fairness Opinion Rendered to the MNB Board of Directors (see pages 41 through 51 and Annex B)

Sandler O’Neill & Partners, L.P., which we refer to as Sandler, has provided an opinion to MNB’s board of directors, dated May 29, 2018, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of MNB common stock. The full text of Sandler’s opinion is attached to this proxy statement/prospectus as Annex B, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sandler in connection with its opinion. We urge you to read the opinion in its entirety. Sandler’s opinion is addressed to MNB’s board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of MNB common stock and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement.

Recommendation of MNB’s Board of Directors (see pages 26 and 38)

MNB’s board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of MNB and its shareholders and, accordingly, unanimously recommends that MNB’s shareholders vote “FOR” the MNB merger agreement proposal and “FOR” the MNB adjournment proposal.

MNB’s Reasons for the Merger (see pages 38 through 40)

In determining whether to approve the merger agreement, MNB’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, MNB’s board of directors also considered the factors described under “The Merger – Reasons for the Merger.”

Interests of MNB’s Executive Officers and Directors in the Merger (see pages 53 through 56)

Some of the directors and executive officers of MNB have financial interests in the merger that are different from, or in addition to, the interests of MNB’s other shareholders generally. These interests include rights of executive officers under their existing change in control agreements; rights under a competition, non-solicitation and market consulting agreement with Rockland Trust executed in connection with the merger agreement; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

The boards of directors of Independent and MNB were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

MNB’s Directors and the Spouse of the Chairman of the Board of MNB Have Agreed to Vote in Favor of the Merger Agreement (see pages 27 and 73)

On the record date of July 20, 2018, the directors of MNB and the spouse of Kevin P. Meehan, Chairman of the Board of MNB, individually or jointly owned an aggregate of 135,295.50 shares of MNB common stock, or approximately 68.04% of the outstanding shares of MNB common stock. Each of these shareholders has agreed with Independent to vote his or her shares of MNB common stock in favor of the merger agreement and the transactions it contemplates. Because the holders of more than two-thirds of the outstanding shares of MNB common stock have already committed to vote in favor of the merger, absent a breach of the voting agreements, the approval of the merger is assured.

Approval by Independent’s Board of Directors and Reasons for the Merger (see pages 40 through 41)

Independent’s board of directors has unanimously approved and adopted the merger agreement.

In determining whether to approve the merger agreement, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger – Independent’s Reasons for the Merger.”

Non-Solicitation (see pages 65 through 67)

MNB has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. MNB may respond to unsolicited proposals in certain circumstances if required by MNB’s board of directors’ fiduciary duties. MNB must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see pages 68 through 69)

Each of Independent’s and MNB’s obligations to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•	the approval of the merger agreement and the transactions it contemplates, including the merger, by MNB’s shareholders at the MNB special meeting described in this proxy statement/prospectus;

•	the receipt of all regulatory approvals, waivers, and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all statutory waiting periods required to complete the merger;

•	the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, as amended (the “Securities Act”), and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and MNB’s obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger; and

•	the other party’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

MNB’s obligation to complete the merger is also subject to the condition that the shares of Independent’s common stock to be issued in the merger be listed on Nasdaq, and that Independent deposits the merger consideration with the exchange agent one business day prior to the closing date.

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of MNB common stock not exceed 198,845 and the holders of no more than 10% of MNB outstanding common stock will have taken the actions required by Part 13 of Chapter 156D of the Massachusetts General Laws, known as the Massachusetts Business Corporation Act, to qualify their MNB common stock as dissenters’ shares.

Termination of the Merger Agreement (see pages 69 through 70)

Independent and MNB may mutually agree at any time to terminate the merger agreement without completing the merger, even if MNB shareholders have approved the merger. Also, either Independent or MNB can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval and/or waiver necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by March 31, 2019;

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if MNB shareholders do not approve the merger agreement and the transactions it contemplates.

Additionally, Independent may terminate the merger agreement if:

•	MNB has materially breached its “non-solicitation” obligations described under “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page 65;

•	MNB’s board of directors fails to recommend in this proxy statement/prospectus the approval of the merger agreement or changes its initial recommendation to approve the merger agreement;

•	MNB’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent;

•	MNB fails to publicly recommend against a tender or exchange offer for more than 20% of the MNB common stock; or

•	MNB breaches its obligation to call, give notice of, convene and hold a meeting of shareholders for the purpose of approving the merger agreement and the transactions it contemplates.

Additionally, MNB may terminate the merger agreement:

•	if it enters into a “Superior Proposal” as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $1,600,000 to Independent; or

•

pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten-day volume weighted average closing price (“VWAP”) of Independent’s common stock as of a measurement date prior to closing is less than $60.09, which would be more than 20% below the ten-day VWAP of Independent’s common stock for the trading period ended May 25, 2018 ($75.11), (b) the decrease in the ten day VWAP of Independent’s common stock for the trading period ending on May 29, 2018 compared to the ten day VWAP of Independent common stock ending on the measurement date is more than 20% greater than the decrease in the ten day average price of the Nasdaq Bank Stock Index during the same time periods, (c) MNB elects to terminate the agreement by a majority vote of MNB’s directors, and

(d) following notice to Independent by MNB of the exercise of its “walk away” right, Independent does not exercise its option under the merger agreement to increase the exchange ratio to a number that would compensate MNB shareholders for the extent of the decrease in Independent’s common stock price below the lowest price per share at which the “walk away” right would not have been triggered. If Independent exercises its “top up” option, then no termination will occur.

Termination Fee (see pages 70 through 71)

MNB has agreed to pay a termination fee of $1,600,000 to Independent or reimburse Independent for certain expenses up to $550,000 if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement – Termination Fee” beginning on page 70.

Regulatory Approvals Required for the Merger (see pages 51 through 52)

Completion of the transactions contemplated by the merger agreement is subject to regulatory approvals and/or waivers from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), and the Massachusetts Division of Banks. Independent and MNB have filed or will file all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Shareholders Differ from Those of MNB Shareholders (see pages 82 through 89)

When the merger is completed, MNB shareholders who receive Independent common stock as consideration in the merger will become Independent shareholders. The rights of Independent shareholders differ from the rights of MNB shareholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of MNB. See “Comparison of Rights of Shareholders of MNB and Independent” beginning on page 82 for a summary of the material differences between the respective rights of MNB and Independent shareholders.

Material U.S. Federal Income Tax Consequences of the Merger (see pages 75 through 78)

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the “Code.” The U.S. federal income tax consequences of the merger to MNB’s shareholders will depend primarily on whether they exchange their MNB common stock solely for Independent common stock, solely for cash, or for a combination of Independent common stock and cash. MNB’s shareholders who exchange their shares solely for Independent common stock generally will not recognize gain or loss except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock. MNB’s shareholders who exchange their shares solely for cash generally will recognize gain or loss on the exchange. MNB’s shareholders who exchange their shares for a combination of Independent common stock and cash generally will recognize gain (but not loss) with respect to the cash portion of the consideration they receive. The actual federal income tax consequences to MNB’s shareholders of electing to receive cash, Independent common stock or a combination of cash and stock will not be ascertainable at the time MNB’s shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all of MNB’s shareholders. Determining the actual tax consequences of the merger to MNB shareholders can be complicated and will depend upon their particular circumstances. MNB’s shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to MNB’s shareholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75.

Dissenters’ Rights of Appraisal (see pages 28 through 29)

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the surviving corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. MNB’s shareholders entitled to vote on the merger have the right to dissent from the merger and, if the merger is consummated and upon their compliance with all requirements of Massachusetts law, to receive a cash payment from Independent equal to the fair value of their shares of MNB common stock, determined in the manner set forth under Massachusetts law, instead of the merger consideration. A copy of the section of the Massachusetts Business Corporation Act pertaining to dissenters’ appraisals rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. Please see the section “Dissenters’ Rights of Appraisal” on page 28.

Per Share Market Price Information of Independent Common Stock (see page 19)

Independent common stock trades on the Nasdaq Global Select Market under the symbol “INDB.” MNB common stock is not traded publicly. The following presents the closing sale prices of Independent common stock on May 29, 2018, the last trading day before we announced the merger agreement, and July 24, 2018, the last practicable trading day prior to mailing this document. MNB common stock is not actively traded. As a result, the closing sale prices of MNB common stock on May 29, 2018, the last trading day before we announced the merger agreement, and on July 24, 2018, the last practicable trading day prior to mailing this document, are not available. The table also represents the equivalent value of the stock consideration to be paid to MNB shareholders who elect to receive Independent common stock in the merger for each share of MNB common stock that they own on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 3.55, which represents the shares of Independent common stock that MNB shareholders who elect to receive Independent common stock will receive in the merger for each share of MNB common stock that they own.

Date	Independent Closing Price	MNB Closing Price	Exchange Ratio	Equivalent Per Share Value
May 29, 2018	$76.55	N/A	3.55	$271.75
July 24, 2018	$90.15	N/A	3.55	$320.03

The market prices of Independent common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Forward-Looking Information,” MNB’s shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, shareholders of MNB should read and consider the risks associated with Independent, which can be found in Independent’s annual report on Form 10-K for the year ended December 31, 2017, which report is incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 90 and “Incorporation of Certain Documents by Reference” beginning on page 91.

Risks Related to the Merger

Absent an exercise by MNB of its “walk away” right and a subsequent “top up” election by Independent, the exchange ratio used to determine the stock consideration in the merger will be 3.55 and will not change due to changes in the market value of Independent common stock before the completion of the merger, regardless of how significant such changes might be.

Upon completion of the merger, each share of MNB common stock will be converted into the right to receive either (i) $275.00 in cash or (2) 3.55 shares of Independent common stock. The exchange ratio used to determine the stock consideration will not increase based on fluctuations in the market price of Independent common stock regardless of how far the price of Independent common stock falls, except in the event Independent’s stock drops beyond certain levels and MNB exercises its “walk away” right and Independent subsequently exercises its right to “top up” the stock consideration to void the “walk away” right. The market value of Independent common stock has varied since Independent and MNB entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent. Therefore, at the time of the special meeting, MNB’s shareholders will not know or be able to calculate the market value of the Independent common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Independent common stock during the period from May 29, 2018, the last trading day before public announcement of the merger, through July 24, 2018, the last practicable date before the date of this document, the exchange ratio represented a market value ranging from a low of $271.75 to a high of $321.81 for each share of MNB common stock exchanged for the stock consideration.

Because the market price of Independent common stock will fluctuate, MNB shareholders cannot be sure of the trading price of the stock portion of the merger consideration they will receive and the price of Independent might decrease after the merger.

Upon completion of the merger, each share of MNB common stock will be converted into the right to receive merger consideration consisting of either (i) $275.00 in cash or (2) 3.55 shares of Independent common stock. MNB does not have the right under the merger agreement to increase the exchange ratio in the merger agreement in the event of any decline in the stock price of Independent prior to the merger. There also will be a period of time between the date when MNB shareholders vote on the merger agreement and the date when the merger is completed. The market price of Independent common stock may vary between the date of this proxy statement/prospectus, the date of the MNB special meeting, and the date of completion of the merger. For example, during the twelve-month period ending on July 24, 2018 (the last practicable date before the date of this document), the closing price of Independent common stock varied from a low of  $66.15 to a high of  $90.65 and ended that period at $90.15. The market value of Independent common stock fluctuates based upon general market economic conditions, Independent’s business and prospects and other factors. Many of these factors are beyond the control of Independent or MNB and are not necessarily related to a change in the financial performance or condition of Independent or MNB. As the market price for shares of Independent will fluctuate, based on numerous factors, the value of the shares of Independent common stock that an MNB shareholder will receive in the merger will correspondingly fluctuate. It is impossible to predict accurately the market price of Independent common stock after completion of the merger. Accordingly, the price of Independent common stock on the date of the special meeting may not be indicative of the price of Independent common stock immediately prior to completion of the merger and the price of Independent common stock after the merger is completed. Independent’s common stock is listed on the Nasdaq Global Select Market under the symbol “INDB.” We urge you to obtain current market quotations for Independent common stock on a regular basis.

MNB’s shareholders may receive a form of consideration different from what they elect.

The consideration to be received by MNB’s shareholders in the merger is subject to the requirement that 75% of the shares of MNB common stock be exchanged for Independent common stock and 25% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Independent common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

The fairness opinion obtained by MNB from its financial advisor does not reflect potential changes in circumstances that may occur after the date of the fairness opinion.

Sandler, MNB’s financial advisor in connection with the merger, has delivered to the board of directors of MNB its opinion dated May 29, 2018. The opinion of Sandler states that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be paid to the holders of shares of MNB common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect potential changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of MNB or Independent, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors, may materially alter or affect the conclusion reached in such opinion.

MNB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MNB and, consequently, on Independent. These uncertainties may impair MNB’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with MNB to seek to change existing business relationships with MNB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts MNB from taking certain actions without the consent of Independent until the merger occurs. These restrictions may prevent MNB from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement –Conduct of Business Pending the Merger” of this proxy statement/prospectus for a description of the restrictive covenants to which MNB is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and MNB’s businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and MNB. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of MNB or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Independent, MNB or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

Some of the directors and executive officers of MNB may have interests and arrangements that may have influenced their decisions to support and recommend that you approve the merger.

The interests of some of the directors and executive officers of MNB may be different from those of MNB shareholders, and certain directors and executive officers of MNB may be participants in arrangements that are different from, or are in addition to, those of MNB shareholders, including agreements in settlement of obligations to such officers under pre-existing change in control agreements, a non-competition, non-solicitation and market consulting agreement with Rockland Trust, and provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of MNB for events occurring before the merger. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger – Interests of MNB’s Executive Officers and Directors in the Merger” beginning on page 53.

The merger agreement limits MNB’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit MNB’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of MNB. These provisions, which include a $1,600,000 termination fee or the reimbursement of up to $550,000 in Independent’s expenses, payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of MNB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire MNB than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer to receive than expected or may impose burdensome conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities of the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and MNB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger – Regulatory Approvals Required to Complete the Merger” of this proxy statement/prospectus beginning on page 51.

If the merger is not consummated by March 31, 2019, either Independent or MNB may choose not to proceed with the merger.

Either Independent or MNB may terminate the merger agreement if the merger has not been completed by March 31, 2019, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by MNB shareholders as a result of the merger will have different rights from the shares of MNB common stock.

The rights associated with MNB common stock are different from the rights associated with Independent common stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Shareholders of MNB and Independent” beginning on page 82 for a discussion of the different rights associated with Independent common stock.

Shareholders of MNB will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

As a result of the merger, the percentage ownership of every MNB shareholder in the combined company will be smaller than the shareholder’s percentage ownership of MNB prior to the merger. Independent estimates that upon completion of the merger, current MNB shareholders will own approximately 2% of the outstanding shares of Independent common stock, and current Independent shareholders will own approximately 98% of Independent common stock.

Failure to complete the merger could negatively impact the future business and financial results of MNB.

If the merger is not completed, the ongoing business of MNB may be adversely affected and MNB will be subject to several risks, including the following:

•	MNB may be required, under certain circumstances, to pay Independent a termination fee of $1,600,000 or the reimbursement of up to $550,000 in Independent’s expenses under the merger agreement;

•	MNB will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, MNB is subject to certain restrictions on the conduct of its business prior to completion of the merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by MNB’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to MNB as an independent company.

In addition, if the merger is not completed, MNB may experience negative reactions from its customers and employees. MNB also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against MNB to perform its obligations under the merger agreement. If the merger is not completed, MNB cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business and financial results of MNB.

Risks Related to Independent’s Business

You should read and consider risk factors specific to Independent’s business that will also affect the combined company after the merger is consummated. These risks are described in the sections entitled “Risk Factors” in Independent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 90 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, MNB and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for forward-looking terminology such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or MNB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You are therefore cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors”, as well as the following:

•	those risks and uncertainties Independent discusses or identifies in its public filings with the SEC;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that MNB’s shareholders may not adopt the merger agreement;

•	the risk that the necessary regulatory approvals may not be obtained, may be delayed, or may be obtained subject to conditions that are not anticipated;

•	delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner or at all;

•	the diversion of management’s time from existing business operations due to time spent related to the merger or integration efforts;

•	the risk that the businesses of Independent and MNB will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue and other synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	expenses related to the merger and costs following the merger may be higher than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and MNB do business, may be affected by unexpected material adverse changes or be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	potential litigation in connection with the merger and litigation liabilities, including costs, expenses, settlements and judgments, that may adversely affect either company or its businesses; and

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or MNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and MNB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Per Share Market Price Information of Independent Common Stock

Independent common stock trades on the Nasdaq Global Select Market under the symbol “INDB.” MNB common stock is not traded publicly. The following presents the closing sale prices of Independent common stock on May 29, 2018, the last trading day before we announced the merger agreement, and July 24, 2018, the last practicable trading day prior to mailing this document. MNB common stock is not actively traded. As a result, the closing sale prices of MNB common stock on May 29, 2018, the last trading day before we announced the merger agreement, and on July 24, 2018, the last practicable trading day prior to mailing this document, are not available. The table also represents the equivalent value of the stock consideration to be paid to MNB shareholders who elect to receive Independent common stock in the merger for each share of MNB common stock that they own on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 3.55, which represents the shares of Independent common stock that MNB shareholders who elect to receive Independent common stock will receive in the merger for each share of MNB common stock that they own.

Date	Independent Closing Price	MNB Closing Price	Exchange Ratio	Equivalent Per Share Value
May 29, 2018	$76.55	N/A	3.55	$271.75
July 24, 2018	$90.15	N/A	3.55	$320.03

The above table shows only historical comparisons. These comparisons may not provide meaningful information to MNB shareholders in determining whether to approve the merger agreement. MNB shareholders are urged to obtain current market quotations for Independent common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 90 of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

Independent common stock is listed on the Nasdaq Global Select Market under the symbol “INDB.” The following table sets forth, for the periods indicated, the high and low closing prices per share of Independent common stock as reported by the Nasdaq Global Select Market. The table also provides information as to dividends declared per share of Independent common stock. MNB common stock is not traded publicly, and MNB did not declare any cash dividends in the first or second quarters of 2018 or for any quarter in 2017 and 2016. MNB has also not declared any cash dividends through July 24th of the third quarter of 2018. As of July 20, 2018, there were 27,537,908 shares of Independent common stock issued and outstanding and approximately 2,492 shareholders of record and 198,845 shares of MNB common stock issued and outstanding and approximately 118 shareholders of record.

	Independent
	Closing Price		Dividend per Share
	High	Low
2016
Quarter Ended March 31,	$47.66	$41.35	$0.29
Quarter Ended June 30,	49.81	42.60	0.29
Quarter ended September 30,	54.09	44.26	0.29
Quarter Ended December 31,	70.95	52.21	0.29

2017
Quarter Ended March 31,	$71.45	$60.35	$0.32
Quarter Ended June 30,	67.35	60.45	0.32
Quarter Ended September 30,	74.65	66.15	0.32
Quarter Ended December 31,	76.15	67.90	0.32

2018
Quarter Ended March 31,	$76.35	$66.90	$0.38
Quarter Ended June 30,	82.90	70.10	$0.38
Quarter Ended September 30, (through July 24)	90.65	78.85	TBD

After completion of the merger, the timing and amount of the payment of dividends will be at the discretion of Independent’s board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements, and financial condition.

The merger agreement prohibits MNB from declaring or paying any cash dividends during the time period between the signing of the merger agreement and the closing of the merger.

Unaudited Comparative Per Share Data

The table that follows presents, for both Independent and MNB, historical information with respect to earnings, dividends, and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis.

The preliminary pro forma information as of and for the year ended December 31, 2017 assumes that the merger became effective on January 1, 2017 and assumes total merger consideration of approximately $50.7 million, consisting of approximately $13.7 million in cash and 529,425 shares of Independent common stock to be paid or issued to holders of MNB common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 198,845 shares of MNB common stock outstanding on December 31, 2017.

The preliminary pro forma information as of and for the three months ended March 31, 2018 assumes that the merger became effective on January 1, 2018 and assumes total merger consideration of approximately $51.6 million, consisting of approximately $13.7 million in cash and 529,425 shares of Independent common stock to be paid or issued to holders of MNB common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 198,845 shares of MNB common stock outstanding on March 31, 2018.

The preliminary pro forma equivalent per share information shown for MNB in the following table was obtained by multiplying the pro forma per share amounts shown for Independent by the exchange ratio of 3.55. The actual number of shares to be issued by Independent in the merger will also depend on the number of shares of MNB common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record MNB’s assets and liabilities at their respective fair values based on Independent’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of MNB’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of MNB as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Independent with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed completion date of the merger have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and the notes thereto for Independent contained in this proxy statement/prospectus or incorporated into this document by reference.

Summary Financial Information

	At or for the Year Ended December 31, 2017	At or for the Three Months Ended March 31, 2018
Book value per share:
Independent historical	$34.38	$34.75
MNB historical	134.11	136.98
Pro forma combined	35.05	35.44
MNB pro forma equivalent	124.44	125.83

Tangible book value per share:
Independent historical	$25.60	$26.02
MNB historical	134.11	136.98
Pro forma combined	25.26	25.69
MNB pro forma equivalent	89.67	91.21

Cash dividends declared per share:
Independent historical	$1.28	$0.38
MNB historical	—	—
Pro forma combined	1.28	0.38
MNB pro forma equivalent	4.54	1.35

Basic net income per share:
Independent historical	$3.19	$1.00
MNB historical	6.61	3.77
Pro forma combined	3.04	0.88
MNB pro forma equivalent	10.81	3.14

Diluted net income per share:
Independent historical	$3.19	$1.00
MNB historical	6.61	3.77
Pro forma combined	3.04	0.88
MNB pro forma equivalent	10.78	3.13

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial condition data for Independent as of the end of each of the fiscal years in the five-year period ended December 31, 2017 and operating and per share data and operating ratios for each of the corresponding fiscal years and as of the end of each of the three months ended March 31, 2018 and March 31, 2017 and for the corresponding fiscal periods. The annual historical consolidated financial condition, operating and per share data, and operating ratios have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial condition, operating and per share data, and operating ratios as of the end of each of the three months ended March 31, 2018 and March 31, 2017 and for the corresponding fiscal periods have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2018 (unaudited)	2017 (unaudited)	2017	2016	2015	2014	2013
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities	$996,287	$905,249	$946,510	$851,524	$845,112	$724,007	$707,514
Loans	6,362,056	6,064,366	6,355,553	5,999,605	5,547,721	4,970,733	4,718,307
Allowance for loan losses	(60,862)	(62,318)	(60,643)	(61,566)	(55,825)	(55,100)	(53,239)
Goodwill and core deposit intangibles	240,268	230,613	241,147	231,374	212,909	180,306	182,642
Total assets	8,090,410	7,738,114	8,082,029	7,709,375	7,209,469	6,364,318	6,098,869
Total deposits	6,751,511	6,470,674	6,729,253	6,412,253	5,990,703	5,210,466	4,986,418
Total borrowings	298,939	304,297	323,698	335,474	343,933	406,061	448,123
Stockholders’ equity	956,059	877,840	943,809	864,690	771,463	640,527	591,540
Nonperforming loans	47,713	55,052	49,638	57,407	27,690	27,512	34,659
Nonperforming assets	48,071	58,456	50,250	61,580	29,849	38,894	43,833
Shares outstanding	27,512,328	27,046,768	27,450,190	27,005,813	26,236,352	23,998,738	23,805,984

OPERATING DATA:
Interest income	$73,749	$64,407	$277,194	$246,637	$235,545	$216,459	$205,914
Interest expense	5,278	4,207	18,334	18,793	20,617	20,417	23,336
Net interest income	68,471	60,200	258,860	227,844	214,928	196,042	182,578
Provision (benefit) for loan losses	500	600	2,950	6,075	1,500	10,403	10,200
Noninterest income	19,863	18,912	82,994	82,428	75,888	69,943	68,009
Noninterest expenses	53,451	48,773	204,359	192,122	197,138	171,838	173,649
Net income	27,555	20,725	87,204	76,648	64,960	59,845	50,254

PER SHARE DATA:
Net income-basic	$1.00	$0.77	$3.19	$2.90	$2.51	$2.50	$2.18
Net income-diluted	1.00	0.76	3.19	2.90	2.50	2.49	2.18
Cash dividends declared	0.38	0.32	1.28	1.16	1.04	0.96	0.88
Book value	34.75	32.44	34.38	32.02	29.40	26.69	24.85

OPERATING RATIOS:
Return on average assets	1.39%	1.10%	1.11%	1.04%	0.93%	0.95%	0.87%
Return on average common equity	11.73%	9.59%	9.55%	9.43%	8.79%	9.66%	9.09%
Net interest margin (on a fully tax equivalent basis)	3.77%	3.51%	3.60%	3.40%	3.42%	3.45%	3.51%
Equity to assets	11.82%	11.34%	11.68%	11.22%	10.70%	10.06%	9.70%
Dividend payout ratio	31.88%	74.62%	39.04%	38.76%	40.29%	37.50%	30.09%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.75%	0.91%	0.78%	0.96%	0.50%	0.55%	0.73%
Nonperforming assets as a percent of total assets	0.59%	0.76%	0.62%	0.80%	0.41%	0.61%	0.72%
Allowance for loan losses as a percent of total loans	0.96%	1.03%	0.95%	1.03%	1.01%	1.11%	1.13%
Allowance for loan losses as a percent of nonperforming loans	127.56%	113.20%	122.17%	107.24%	201.61%	200.28%	153.61%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	10.32%	9.92%	10.04%	9.77%	9.33%	8.84%	8.64%
Common equity Tier 1 capital ratio	11.47%	10.89%	11.20%	10.82%	10.44%	N/A	N/A
Tier 1 risk-based capital ratio	12.57%	12.05%	12.31%	11.99%	11.71%	10.88%	10.78%
Total risk-based capital ratio	14.08%	13.66%	13.82%	13.60%	13.36%	13.15%	12.58%

MNB Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for MNB as of the end of and for each of the fiscal years in the five-year period ended December 31, 2017 and as of the end of and for the three months ended March 31, 2018 and March 31, 2017. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2017 have been derived in part from MNB’s audited financial statements and related notes. The historical consolidated financial data as of the end of and for the three months ended March 31, 2018 and March 31, 2017 have been derived from MNB’s unaudited financial statements and related notes and are not necessarily indicative of the results that may be expected for the full year or any other interim period.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31, (audited)
	2018 (unaudited)	2017 (unaudited)	2017	2016	2015	2014	2013
	(Dollars in Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
Securities	$35,304	$33,434	$34,026	$30,768	$31,769	$33,245	$33,302
Loans (Net)	308,136	280,811	298,973	274,212	244,647	237,326	223,805
Allowance for loan losses(1)	(4,146)	(3,676)	(3,996)	(3,550)	(3,378)	(3,731)	(3,853)
Goodwill and core deposit intangibles	0	0	0	0	0	0	0
Total assets	365,311	333,182	357,914	326,221	294,074	290,005	280,453
Total deposits	300,803	282,250	295,859	265,080	264,333	253,862	250,124
Total borrowings	33,000	21,000	31,000	31,500	2,000	9,500	5,000
Shareholders’ equity	27,236	25,847	26,668	25,460	23,744	22,611	21,457
Nonperforming loans	1,495	2,088	3,558	3,025	2,282	7,373	8,538
Nonperforming assets	1,495	2,088	3,558	3,025	2,282	7,373	8,538
Shares outstanding (Common)	198,845	198,845	198,845	198,842	198,825	198,823	198,813

OPERATING DATA:
Interest income	$3,716	$3,108	$12,845	$11,526	$10,409	$9,942	$9,437
Interest expense	441	243	1,087	779	697	724	784
Net interest income	3,274	2,865	11,758	10,747	9,712	9,218	8,653
Provision for loan losses	74	125	476	425	(201)	235	400
Noninterest income	484	509	1,946	2,055	1,791	1,873	1,906
Noninterest expenses	2,654	2,637	10,416	9,643	10,025	9,379	9,186
Net income	750	382	1,314	1,704	1,143	956	752
Preferred stock dividend	0	0	0	0	0	0	0
Net income available to common shareholders	750	382	1,314	1,704	1,143	956	752

PER SHARE DATA:
Net income-basic	$15.09	$7.68	$26.43	$34.28	$23.00	$19.23	$15.13
Net income-diluted	15.09	7.68	26.43	34.28	23.00	19.23	15.13
Cash dividends declared	—	—	—	—	—	—	179.00
Book value	136.97	129.99	134.11	128.04	119.42	113.72	107.93

OPERATING RATIOS:
Return on average assets	0.87%	0.48%	0.41%	0.59%	0.39%	0.33%	0.27%
Return on average common equity	10.52%	3.57%	4.93%	6.69%	4.81%	4.23%	3.50%
Net interest margin (on a fully tax equivalent basis)	3.79%	3.57%	3.64%	3.71%	3.35%	3.22%	3.16%
Equity to assets	7.46%	7.76%	7.45%	7.80%	8.07%	7.80%	7.65%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	23.80%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.49%	0.74%	1.19%	1.10%	0.93%	3.11%	3.81%
Nonperforming assets as a percent of total assets	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	3.04%
Allowance for loan losses as a percent of total loans	1.36%	1.33%	1.35%	1.31%	1.40%	1.60%	1.75%
Allowance for loan losses as a percent of nonperforming loans	277.28%	176.03%	112.31%	117.36%	147.99%	50.60%	45.12%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	8.7%	8.9%	9.1%	9.0%	9.1%	8.9%	8.8%
Common equity Tier 1 capital ratio	11.3%	11.4%	11.3%	11.6%	11.7%	—	—
Tier 1 risk-based capital ratio	11.1%	11.4%	11.5%	11.7%	11.9%	11.9%	12.3%
Total risk-based capital ratio	12.6%	12.6%	12.7%	13.0%	13.2%	13.1%	13.6%

RECENT DEVELOPMENTS FOR INDEPENDENT

On July 19, 2018, Independent issued a press release reporting its results of operations for the quarter ended June 30, 2018. For the three months ended June 30, 2018, Independent reported net income of $31.1 million, or $1.13 per diluted share, compared to net income of $27.6 million, or $1.00 per diluted share, reported in the prior quarter of 2018.

Select financial information for the second quarter of 2018 includes:

•	Balance Sheet: Total assets of $8.4 billion at June 30, 2018 increased by $290.6 million, or 3.6%, from the prior quarter and by $363.7 million, or 4.5%, as compared to the year ago period.

•	Stockholders’ Equity: Stockholders’ equity at June 30, 2018 rose to $977.1 million, representing an increase of 2.2% from March 31, 2018.

•	Net Interest Income: Net interest income for the second quarter increased 6.9% to $73.2 million compared to $68.5 million in the prior quarter.

•	Noninterest Income and Noninterest Expense: Noninterest income of $21.9 million in the second quarter was $2.0 million, or 10.2%, higher than the prior quarter, while noninterest expense of $52.7 million in the second quarter was $763,000, or 1.4%, lower than the prior quarter.

•	Return on Average Assets and Return on Average Common Equity: Independent generated a return on average assets and a return on average common equity of 1.52% and 12.85%, respectively, in the second quarter of 2018, as compared to 1.39% and 11.73%, respectively, for the prior quarter.

•	Asset Quality: Total nonperforming assets decreased slightly to $47.4 million at the end of the second quarter, as compared to $48.1 million at the end of the prior quarter.

RECENT DEVELOPMENTS FOR MNB

For the three months ended June 30, 2018, MNB had a net loss of $19,428, compared to net income of $749,618 for the first quarter of 2018. The losses were primarily attributable to one-time merger-related and other expenses incurred during the second quarter of 2018. Select financial information for the three months ended June 30, 2018 includes:

•	Balance Sheet: Total assets of $365.4 million at June 30, 2018 increased slightly by $125,822, or 0.03%, from the prior quarter and by $27.8 million, or 8.2%, as compared to the year ago period.

•	Stockholders’ Equity: Stockholders’ equity at June 30, 2018 decreased slightly to $27.2 million, representing a decrease of 0.2% from March 31, 2018.

•	Net Interest Income: Net interest income for the second quarter decreased 11.3% to $2.9 million compared to $3.3 million in the prior quarter.

•	Noninterest Income and Noninterest Expense: Noninterest income of $541,155 in the second quarter was $30,167, or 5.9%, higher than the prior quarter, while noninterest expense of $3.5 million in the second quarter was $700,375, or 25.3%, higher than the prior quarter.

•	Return on Average Assets and Return on Average Common Equity: MNB generated a return on average assets and a return on average common equity of (0.02)% and (0.29)%, respectively, in the second quarter of 2018, as compared to 0.87% and 11.16%, respectively, for the prior quarter.

•	Asset Quality: Total nonperforming assets decreased slightly to $1.487 million at the end of the second quarter, as compared to $1.495 million at the end of the prior quarter.

THE SPECIAL MEETING OF MNB SHAREHOLDERS

This proxy statement/prospectus is being provided to holders of MNB common stock as MNB’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of MNB shareholders to be held on September 12, 2018, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as Independent’s prospectus in connection with the offer and sale by Independent of its shares of common stock as a result of the proposed merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: September 12, 2018

Time: 10:00 a.m, Local Time

Place: MNB Bancorp

300 East Main Street

Milford, Massachusetts 01757

Purpose of the Special Meeting

At the special meeting, MNB shareholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger; and

•	authorize the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting.

Recommendation of MNB’s Board of Directors

MNB’s board of directors has unanimously determined that the merger agreement and the merger are advisable to MNB and its shareholders and, accordingly, unanimously recommends that MNB’s shareholders vote “FOR” the MNB merger agreement proposal and “FOR” the MNB adjournment proposal.

Record Date; Shares Entitled to Vote

You are entitled to vote if the records of MNB show that you held shares of MNB common stock as of the close of business on July 20, 2018. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, 198,845 shares of MNB common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of MNB common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

We will have a quorum and will be able to conduct the business of the special meeting only if a majority of the outstanding shares of MNB common stock entitled to vote is represented in person or by proxy at the special meeting. If you return a valid proxy card or attend the meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of MNB common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the MNB merger agreement proposal will require the affirmative vote of at least two-thirds of the outstanding shares of MNB common stock entitled to vote at the special meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the proposal.

The affirmative vote of a majority of the shares voted on the MNB adjournment proposal is required to approve the MNB adjournment proposal. Broker non-votes and abstentions from voting will have no effect on the proposal.

MNB Voting Agreements

As of the record date of July 20, 2018, the directors of MNB and the spouse of Kevin P. Meehan, Chairman of the Board of MNB, individually or jointly owned an aggregate of 135,295.50 shares of MNB common stock. This equals approximately 68.04% of the outstanding shares of MNB common stock. All of MNB’s directors and Mr. Meehan’s spouse entered into voting agreements with Independent pursuant to which they agreed to vote these shares of MNB common stock in favor of the MNB merger agreement proposal. Because the holders of more than two-thirds of the outstanding shares of MNB common stock have already committed to vote in favor of the merger, absent a breach of the voting agreements, the approval of the merger is assured. As of the same date, neither Independent nor any its subsidiaries, directors or executive officers owned any shares of MNB common stock. For more information about the MNB voting agreements, see “Voting Agreements.”

Voting of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, MNB recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

MNB shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your record holder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you are the record holder of your shares of MNB common stock and submit your proxy without specifying a voting instruction, your shares of MNB common stock will be voted “FOR” the MNB merger agreement proposal and “FOR” the MNB adjournment proposal. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of MNB a duly executed revocation of proxy;

•	submitting a new executed proxy with a later date;

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

MNB Bancorp

Attention: Kathrine Baldwin, Corporate Secretary

300 East Main Street

Milford, Massachusetts 01757

Voting in Person

If you plan to attend the MNB special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the MNB special meeting, you must bring additional documentation from the broker, bank, or other nominee in order to vote your shares. Whether or not you plan to attend the MNB special meeting, MNB requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the MNB special meeting but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation

MNB is soliciting your proxy. MNB will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of MNB and Milford National may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. MNB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Dissenters’ Rights of Appraisal

Under applicable Massachusetts law, the holders of MNB common stock are entitled to dissenters’ rights of appraisal in connection with the merger.

Section 13.02(a)(1) of the Massachusetts Business Corporation Act generally provides that shareholders of Massachusetts corporations are entitled to assert appraisal rights in the event of a merger and to receive payment in cash for the fair value of their shares of stock instead of the merger consideration. MNB has concluded that MNB shareholders are entitled to exercise appraisal rights in connection with the proposed merger with Independent. MNB shareholders electing to exercise dissenters’ rights must comply with the provisions of Section 13 of the Massachusetts Business Corporation Act. A copy of the applicable portions of the Massachusetts Business Corporation Act is attached to this proxy statement/prospectus as Annex C. Failure to follow those provisions exactly could result in a loss of appraisal rights, in which case dissenting shareholders will receive the merger consideration with respect to their shares.

MNB shareholders who are entitled to vote on the merger and who would like to assert their appraisal rights are required to do the following pursuant to Section 13 of the Massachusetts Business Corporation Act:

•	Deliver written notice to MNB of their intent to demand payment for their shares of MNB common stock if the proposed merger is effectuated. The notice must be delivered before the shareholder vote to approve the merger agreement takes place. Voting against, abstaining from voting or failing to vote with respect to the merger agreement does not by itself constitute demand for appraisal for purposes of Massachusetts law. The written objection should be filed with MNB Bancorp, Kathrine Baldwin, Corporate Secretary, 300 East Main Street, Milford, Massachusetts 01757.

•	Refrain from voting “FOR” approval of the MNB merger agreement proposal. If a shareholder returns a signed and dated proxy but does not specify a vote “AGAINST” approval of the MNB merger agreement proposal or a direction to “ABSTAIN” from voting on the proposal, the proxy will be voted “FOR” approval of the MNB merger agreement proposal, which will have the effect of waiving their appraisal rights.

•	Comply with other procedures required under Section 13 of the Massachusetts Business Corporation Act.

Section 13 of the Massachusetts Business Corporation Act requires that Independent deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly complied with the procedures for demanding appraisal. Shareholders who have received such notice and wish to exercise appraisal rights must make certain certifications to Independent and deposit their share certificates with Independent in order to perfect their appraisal rights. Each shareholder that has properly perfected their appraisal rights will be entitled to a cash payment of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms’ due date, except for shareholders who acquired their shares on or after May 29, 2018, who are not entitled to payment until they accept the offer from Independent. A shareholder that fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to a payment.

If a dissenting shareholder believes that the amount paid or offered to be paid by Independent is less than the fair value of their shares, the dissenting shareholder is required, within 30 days of receipt of the payment or offer of payment, to notify Independent in writing of the shareholder’s own estimate of the fair value of the shares and demand payment of that amount plus interest, less any payment received. If the shareholder’s demand for payment is not settled within 60 days of Independent’s receipt thereof, Independent is required to petition the court to determine the fair value of the shares and accrued interest or, if the petition is not made, to pay the amount demanded plus interest to the dissenting shareholder.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Massachusetts law. Any shareholder who believes they are entitled to appraisal rights and wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the Massachusetts Business Corporation Act, which are attached as Annex C to this proxy statement/prospectus, which set forth the procedures to be complied with in perfecting any such rights. Shareholders who wish to dissent from the merger and pursue their appraisal rights should consult with legal counsel to ensure strict compliance with statutory procedures and avoid the loss of any appraisal rights to which they may be entitled. Dissenting shareholders should also consult with a tax advisor regarding the tax consequences of exercising their appraisal rights under Massachusetts law.

Stock Certificates

You should not send in any certificates representing MNB common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing MNB common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement – Exchange of MNB Stock Certificate for Merger Consideration” beginning on page 59 of this document.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At the MNB special meeting, shareholders will consider and vote on the MNB merger agreement proposal. Details about the merger, including each party’s reasons for the merger, the effect of approval of the agreement and plan of merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 32 of this document.

Approval of the MNB merger agreement proposal requires the affirmative vote of the holders of at least two-thirds of the shares of MNB common stock entitled to vote at the special meeting.

MNB’s board of directors unanimously recommends that MNB shareholders vote “FOR” approval of the MNB merger agreement proposal.

PROPOSAL NO. 2

APPROVAL OF MNB TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

MNB is submitting a proposal for consideration at the MNB special meeting to authorize the named proxies to authorize the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting. Even though a quorum may be present at the MNB special meeting, it is possible that MNB may not have received sufficient votes to approve the MNB merger agreement proposal by the time of the meeting. In that event, the board of directors of MNB would need to adjourn the MNB special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of MNB to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the MNB merger agreement proposal or to vote on other matters properly before the special meeting. If the MNB special meeting is adjourned for less than 30 days, MNB is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the special meeting before adjournment, unless the board of directors of MNB fixes a new record date for the MNB special meeting.

Approval of the MNB adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

MNB’s board of directors unanimously recommends that MNB shareholders vote “FOR” the MNB adjournment proposal or to vote on other matters properly before the special meeting.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

The merger is structured as a 75% stock and 25% cash transaction. Under the terms and conditions set forth in the merger agreement, MNB will merge with and into Independent, with Independent surviving the merger. At the effective time of the merger, each share of MNB common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock. The exchange ratio may be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or MNB that occurs before the merger. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the Closing VWAP) for any fractional share an MNB shareholder would otherwise receive after aggregating all of his or her shares.

MNB’s shareholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of MNB common stock. Regardless of an MNB shareholder’s choice, however, elections will be limited by the requirement that 75% of MNB common stock be converted into Independent common stock and 25% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that an MNB shareholder will receive will depend on the elections of other MNB shareholders. The allocation of the consideration payable to MNB’s shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by MNB’s shareholders. If an MNB shareholder does not make an election, the type of consideration the shareholder will receive will depend on the consideration elected by other MNB shareholders.

Based on the number of shares of MNB common stock outstanding on July 20, 2018, of which 75% will be converted to Independent common stock, it is expected that approximately 529,425 shares of Independent common stock will be issued to MNB’s shareholders in connection with the merger, which would represent approximately 1.89% of the outstanding Independent common stock (based on the number of shares of Independent common stock outstanding as of July 20, 2018 and the number of shares of Independent common stock to be issued to MNB’s shareholders in connection with the merger).

Background of the Merger

In 2012, Kevin P. Meehan purchased a majority of the shares of MNB common stock and became the Chairman of the Board of MNB and Milford National. At all times relevant to this proxy statement/prospectus, Mr. Meehan beneficially owned approximately 62.1% of MNB common stock and his spouse, Patricia M. Meehan, beneficially owned approximately 5.5% of MNB common stock. Therefore, Mr. Meehan and Mrs. Meehan together own approximately 67.6% of MNB common stock.

Christopher Oddleifson, the Chief Executive Officer of Independent and Rockland Trust, has been acquainted with Kristin T. Carvalho, the President and Chief Executive Officer of MNB, for several years. During conversations which occurred prior to March 2018, Mr. Oddleifson indicated to Ms. Carvalho that Independent would have an interest in acquiring MNB if MNB was ever willing to consider a business combination.

In early 2018, Mr. Meehan tentatively decided to recommend that the MNB board of directors explore the possibility of MNB being acquired by a larger banking company in exchange for either cash, stock, or a combination of cash and stock. Mr. Meehan was influenced primarily by the increase in the valuation of most publicly traded banking companies in the U.S. during the several months leading up to and following the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017. He also was influenced by the progressively increasing share of revenue that smaller community banks, such as Milford National, were devoting to regulatory compliance and technology costs.

In late February 2018, Mr. Meehan contacted representatives of Sandler to discuss the possibility of MNB engaging Sandler to advise it in connection with a possible sale transaction. Mr. Meehan was generally familiar with Sandler’s reputation as a nationally recognized investment banking firm whose principal business specialty is financial institutions, and in particular, Mr. Meehan was familiar with Sandler’s recent engagements representing banking companies located in Massachusetts in strategic combinations with larger companies.

Representatives of Sandler met with Mr. Meehan on February 27, 2018 to discuss the possibility of Sandler acting as MNB’s exclusive financial adviser and to review recent consolidation activity in the banking industry nationwide and in Massachusetts in particular. A representative of Sandler reviewed with Mr. Meehan a preliminary list of potential transaction partners and outlined various factors that could be expected to affect how a potential transaction partner would value MNB in an acquisition transaction. In addition, a representative of Sandler summarized the relative advantages and disadvantages of various approaches that MNB may choose to assess the interest of potential transaction partners, ranging from a negotiated transaction to a full auction. Representatives of Sandler explained that in a negotiated transaction, Sandler would solicit on behalf of MNB an indication of interest from a banking company perceived to be the party most likely to conclude a transaction on favorable terms, and in a full auction, Sandler would solicit indications of interest from a broad range of interested prospective buyers. Representatives of Sandler also noted that MNB may wish to consider a limited auction in which MNB would solicit indications from a smaller group of prospective transaction partners.

At a meeting of the MNB board of directors on March 2, 2018, Mr. Meehan briefed board members on his discussions with Sandler. Mr. Meehan relayed that industrywide consolidation was continuing in the community bank sector, as industry dynamics, including rising costs associated with compliance, technology, and risk management, increasingly favored larger community banks. Mr. Meehan also relayed Sandler’s observation that the general increase in the valuation of publicly traded banking companies beginning in the fourth quarter of 2017 evidently was the cause of an increase in the valuation of community banks in recent acquisition transactions. Mr. Meehan also briefed the MNB board regarding how a sale process may be structured, and provided the board with Sandler’s list of potential transaction partners.

After extensive discussions, the MNB board of directors authorized Mr. Meehan to engage Sandler to act as MNB’s exclusive financial adviser and, working with representatives of Sandler with the assistance of Ms. Carvalho and other Milford National executives, to seek an indication of interest for MNB’s acquisition from one or more larger banking companies. The MNB board of directors also delegated to Mr. Meehan the authority, in consultation with Sandler and Nutter McClennen & Fish, MNB’s legal counsel, to choose whether to engage in a negotiated transaction or a full or limited auction process, and to negotiate the material terms of an acquisition of MNB. MNB and Sandler entered into an engagement letter as of March 8, 2018.

In March 2018, following Sandler’s engagement, representatives of Sandler met in person and by phone on numerous occasions with Mr. Meehan, Ms. Carvalho, and Daniel R. Devine, Senior Vice President and Chief Financial Officer of MNB and Milford National, to become familiar with the business, financial condition, recent operating results, and prospects of MNB and Milford National. By late March, MNB had prepared, with Sandler’s assistance, a confidential information memorandum for Sandler to use to solicit indications of interest in either a negotiated transaction or an auction process on MNB’s behalf, and MNB, with Sandler’s assistance, began identifying a relatively small number of larger banking companies, including Independent, which MNB expected would have significant interest in acquiring MNB.

In late March 2018, after considering various alternatives, Mr. Meehan instructed representatives of Sandler to inform Independent that MNB was interested in negotiating exclusively with Independent if it expressed a strong initial interest in acquiring MNB. In choosing to pursue a negotiated transaction with Independent rather than a limited or full auction process, Mr. Meehan considered input from representatives of Sandler and Ms. Carvalho, among other factors, and consulted with Nutter. Based on Ms. Carvalho’s prior discussions with Mr. Oddleifson and Sandler’s familiarity with the recent consolidation in the Massachusetts banking industry, Mr. Meehan had reason to believe that Independent had an interest in expanding its commercial lending in the Worcester County banking market.

A representative of Sandler contacted Independent, provided the draft confidential information memorandum, and informed Independent that although MNB was prepared to solicit bids concurrently from multiple parties, MNB’s preference was to negotiate exclusively with Independent if, after its initial due diligence, Independent expressed strong initial interest in acquiring MNB. Within several days, Independent asked to meet preliminarily with Mr. Meehan and Ms. Carvalho. Independent subsequently entered into a confidentiality agreement with MNB in early April 2018, and scheduled a meeting with Mr. Meehan and Ms. Carvalho for April 13, 2018.

In advance of that meeting, representatives of Sandler provided Mr. Meehan with an overview of Independent, consisting of publicly available historical financial data, publicly available analyst estimates for Independent, an analysis of the market performance of Independent common stock; a summary of Independent’s previous acquisitions; and a preliminary contribution analysis, showing in a hypothetical combination of MNB and Independent. That preliminary contribution analysis showed that Milford National would contribute 2.1% of the combined company’s pre-tax earnings for the twelve months ended December 31, 2017, and 4.0% of its tangible book value if the combination had occurred on December 31, 2017.

On April 13, 2018, Mr. Meehan, Ms. Carvalho and a representative of Sandler met with Mr. Oddleifson, Robert D. Cozzone, Independent’s Chief Financial Officer and Rockland Trust’s Executive Vice President of Consumer and Business Banking, and Gerard F. Nadeau, Rockland Trust’s President and Chief Commercial Banking Officer. Mr. Meehan and Ms. Carvalho described the business, financial condition, recent operating results, and prospects of MNB and Milford National, and the Independent and MNB teams discussed the potential synergies that Independent might achieve in an acquisition of MNB.

On April 17, 2018, Independent delivered to MNB a preliminary, nonbinding expression of interest, proposing a merger of MNB with and into Independent in which 20% of MNB common stock would be acquired by Independent for $275.00 per share in cash, and Independent would exchange 3.754 shares of Independent common stock for each of the remaining shares of MNB common stock, also sometimes referred to as the exchange ratio. Based upon the closing price of Independent stock on the Nasdaq Global Select Market on April 16, 2018 of $73.25, each share of MNB common stock to be exchanged for Independent common stock in the merger had an implied value of $274.98, and in the aggregate, MNB was valued at $54.3 million, representing 201% of MNB’s tangible book value as of March 31, 2018. On the terms proposed, MNB shareholders would have owned approximately 2.1% of Independent common stock outstanding immediately after the merger. The terms proposed in the expression of interest were subject to a customary due diligence review by Independent and its advisors, including an in-depth review of Milford National’s loan portfolio and outstanding contractual commitments, and the negotiation of a definitive merger agreement and ancillary documents.

Independent’s April 17, 2018 expression of interest also specified that Independent was willing to negotiate a definitive merger agreement only if MNB agreed to negotiate exclusively with Independent until May 17, 2018 and if Mr. Meehan agreed in principle to enter into a shareholder agreement to limit the number of shares of Independent common stock that Mr. Meehan could sell post-closing, to restrict Mr. Meehan from acquiring more than 2% of the shares of Independent common stock, and to require Mr. Meehan to follow any recommendation by Independent’s board of directors or management when voting shares of Independent common stock.

Independent also stated in its expression of interest that it wished to discuss with Mr. Meehan a potential non-competition and consulting agreement that would become effective upon the completion of the merger.

Shortly after receiving the expression of interest, representatives of Sandler presented analyses to Mr. Meehan showing the impact on Independent and MNB shareholders if Independent were to increase to 25% and 30%, respectively, the percentage of MNB common stock that would receive cash in a merger with Independent. Representatives of Sandler also presented its assessment of the hypothetical financial ability of various larger banking companies headquartered in southern New England to offer terms that would be financially superior to those in Independent’s expression of interest. Sandler considered two categories of potential acquirers: eight publicly traded banking companies and ten mutual banking companies. For each group, representatives of Sandler assumed a transaction in which MNB would be valued at 201% of its tangible book value as of March 31, 2018. For the publicly traded group, representatives of Sandler assumed that 20% of MNB common stock would receive cash and the remaining MNB common stock would receive buyer common stock, and for the mutual group, representatives of Sandler assumed that MNB shareholders would receive only cash. Taking into account publicly available financial data, including, where available, analyst estimates for 2019 earnings per share for the publicly traded companies, representatives of Sandler estimated the extent to which such a merger would increase (i.e., be accretive to) or decrease (i.e., be dilutive to) the buyer’s earnings per share in 2019 and 2020. Representatives of Sandler also estimated the extent to which the merger would have decreased the buyer’s tangible book value per share if the closing had occurred as of March 31, 2018. In addition, representatives of Sandler provided an analysis of what Independent’s exchange ratio would have been if Independent were to value its common stock as of various recent dates or using a volume weighted average price (sometimes referred to as “VWAP”) over recent periods ranging from 5 to 20 trading days, all of which would have resulted in an exchange ratio greater than 3.754 if MNB common stock were valued at $275.00 per share.

After considering Independent’s expression of interest and Sandler’s analyses described above, Mr. Meehan requested a meeting with Independent’s senior management to discuss Independent’s expression of interest. On April 23, 2018, Mr. Meehan and a representative of Nutter met in person with Mr. Oddleifson, Mr. Cozzone, and Edward H. Seksay, Independent’s General Counsel. Mr. Meehan informed the Independent team that he anticipated the MNB board of directors would prefer that a larger percentage of MNB common stock receive cash in the merger and that the exchange ratio should be greater in light of the range of trading prices for Independent common stock during the preceding several weeks. Mr. Meehan also expressed his willingness to enter into a shareholder agreement with Independent on terms generally consistent with those outlined in the expression of interest.

With respect to the potential non-competition and consulting agreement referenced in the expression of interest, Mr. Meehan informed Independent that he would prefer that instead of Rockland Trust entering into an agreement solely with him, Rockland Trust enter into agreements with Mr. Meehan, Ronald J. Masiello, a director of MNB and Milford National, and Paul Zekos, a former director of MNB and Milford National. Mr. Meehan explained that he and Messrs. Masiello and Zekos had each been a fruitful source of commercial loan referrals to Milford National in recent years. Mr. Meehan proposed that the compensation Independent would otherwise be willing to pay him should be allocated equally among Messrs. Meehan, Masiello, and Zekos.

Later on April 23, 2018, Independent provided a revised, nonbinding expression of interest. The revised expression of interest increased to 30% the percentage of MNB common stock that would be acquired for $275.00 per share in cash, and increased to 3.82 the number of shares of Independent common stock that Independent would issue in exchange for each of the remaining shares of MNB common stock. Based upon the closing price of Independent common stock on April 23, 2018 of $72.70, each share of MNB common stock to be exchanged for Independent common stock in the merger had an implied value of $276.90, and in the aggregate, MNB was valued at approximately $55 million, representing 202% of MNB’s tangible book value as of March 31, 2018. The terms proposed in the April 23, 2018 expression of interest remained subject to a customary due diligence review by Independent and its advisors.

In light of the revised expression of interest from Independent, MNB and Independent agreed as of April 24, 2018 that MNB would negotiate exclusively with Independent through May 17, 2018, later extending the exclusivity period through May 29, 2018.

From April 24, 2018 through mid-May 2018, Independent and its advisors engaged in a customary due diligence review of the business, financial condition, recent operating results, and prospects of MNB and Milford National, including an in-depth review of Milford National’s loan portfolio and outstanding contractual commitments.

On April 26, 2018, Mr. Meehan and a representative from Nutter briefed the boards of directors of MNB and Milford National regarding the process leading to MNB’s decision to pursue a negotiated transaction with Independent and the material terms of Independent’s April 23, 2018 expression of interest. Mr. Meehan and the Nutter representative responded to questions from directors. Among other things, the MNB directors noted the fact that many MNB shareholders had held MNB stock for a long period of time and that MNB stock did not have a liquid secondary trading market. The board also observed that with respect to any share of MNB common stock exchanged for Independent common stock in the merger, no gain would be recognized by a United States holder of MNB common stock upon receipt of shares of Independent common stock.

Following the delivery of the April 23, 2018 expression of interest, Independent and each of Messrs. Meehan, Masiello, and Zekos began to negotiate the structure of a non-competition, non-solicitation, and market consulting agreement. Each of Messrs. Meehan, Masiello, and Zekos met with representatives of Independent on May 14, 2018 to discuss the terms of such an agreement.

On May 8, 2018, Independent updated representatives of Sandler on certain aspects of its due diligence review and informed Sandler that Independent no longer was prepared to negotiate a definitive agreement with MNB on the economic terms set forth in its April 23, 2018 expression of interest. Independent explained that as a result of its due diligence review, it determined that it would need to revise certain assumptions underlying that expression of interest. After a proposal by Independent and a counterproposal by MNB, Independent and MNB agreed in principle on May 8, 2018 to the economic terms ultimately reflected in the merger agreement – namely, that 25% of MNB common stock would be acquired by Independent for $275.00 per share in cash, and Independent would issue 3.55 shares of Independent common stock in exchange for each of the remaining shares of MNB common stock. Based upon the closing price of Independent stock on May 8, 2018 of $74.70, each share of MNB common stock to be exchanged for Independent common stock in the merger had an implied value of $265.19, and in the aggregate, MNB was valued at approximately $52.8 million, representing 194% of MNB’s tangible book value as of March 31, 2018.

From May 8, 2018 through May 28, 2018, Independent and MNB negotiated the terms of the merger agreement, the voting agreement, the bank merger agreement, and ancillary documents. Concurrently, Independent negotiated the shareholder agreement with Mr. Meehan and Mrs. Meehan, and Rockland Trust negotiated the non-competition, non-solicitation, and market consulting agreement with Messrs. Meehan, Masiello, and Zekos. The parties ultimately structured the non-competition, non-solicitation, and market consulting agreement whereby Rockland Trust would pay each consultant $12,500 per month in exchange for each of the consultants introducing potential customers to Rockland Trust and agreeing to certain non-competition and non-solicitation restrictions. Each of Rockland Trust and the three consultants would have the right to terminate their services under certain circumstances. For a further discussion of the terms of this agreement, see “The Merger – Interests of MNB’s Executive Officers and Directors in the Merger –Non-Competition, Non-Solicitation and Market Consulting Agreement with Kevin P. Meehan, Ronald J. Masiello and Paul Zekos,” beginning on page 54 of this proxy statement/prospectus.

In addition, Independent, Rockland Trust, MNB, and Milford National negotiated settlement agreements with Ms. Carvalho and Mr. Devine, confirming the amounts to be paid to them in connection with their respective change in control agreements. See “The Merger – Interests of MNB’s Executive Officers and

Directors in the Merger – Settlement Agreement with Kristin T. Carvalho” and “– Settlement Agreement with Daniel R. Devine,” beginning on page 53 of this proxy statement/prospectus.

On May 29, 2018, the boards of directors of MNB and Milford National met with representatives of Sandler and Nutter in attendance. The directors reviewed in detail the material terms of the draft merger agreement, including the provisions relating to the terms of the merger consideration, the respective closing conditions of MNB and Independent, MNB’s ability to consider unsolicited “Acquisition Proposals” under certain circumstances (see “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page 65 of this proxy statement/prospectus for a discussion of what constitutes an Acquisition Proposal under the merger agreement), the circumstances under which either MNB or Independent would have the right to terminate the merger agreement, and the termination fee payable by MNB to Independent under certain circumstances. The Nutter representative informed the directors that Independent had conditioned its willingness to enter into the merger agreement on obtaining voting agreements from both Mr. Meehan and Mrs. Meehan, who in the aggregate own more than the two-thirds of the shares of MNB common stock necessary to approve the merger. In addition, during an executive session with Ms. Carvalho not present, the Nutter representative briefed the directors on the terms of the settlement agreements with Ms. Carvalho and Mr. Devine, including the $100,000 transaction bonus payable to Ms. Carvalho upon completion of the merger.

Also at the May 29, 2018 meeting of the boards of directors of MNB and Milford National, representatives of Sandler reviewed the financial aspects of the proposed merger and rendered to the MNB board of directors Sandler’s opinion (which was initially rendered verbally and confirmed in a written opinion, dated May 29, 2018) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of MNB common stock. See “The Merger – Opinion of MNB’s Financial Advisor,” beginning on page 41 of this proxy statement/prospectus, and the Sandler opinion included as Annex B to this proxy statement/prospectus.

Following those presentations and discussions, and a discussion by the directors of the proposed merger, which considered the factors described under “MNB’s Reasons for the Merger” beginning on page 38 of this proxy statement/prospectus, the boards of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger of MNB with and into Independent, with Independent the surviving entity, were advisable to MNB and its shareholders and Milford National. The directors of MNB and Milford National then unanimously voted to approve the proposed merger and to authorize the merger agreement and the transactions contemplated by the merger agreement.

On May 29, 2018, the boards of directors of Independent and Rockland Trust met to consider the proposed transaction. Independent’s management reviewed the business terms and financial expectations for the proposed merger, and presented a detailed risk assessment of the proposed merger. In addition, Keefe, Bruyette & Woods, Inc., an investment bank engaged by Independent solely to provide a fairness opinion in connection with the transaction, reviewed the financial aspects of the proposed merger and delivered its opinion that, as of May 29, 2018 and subject to certain limitations, assumptions, and qualifications, the merger consideration was fair to Independent, from a financial point of view. Following those presentations and discussions, and a discussion by the Independent board of directors of the proposed merger, which considered the factors described under “Independent’s Reasons for the Merger,” the board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger of MNB with and into Independent, with Independent the surviving entity, were advisable and in the best interests of Independent and its shareholders. The board of directors of Independent and Rockland Trust then unanimously voted to approve the proposed merger and to authorize the merger agreement and the transactions it contemplated.

Thereafter, the parties executed and delivered the merger agreement and ancillary documents. A joint press release announcing the approval, adoption, and execution of the merger agreement was then issued on May 29, 2018 and Independent filed a Form 8-K with the SEC.

Recommendation of MNB’s Board of Directors

MNB’s board of directors has unanimously approved the merger agreement and unanimously recommends that MNB shareholders vote “FOR” the approval of the MNB merger agreement proposal.

MNB’s Reasons for the Merger

The boards of directors of MNB and Milford National unanimously determined that the merger agreement and the merger are advisable and in the best interests of MNB and its shareholders and Milford National. Accordingly, the boards of directors of MNB and Milford National adopted and approved the merger agreement, and the MNB board of directors is unanimously recommending that MNB’s shareholders vote “FOR” the MNB merger agreement proposal.

In determining to unanimously adopt and approve the merger agreement and the merger, the directors of MNB and Milford National evaluated the merger and the merger agreement in consultation with MNB’s financial advisor and legal counsel, drew on their knowledge of Milford National’s business, operations, properties, assets, financial condition, operating results, and prospects, and also considered the following factors in favor of the decision to enter into the merger agreement:

•	the prospects of continuing to operate as an independent banking institution, including the challenges associated with such continued independent operation, such as continued competition from other financial institutions that could adversely affect Milford National’s ability to meet growth targets; the continuing escalation of regulatory compliance and technology costs; and the possible impact of these challenges on the value of MNB common stock compared to the merger consideration offered by Independent;

•	the continued illiquidity of an investment in MNB common stock if MNB were to continue to operate as an independent company;

•	the weighted average merger consideration of $273.23 per share of MNB common stock, based upon the closing price of Independent stock on the Nasdaq Global Select Market on May 25, 2018 of $76.80, representing 200% of the tangible book value per share of MNB common stock as of March 31, 2018;

•	the stock component of the merger consideration would allow MNB shareholders to participate in the benefit of the anticipated synergies from the transaction following the closing of the merger, while the cash portion of the merger consideration would provide liquidity and certainty of value;

•	Independent’s recent dividend history;

•	the fact that MNB may choose to terminate the merger agreement if both the ten-day volume weighted average closing price (“VWAP”) of Independent’s common stock as of a measurement date prior to closing is less than $60.09, which would be more than 20% below the ten-day VWAP of Independent’s common stock for the trading period ended May 25, 2018 ($75.11), and Independent common stock underperforms the Nasdaq Bank Stock Index during the same time period by more than 20%;

•	the terms of the merger, including the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes;

•	the process conducted by MNB, with the assistance of its financial advisor and legal counsel and at the direction of MNB’s board of directors acting through its Chairman and majority shareholder, to evaluate Independent’s expressions of interest;

•	the opinion, dated May 29, 2018, of Sandler to the MNB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of MNB common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of MNB’s Financial Advisor” beginning on page 41 of this proxy statement/prospectus;

•	the fact that the merger agreement was the product of arms’ length negotiations between representatives of MNB and representatives of Independent, and the belief of the boards of directors of MNB and Milford National that the terms of the merger agreement are reasonable, including that the merger agreement allows MNB to consider unsolicited acquisition proposals under certain circumstances and to terminate the merger agreement in order to accept a superior proposal, and that the termination fee that would be payable to Independent upon termination of the merger agreement in order to accept a superior proposal would not deter another serious bidder from making a competing acquisition proposal (for a more detailed discussion of acquisition proposals and superior proposals, see “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page 65 of this proxy statement/prospectus);

•	the ability of Independent to pay the cash merger consideration without needing to condition the merger on obtaining additional sources of financing;

•	the likelihood of Independent obtaining regulatory approval of the merger and the other transactions contemplated by the merger agreement within a reasonable and customary timeframe; and

•	the belief of the boards of directors of MNB and Milford National that, while no assurance can be given, the probability of completing the merger appears to be high.

The boards of directors of MNB and Milford National considered the following factors as generally weighing against a decision to enter into the merger agreement:

•	the fact that, because 75% of the merger consideration is payable in shares of Independent common stock, MNB shareholders will be adversely affected by any decrease in the trading price of Independent common stock prior to completion of the merger, and may receive less value for their shares upon completion of the merger than the weighted average merger consideration of $273.23 per share of MNB common stock, based upon the closing price of Independent stock on May 25, 2018 of $76.80;

•	the risks and contingencies related to the announcement and pendency of the merger, including the diversion of management and employee attention, potential employee attrition and the resulting effect on Milford National’s customers and business relationships;

•	the risks related to Independent common stock, including the risk of fluctuations in the market price of Independent common stock, including fluctuations between the date of the merger agreement and the effective date of the merger and between that date and when MNB shareholders have completed the exchange of their shares of MNB common stock and are practically able to freely sell all of the shares of Independent common stock received as merger consideration; and

•	the risk that one or more other parties that might otherwise be interested in proposing a transaction with MNB could be discouraged from doing so by the voting agreement between Independent and each of Mr. and Mrs. Meehan, as well as by the terms of the merger agreement that generally prohibit MNB from soliciting, engaging in discussions or providing information regarding an alternative transaction, require MNB to negotiate with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of the merger agreement so that an acquisition proposal ceases to constitute a superior proposal, and require MNB to pay a termination fee to Independent under certain circumstances, although the MNB board of directors believes the amount of the termination fee of $1,600,000 (which is equal to approximately 2.96% of the aggregate merger consideration based upon the closing price of Independent stock on May 25, 2018 of $76.80) is reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement and would not deter another serious bidder from making a competing “Acquisition Proposal,” as defined in the merger agreement (for a more detailed discussion of acquisition proposals and superior proposals, see “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page 65 of this proxy statement/prospectus).

During its consideration of the merger agreement, the MNB board of directors was also aware that certain MNB officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of MNB shareholders. See “– Interests of MNB’s Executive Officers and Directors in the Merger,” beginning on page 53.

The discussion of the information and factors considered by the MNB board of directors is not exhaustive, but includes all material factors considered by the MNB board of directors. Based on the factors described above, the MNB board of directors determined that the merger with Independent would be advisable to MNB shareholders and approved the merger agreement and related transactions it contemplates. In view of the wide variety and complexity of factors considered by the MNB board of directors in connection with its evaluation of the merger, the MNB board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the MNB board of directors. Rather, the MNB board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different individual factors.

Independent’s Reasons for the Merger

Independent’s board of directors determined that the merger agreement and the merger are advisable to Independent and Rockland Trust. Accordingly, Independent’s board of directors adopted and approved the merger agreement.

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger is a natural expansion and strengthening of its Worcester County, Massachusetts franchise that should increase long-term shareholder value because Milford National is, like Rockland Trust, a bank that is deeply committed to its customers, employees, and the communities that it serves. The merger should provide Rockland Trust with access to new and potential customers in Worcester County, Massachusetts and provide Independent with deposit market share in Milford, Massachusetts, Mendon, Massachusetts, a town where Rockland Trust does not currently have a physical presence, and other towns in the surrounding area. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add Milford National’s loan and deposit base to that of Independent while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Milford National’s customers by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements. In addition, Independent’s financial advisor, Keefe, Bruyette & Woods, Inc., reviewed in detail with the board of directors the financial aspects of the proposed merger and delivered its opinion that as of May 29, 2018 and subject to the limitations, assumptions, and qualifications set forth therein, the merger consideration was fair to Independent, from a financial point of view.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were advisable to Independent and Rockland Trust and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management and Independent’s legal and financial advisers, and reached the unanimous decision that the merger was advisable to Independent and Rockland Trust. This discussion of the factors considered by Independent’s board of directors is not exhaustive, but includes all material factors considered by the board. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of MNB’s Financial Adviser

MNB retained Sandler to act as financial advisor to MNB’s board of directors in connection with MNB’s consideration of a possible business combination. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 29, 2018 meeting at which MNB’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler delivered to MNB’s board of directors its oral opinion, which was subsequently confirmed in writing on May 29, 2018, to the effect that, as of such date, the merger consideration provided for in the merger agreement was fair to the holders of MNB common stock from a financial point of view. The full text of Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of MNB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to MNB’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of MNB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler’s opinion was directed only as to the fairness, from a financial point of view, of the merger consideration to the holders of MNB common stock and does not address the underlying business decision of MNB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for MNB or the effect of any other transaction in which MNB might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of MNB or Independent, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of MNB common stock. Sandler’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated May 23, 2018;

•	certain publicly available financial statements and other historical financial information of MNB and Milford National Bank & Trust Company that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Independent and Rockland Trust Company that Sandler deemed relevant;

•	internal financial projections for MNB for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MNB;

•	publicly available consensus median analyst earnings per share estimates for Independent for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Independent;

•	the pro forma financial impact of the merger on Independent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections and a long-term asset growth rate for MNB for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Independent (collectively, the “Pro Forma Assumptions”);

•	the publicly reported historical price and trading activity for Independent common stock, including a comparison of certain stock trading information for Independent common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which were publicly traded;

•	a comparison of certain financial information for MNB and Independent with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of MNB the business, financial condition, results of operations and prospects of MNB and held similar discussions with certain members of the senior management of Independent and its representatives regarding the business, financial condition, results of operations and prospects of Independent.

In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by MNB or Independent or their respective representatives or that was otherwise reviewed by Sandler, and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler relied on the assurances of the respective senior managements of MNB and Independent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler was not asked to and did not undertake an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MNB or Independent or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of MNB or Independent. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of MNB or Independent, or of the combined entity after the merger, and Sandler did not review any individual credit files relating to MNB or Independent. Sandler assumed, with MNB’s consent, that the respective allowances for loan losses for both MNB and Independent were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used internal financial projections for MNB for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MNB. In addition, Sandler used publicly available consensus median analyst earnings per share estimates for Independent for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Independent. Sandler also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of Independent. With respect to the foregoing information, the respective senior managements of MNB and Independent confirmed to Sandler that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of MNB and Independent, respectively, and the other matters covered thereby, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of MNB or Independent since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analysis that MNB and Independent would remain as going concerns for all periods relevant to its analysis.

Sandler also assumed, with MNB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MNB, Independent or the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with MNB’s consent, Sandler relied upon the advice that MNB had received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

Sandler’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler’s opinion or the presentation made by Sandler to MNB’s board of directors, but is a summary of all material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler’s comparative analyses described below is identical to MNB or Independent and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of MNB and Independent and the companies to which they are being compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of MNB, Independent and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to MNB’s board of directors at its May 29, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler’s analyses do not necessarily reflect the value of MNB common stock or the prices at which MNB common stock or Independent common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by MNB’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of MNB’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between MNB and Independent.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at the effective time, each share of common stock of MNB issued and outstanding immediately prior to the effective time, except for certain shares of MNB common stock as set forth in the merger agreement, shall become and be converted into the right to receive, at the election of the holder thereof, either (i) $275.00 in cash, or (ii) 3.55 shares of Independent common stock; provided, however, that the merger agreement provides, generally, that seventy-five percent of the total number of shares of MNB common stock issued and outstanding prior to the effective time shall be converted into the stock consideration and twenty-five percent of such shares shall be converted into the cash consideration in accordance with the allocation procedures set forth in the merger agreement. Using the per share cash consideration and the implied value of the per share stock consideration of $272.64 based on the closing price of Independent common stock on May 25, 2018 of $76.80, Sandler calculated an aggregate implied transaction value of approximately $54.3 million, or an implied transaction price per share of $273.23. Based upon financial information for MNB as of or for the last twelve months (“LTM”) ended March 31, 2018, financial information as of or for the last three months (“Q1 2018”) ended March 31, 2018 and forward estimated earnings, as provided by senior management of MNB, Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / MNB Book Value Per Share:	199.5%
Transaction Price Per Share / MNB Tangible Book Value Per Share:	199.5%
Transaction Price Per Share / MNB LTM Earnings Per Share:	31.2x
Transaction Price Per Share / MNB Q1 2018 Earnings Annualized:	18.1x
Transaction Price Per Share / MNB 2018 Estimated Earnings:	19.0x
Tangible Book Premium / Core Deposits(1):	11.1%

1)	Core Deposits defined as total deposits less time deposits greater than $100,000, CDARs and QwikRate CDs

Stock Trading History. Sandler reviewed the historical stock price performance of Independent common stock for the three-year period ended May 25, 2018. Sandler then compared the relationship between the stock price performance of Independent to stock price movements in the Independent Peer Group (as described below) as well as certain stock indices.

Independent Three-Year Stock Price Performance

	Beginning May 22, 2015	Ending May 25, 2018
Independent	100%	170.1%
Independent Peer Group	100%	158.3%
NASDAQ Bank Index	100%	156.1%
S&P 500 Index	100%	128.0%

Comparable Company Analyses. Sandler used publicly available information to compare selected financial information for MNB with a group of financial institutions selected by Sandler (the “MNB Peer Group”). The MNB Peer Group consisted of publicly-traded banks and thrifts headquartered in the New England region with total assets between $100 million and $700 million, excluding announced merger targets. The MNB Peer Group consisted of the following companies:

Community Bancorp.	Randolph Bancorp, Inc.
PB Bancorp, Inc.	SBT Bancorp, Inc.
Ledyard Financial Group, Inc.	Middlebury National Corporation
Melrose Bancorp, Inc.	First Suffield Financial, Inc.
Pilgrim Bancshares, Inc.	Peoples Trust Company of St. Albans
Damariscotta Bankshares, Inc.

The analysis compared publicly available financial information for MNB as of or for the period ended March 31, 2018 with the corresponding publicly available data for the MNB Peer Group as of or for the period ended March 31, 2018 (or, if data as of or for the period ended March 31, 2018 was not publicly available, as of or for the period ended December 31, 2017), with pricing data as of May 25, 2018. The table below sets forth the data for MNB and the high, low, median and mean data for the MNB Peer Group.

MNB Peer Group Analysis

MNB	MNB Peer Group Median	MNB Peer Group Mean	MNB Peer Group Low	MNB Peer Group High
Total assets (in millions)	$365	$359	$398	$193	$666
Loans/Deposits	102.4%	90.4%	90.3%	70.3%	114.0%
Non-performing assets(1)/Total assets	0.90%	1.02%	0.94%	0.10%	1.96%
Tangible common equity/Tangible assets	7.46%	10.81%	10.73%	6.27%	14.72%
Leverage Ratio	8.73%	9.66%	10.55%	7.76%	15.52%
Total RBC Ratio	12.56%	16.85%	16.86%	12.31%	19.91%
CRE/Total RBC	297.4	%(2)	119.5%	126.5%	54.9%	226.4%
Last Twelve Months Return on average assets	0.52%	0.57%	0.53%	(0.47)%	1.04%
Last Twelve Months Return on average equity	6.19	%(2)	4.63%	5.43%	(2.87)%	11.91%
Last Twelve Months Net interest margin	3.79	%(2)	3.26%	3.24%	2.43%	4.03%
Last Twelve Months Efficiency ratio	73.37	%(2)	74.14%	76.21%	63.75%	104.90%
Price/Tangible book value	—	121%	126%	89%	201%
Price/Last Twelve Months Earnings per share	—	21.8	x	21.4	x	13.3	x	32.0	x
Price/Q1 2018 Earnings per share Annualized	—	14.5	x	16.7	x	11.4	x	24.7	x
Current Dividend Yield	—	2.3%	2.2%	0.0%	3.9%
LTM Dividend Ratio	—	45.9%	42.0%	0.0%	83.6%
Market value (in millions)	—	$46	$53	$16	$90

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

2)	Bank-level regulatory data as of March 31, 2018

Sandler used publicly available information to perform a similar analysis for Independent and a group of financial institutions selected by Sandler (the “Independent Peer Group”). The Independent Peer Group consisted of publicly-traded banks and thrifts headquartered in CT, ME, MA, NH, NJ, NY, PA, RI, and VT with total assets between $5.0 billion and $12.5 billion with Q1 2018 return on average assets greater than 1.0%, excluding announced merger targets. The Independent Peer Group consisted of the following companies:

Community Bank System, Inc.	Provident Financial Services, Inc.
Northwest Bancshares, Inc.	NBT Bancorp Inc.
Boston Private Financial Holdings, Inc.	First Commonwealth Financial Corp.
Brookline Bancorp, Inc.	S&T Bancorp, Inc.
Tompkins Financial Corporation	Lakeland Bancorp, Inc.

The analysis compared publicly available financial information for Independent as of or for the period ended March 31, 2018 with the corresponding publicly available data for the Independent Peer Group as of or for the period ended March 31, 2018 (or, if data as of or for the period ended March 31, 2018 was not publicly available, as of or for the period ended December 31, 2017), with pricing data as of May 25, 2018. The table below sets forth the data for Independent and the high, low, median and mean data for the Independent Peer Group:

Independent Peer Group Analysis

	INDB		INDB Peer Group Median		INDB Peer Group Mean		INDB Peer Group Low		INDB Peer Group High
Total assets (in millions)	$8,090		$7,820		$8,147		$5,478		$10,967
Loans/Deposits	94.2%		97.1%		97.7%		71.0%		117.8%
Non-performing assets(1)/Total assets	0.90%		0.55%		0.58%		0.26%		0.93%
Tangible common equity/Tangible assets	9.12%		8.68%		8.60%		7.29%		9.85%
Leverage Ratio	10.32%		9.69%		9.85%		8.53%		11.88%
Total RBC Ratio	14.08%		13.24%		13.94%		12.47%		17.82%
CRE/Total RBC Ratio	294.3%		243.8%		257.4%		82.9%		420.7%
Q1 2018 Return on average assets Annualized	1.39%		1.14%		1.22%		1.06%		1.50%
Q1 2018 Return on average equity Annualized	11.73%		10.44%		10.58%		8.29%		14.24%
Q1 2018 Net interest margin	3.75%		3.54%		3.47%		2.95%		3.81%
Q1 2018 Efficiency ratio	60.51%		57.28%		58.72%		50.21%		71.45%
Price/Tangible book value	295%		239%		245%		200%		357%
Price/Last Twelve Months Earnings per share	22.5	x	19.3	x	21.5	x	17.4	x	32.5	x
Price/Q1 2018 Earnings per share Annualized	19.2	x	16.2	x	16.7	x	15.1	x	19.3	x
Price/Median Analyst 2018E Earnings per share	17.7	x	15.5	x	16.2	x	14.8	x	19.3	x
Price/Median Analyst 2019E Earnings per share	16.4	x	14.6	x	15.3	x	13.8	x	18.8	x
Current Dividend Yield	2.0%		2.3%		2.6%		2.2%		3.9%
LTM Dividend Payout Ratio	38.0%		40.5%		45.4%		29.3%		81.4%
Market value (in millions)	$2,114		$1,579		$1,662		$957		$3,074

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Analysis of Selected Nationwide Merger Transactions. Sandler reviewed a group of nationwide merger and acquisition transactions involving U.S. banks and thrifts (the “Nationwide Transactions”). The Nationwide Transactions group consisted of transactions with disclosed deal values announced between January 1, 2017 and May 25, 2018 for targets with total assets between $200 million and $700 million, nonperforming assets/total assets less than 1.00%, and last twelve months return on average assets less than 1.00%. The Nationwide Transactions group was composed of the following transactions:

Acquiror	Target
Capitol Federal Financial, Inc.	Capital City Bancshares, Inc.
National Commerce Corporation	Premier Community Bank of Florida
Civista Bancshares, Inc.	United Community Bancorp
Heritage Financial Corporation	Premier Commercial Bancorp
Bank of Southern California, N.A.	Americas United Bank
Mechanics Bank	Learner Financial Corporation
Guaranty Bancshares, Inc.	Westbound Bank
Mid Penn Bancorp, Inc.	First Priority Financial Corp.
LCNB Corp.	Columbus First Bancorp, Inc.
First Foundation Inc.	PBB Bancorp
Equity Bancshares, Inc.	Kansas Bank Corporation
Amalgamated Bank	New Resource Bancorp
SmartFinancial, Inc.	Tennessee Bancshares, Inc.
First Mid-Illinois Bancshares, Inc.	First BancTrust Corporation
FCB Financial Holdings, Inc.	Floridian Community Holdings, Inc.
Investor group	Bancorp of Lexington Inc.
Brookline Bancorp, Inc.	First Commons Bank, National Association
Veritex Holdings, Inc.	Liberty Bancshares, Inc.
Bank of Marin Bancorp	Bank of Napa, N.A.
Select Bancorp, Inc.	Premara Financial, Inc.
Bank of McKenney	CCB Bankshares, Inc.
FSB LLC	First Southern Bancshares, Inc.
SmartFinancial, Inc.	Capstone Bancshares, Inc.
Seacoast Banking Corporation of Florida	NorthStar Banking Corporation
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
Investar Holding Corporation	Citizens Bancshares, Inc.
Old Line Bancshares, Inc.	DCB Bancshares, Inc.
HCBF Holding Company, Inc.	Jefferson Bankshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Sandler compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Transactions group.

	MNB/ INDB	Nationwide Transactions Group Median	Nationwide Transactions Group Mean	Nationwide Transactions Group High	Nationwide Transactions Group Low
Transaction price/ LTM Earnings per share	31.2x/18.1x [1]	24.5x	26.1x	51.9x	12.9x
Transaction price/Tangible book value per share:	199%	162%	165%	223%	99%
Core deposit premium:	11.1%	9.6%	10.2%	21.6%	(0.1)%

[1]	Note: represents transaction price / 2018Q1 earnings annualized.

Analysis of Selected Regional Merger Transactions. Sandler also reviewed a regional group of merger and acquisition transactions involving U.S. banks and thrifts headquartered in the New England region (the “Regional Transactions”). The Regional Transactions group consisted of transactions with disclosed deal values announced between January 1, 2016 and May 25, 2018 for targets headquartered in the New England region with total assets less than $1 billion. The Regional Transactions group was composed of the following transactions:

Acquiror	Target
HarborOne Bancorp, Inc. (MHC)	Coastway Bancorp, Inc.
Bangor Bancorp, MHC	First Colebrook Bancorp, Inc.
Brookline Bancorp, Inc.	First Commons Bank, National Association
Patriot National Bancorp, Inc.	Prime Bank
Atlantic Community Bancshares, Inc.	BBN Financial Corporation
Meridian Bancorp, Inc.	Meetinghouse Bancorp, Inc.
Independent Bank Corp.	Island Bancorp, Inc.
Salem Five Bancorp	Georgetown Bancorp, Inc.
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Independent Bank Corp.	New England Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium to core deposits. Sandler compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Transactions group.

	MNB/ INDB	Nationwide Transactions Median	Nationwide Transactions Mean	Nationwide Transactions High	Nationwide Transactions Low
Transaction price/LTM earnings per share:	31.2/18.1x [1]	35.8x	36.8x	60.5x	19.6x
Transaction price/Tangible book value per share:	199%	150%	145%	185%	109%
Core deposit premium:	11.1%	7.8%	7.9%	14.2%	1.1%

[1]	Note: represents transaction price / 2018Q1 earnings annualized.

Net Present Value Analyses. Sandler performed an analysis that estimated the net present value per share of MNB common stock assuming MNB performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MNB. To approximate the terminal value of a share of MNB common stock at December 31, 2022, Sandler applied price to 2022 earnings per share multiples ranging from 13.0x to 23.0x and price to December 31, 2022 tangible book value per share multiples ranging from 100% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MNB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MNB common stock of $113.17 to $237.24 when applying multiples of earnings per share and $111.83 to $212.01 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
10.0%	$134.09	$154.72	$175.35	$195.98	$216.61	$237.24
11.0%	$128.45	$148.21	$167.97	$187.73	$207.49	$227.26
12.0%	$123.09	$142.03	$160.97	$179.90	$198.84	$217.78
13.0%	$118.00	$136.16	$154.31	$172.47	$190.62	$208.77
14.0%	$113.17	$130.58	$147.99	$165.40	$182.81	$200.22

Tangible Book Value Per Share Multiples

Discount Rate	100%	112%	124%	136%	148%	160%
10.0%	$132.50	$148.40	$164.31	$180.21	$196.11	$212.01
11.0%	$126.93	$142.16	$157.39	$172.62	$187.86	$203.09
12.0%	$121.64	$136.23	$150.83	$165.42	$180.02	$194.62
13.0%	$116.61	$130.60	$144.59	$158.58	$172.58	$186.57
14.0%	$111.83	$125.25	$138.67	$152.09	$165.50	$178.92

Sandler also considered and discussed with the MNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming MNB’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for MNB common stock, applying the price to 2022 earnings per share multiples range of 13.0x to 23.0x referred to above and a discount rate of 13.55%.

Earnings Per Share Multiples

Annual Budget Variance	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
(15.0%)	$98.02	$113.09	$128.17	$143.25	$158.33	$173.41
(10.0%)	$103.78	$119.75	$135.71	$151.68	$167.65	$183.61
(5.0%)	$109.55	$126.40	$143.25	$160.11	$176.96	$193.81
0.0%	$115.31	$133.05	$150.79	$168.53	$186.27	$204.01
5.0%	$121.08	$139.71	$158.33	$176.96	$195.59	$214.21
10.0%	$126.84	$146.36	$165.87	$185.39	$204.90	$224.42
15.0%	$132.61	$153.01	$173.41	$193.81	$214.21	$234.62

Sandler also performed an analysis that estimated the net present value per share of Independent common stock assuming that Independent performed in accordance with publicly available consensus median analyst earnings per share estimates for Independent for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Independent. To approximate the terminal value of a share of Independent common stock at December 31, 2022, Sandler applied price to 2022 earnings per share multiples ranging from 14.0x to 19.0x and price to December 31, 2022 tangible book value per share multiples ranging from 225% to 325%. The terminal values were then discounted to present values using different discount rates ranging from 8.5% to 12.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Independent common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Independent common stock of $52.34 to $81.14 when applying multiples of earnings per share and $59.56 to $98.28 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	14.0x	15.3x	16.5x	17.8x	19.0x
8.5%	$61.65	$66.52	$71.40	$76.27	$81.14
9.5%	$59.14	$63.81	$68.47	$73.14	$77.80
10.5%	$56.76	$61.23	$65.69	$70.16	$74.63
11.5%	$54.50	$58.78	$63.06	$67.34	$71.62
12.5%	$52.34	$56.45	$60.55	$64.65	$68.75

Tangible Book Value Per Share Multiples

Discount Rate	225%	250%	275%	300%	325%
8.5%	$70.22	$77.24	$84.25	$91.27	$98.28
9.5%	$67.35	$74.06	$80.78	$87.49	$94.21
10.5%	$64.62	$71.05	$77.48	$83.91	$90.34
11.5%	$62.03	$68.19	$74.35	$80.51	$86.67
12.5%	$59.56	$65.47	$71.37	$77.28	$83.18

Sandler also considered and discussed with the MNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Independent’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Independent common stock, applying the price to 2022 earnings per share multiples range of 14.0x to 19.0x referred to above and a discount rate of 10.03%.

Earnings Per Share Multiples

Annual Budget Variance	14.0x	15.3x	16.5x	17.8x	19.0x
(15.0%)	$50.21	$54.09	$57.96	$61.84	$65.71
(10.0%)	$52.77	$56.87	$60.97	$65.08	$69.18
(5.0%)	$55.32	$59.65	$63.98	$68.31	$72.64
0.0%	$57.87	$62.43	$66.99	$71.55	$76.11
5.0%	$60.43	$65.21	$70.00	$74.79	$79.57
10.0%	$62.98	$67.99	$73.01	$78.02	$83.04
15.0%	$65.53	$70.78	$76.02	$81.26	$86.50

Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2018. In performing its analysis, Sandler utilized the Pro Forma Assumptions, as provided by the senior management of Independent. The analysis indicated that the merger could be accretive to Independent’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2019, December 31, 2020, and December 31, 2021, dilutive to Independent’s estimated tangible book value per share at close and accretive to Independent’s estimated tangible book value per share at December 31, 2021 and thereafter.

In connection with this analysis, Sandler considered and discussed with the MNB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler acted as MNB’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.0% of the aggregate purchase price, which fee is estimated to be approximately $543,304 based on the market value of Independent’s common stock at the time the merger was announced. Sandler’s fee is contingent upon the closing of the merger. Sandler also received a $200,000 fee upon rendering its fairness opinion to the MNB Board of Directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler on the day of closing of the merger. MNB has also agreed to indemnify Sandler against certain claims and liabilities arising out of its engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler did not provide any other investment banking services to MNB in the two years preceding the date of its opinion. As the MNB Board of Directors is aware, in the two years preceding the date of its opinion, Sandler did provide certain investment banking services to Independent and received fees for such services. Most recently, Sandler rendered a fairness opinion to the board of directors of Independent in connection with Independent’s acquisition of Island Bancorp, Inc., which transaction closed in May 2017. In addition, in the ordinary course of its business as a broker-dealer, Sandler may purchase securities from and sell securities to Independent and its affiliates. Sandler may also actively trade the equity and debt securities of Independent and its affiliates for its own account and for the accounts of its customers.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of the required regulatory approvals shall impose, as reasonably determined by Independent, a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by MNB or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of MNB or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of MNB or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and MNB have determined to be required to consummate the merger include:

•	the approval of or waiver of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956; and

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund.

The consents and approvals of governmental authorities that Independent and MNB have determined are required to consummate the merger of Milford National with Rockland Trust (the “bank merger”) are as follows:

•	the FDIC’s approval of the merger of Milford National with and into Rockland Trust, with Rockland Trust surviving the merger; and

•	the approval of the Massachusetts Division of Banks to merge Milford National with and into Rockland Trust, with Rockland Trust surviving the merger.

The parties have filed or will file certain applications and notice materials necessary to obtain these regulatory approvals or confirmations in accordance with applicable law. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the bank merger cannot be completed until after both approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and MNB cannot assure you that all required regulatory approvals, waivers or consents will be obtained, when they will be obtained or whether there will be burdensome conditions in the approvals or any litigation challenging the approvals. Independent and MNB also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and MNB are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the additional approvals or actions will be obtained.

Interests of MNB’s Executive Officers and Directors in the Merger

MNB’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other MNB shareholders generally. The MNB board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Settlement Agreement with Kristin T. Carvalho

In connection with the merger agreement, Independent, Rockland Trust, MNB and Milford National have entered into a settlement agreement (that includes customary mutual waiver and release provisions) with Kristin T. Carvalho, President and Chief Executive Officer of MNB and Milford National, for the purpose of setting forth, and avoiding any future disagreement with respect to, the payments and benefits that she is entitled to receive under her pre-existing change in control agreement with MNB.

Pursuant to Ms. Carvalho’s settlement agreement, her pre-existing change in control agreement with MNB, and her services to MNB and Milford National, will terminate immediately prior to the effective time of the merger and Ms. Carvalho will look solely to the terms of the settlement agreement to determine her rights to receive severance and other payments and benefits in connection with the termination of her employment. Under Ms. Carvalho’s settlement agreement, a lump sum cash payment in the amount of $727,940, which consists of a payment of $627,940 payable under her change in control agreement and a payment of $100,000 as a transaction bonus for the merger, will be made following the effective time of the merger to Ms. Carvalho in full satisfaction of the obligations of MNB under her pre-existing change in control agreement with MNB. As a condition to receiving the lump sum cash payment, Ms. Carvalho will execute and deliver a mutual release agreement to Independent, Rockland Trust, MNB and Milford National at the closing of the merger. The lump sum cash payment will be made to Ms. Carvalho following the seven day revocation period set forth in the mutual release agreement. In addition to the lump sum cash payment described above, Ms. Carvalho will be reimbursed for up to $7,500 in legal fees incurred in connection with the negotiation of the settlement agreement and mutual release agreement.

Ms. Carvalho will also be entitled to receive the following benefits under her settlement agreement: (i) payment of the merger consideration pursuant to the merger agreement with respect to her MNB common stock; (ii) payment of any vested benefits that Ms. Carvalho has accrued under any tax-qualified retirement plan maintained or contributed to by MNB and/or Milford National, in accordance with the terms and conditions of those plans; and (iii) the right to purchase at her sole expense continuation coverage under any group health plan maintained by Milford National that is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) in which she participates immediately prior to the effective time of the merger. The settlement agreement also provides that Ms. Carvalho will abide by the restrictive covenants set forth in her pre-existing change in control agreement with MNB related to non-competition and non-solicitation of employees and customers for a period of twelve months following her termination of employment and to the non-disclosure of confidential information at any time following the termination of her employment or until such time that the confidential information comes into the public domain (other than as a result of Ms. Carvalho’s violation of the non-disclosure of confidential information restrictive covenant) or is lawfully acquired by Ms. Carvalho.

Settlement Agreement with Daniel R. Devine

In connection with the merger agreement, Independent, Rockland Trust, MNB and Milford National have entered into a settlement agreement (that includes customary mutual waiver and release provisions) with Daniel R. Devine, Senior Vice President and Chief Financial Officer of MNB and Milford National, for the purpose of setting forth, and avoiding any future disagreement with respect to, the payments and benefits that he is entitled to receive under his pre-existing change in control agreement with MNB and Milford National.

Pursuant to Mr. Devine’s settlement agreement, his pre-existing change in control agreement with MNB and Milford National will terminate immediately prior to the effective time of the merger and Mr. Devine will look solely to the terms of the settlement agreement to determine his rights to receive severance and other payments and benefits in connection with the termination of his pre-existing change in control agreement with MNB and Milford National. Under Mr. Devine’s settlement agreement, a lump sum cash payment in the amount of $214,402 will be made to Mr. Devine in full satisfaction of the obligations of MNB and Milford National under his pre-existing change in control agreement with MNB and Milford National following the earliest to occur of the following events after the effective time of the merger: (i) the ninetieth (90th) day after the effective time of the merger, (ii) Mr. Devine’s separation from service (as defined in his pre-existing change in control agreement with MNB and Milford National) due to Milford National’s termination of Mr. Devine’s employment without cause or his resignation for good reason, (iii) Mr. Devine’s death, or (iv) Mr. Devine’s disability (as defined in his pre-existing change in control agreement with MNB and Milford National). As a condition to receiving the lump sum cash payment, Mr. Devine will execute and deliver a mutual release agreement to Independent, Rockland Trust, MNB and Milford National on the date of the earliest to occur of the above events after the effective time of the merger. The lump sum cash payment will be made to Mr. Devine following the seven day revocation period set forth in the mutual release agreement.

Mr. Devine will also be entitled to receive the following benefits under his settlement agreement: (i) payment of the merger consideration pursuant to the merger agreement with respect to his MNB common stock; (ii) payment of any vested benefits that Mr. Devine has accrued under any tax-qualified retirement plan maintained or contributed to by MNB and/or Milford National, in accordance with the terms and conditions of those plans; and (iii) the right to purchase at his sole expense continuation coverage under any group health plan maintained by Milford National that is subject to COBRA in which he participates immediately prior to the effective time of the merger. The settlement agreement also provides that Mr. Devine will abide by the restrictive covenants related to non-solicitation of employees and customers for a period of twelve months and non-disclosure of confidential information at any time that are set forth in his pre-existing change in control agreement with MNB.

Non-Competition, Non-Solicitation and Market Consulting Agreement with Kevin P. Meehan, Ronald J. Masiello and Paul Zekos.

In connection with the merger agreement, Rockland Trust has entered into a non-competition, non-solicitation, and market consulting agreement with Kevin P. Meehan, Chairman of the Board of MNB and Milford National, Ronald J. Masiello, a director of MNB and Milford National, and Paul Zekos, a former director of MNB and Milford National. Pursuant to the non-competition, non-solicitation, and market consulting agreement, each of Messrs. Meehan, Masiello and Zekos will use reasonable efforts, as mutually determined by Rockland Trust and each of them, to help Rockland Trust retain Milford National customers and key employees and work with Rockland Trust personnel to promote the business of Rockland Trust. These efforts may include becoming generally familiar with Rockland Trust’s capabilities and services, making introductions and referrals of prospective customers to appropriate Rockland Trust employees, and assisting with customer relationship management on an on-call and as-appropriate basis as reasonably requested by Rockland Trust. Messrs. Meehan, Masiello and Zekos will each be paid $12,500 per month as consideration (i) for the consulting services rendered under the non-competition, non-solicitation, and market consulting agreement and (ii) for their compliance with customary covenants regarding confidentiality (for an indefinite period) and non-competition and non-solicitation of customers and employees of Rockland Trust and Milford Trust (each for a one year period commencing on the effective date of the merger).

The term of the non-competition, non-solicitation, and market consulting agreement is for a period of one year from the effective date of the merger, except that (i) Rockland Trust may terminate the agreement for any reason or no reason at any time after the four month anniversary of the effective date of the merger, (ii) any of Messrs. Meehan, Masiello or Zekos may terminate the agreement for any reason or no reason at any time after the four month anniversary of the effective date of the merger, or (iii) Rockland Trust may terminate any of

Messrs. Meehan, Masiello or Zekos for cause (as described in the agreement). If Rockland Trust terminates the agreement after the four month anniversary of the effective date of the merger, Rockland Trust will have no further obligations under the agreement unless it wants Messrs. Meehan, Masiello and Zekos to continue to comply with the non-competition and non-solicitation covenants, in which case Rockland Trust will continue to compensate each of Messrs. Meehan, Masiello and Zekos at the rate of $12,500 per month up to the twelve month anniversary of the effective date of the merger. If any of Messrs. Meehan, Masiello or Zekos terminates the agreement after the four month anniversary of the effective date of the merger or Rockland Trust terminates any of Messrs. Meehan, Masiello or Zekos for cause, Rockland Trust will have no further obligations under the agreement and Messrs. Meehan, Masiello or Zekos, as the case may be, will continue to comply with the non-competition and non-solicitation covenants until the one year anniversary of the effective date of the merger. The confidentiality covenant will survive the termination of the non-competition, non-solicitation, and market consulting agreement, whether in accordance with the expiration of its one year term or any earlier termination of the agreement.

Indemnification and Insurance

The merger agreement provides that following the merger, Independent will indemnify and hold harmless the present and former officers, directors and employees of MNB and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent the indemnified party would have been indemnified, as a director, officer or employee of MNB or any of its subsidiaries under MNB’s Articles of Organization and Bylaws and as permitted by applicable law. Independent will also continue to cover those persons under a directors’ and officers’ liability insurance policy for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend an aggregate annual amount of more than 200% of the annual premium currently paid by MNB for its directors’ and officers’ liability insurance policy.

Retention Bonuses

Certain employees who are not executive officers of Milford National will be entitled, subject to, at the option of Independent, the employee’s execution of a release provided by Independent, to a retention bonus if they maintain their employment with Milford National until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment with Rockland Trust.

Ownership Interests of Directors and Executive Officers

The following table states the names and positions of MNB’s directors of Milford National, their ages as of July 20, 2018, and the amount and percentage of MNB common stock beneficially owned by each person individually and in total by all directors as a group. The table also states the amount and percentage of MNB common stock beneficially owned by Patricia M. Meehan, who is the spouse of Kevin P. Meehan, Chairman of the Board of MNB, and who has signed the shareholders agreement described below and a voting agreement agreeing to vote her shares in favor of the merger. Other than shares beneficially owned by Kristin T. Carvalho, who is President and Chief Executive Officer of MNB and Milford National as well as a director of MNB, no other executive officer of MNB or Milford National owns any shares of MNB common stock.

Name	Position(s) Held With MNB(1)	Age	Shares Beneficially Owned as of July 20, 2018(2)	Percent of Common Stock(3)
Kevin P. Meehan	Chairman of the Board	58	123,411.5	62.1%
Thomas C. Sawyer, Sr.	Director	73	850	*	%
Michael A. Diorio	Director	72	145	*	%
Kristin T. Carvalho	Director, President and Chief Executive Officer	53	10	*	%
Ernest H. Horn	Director	57	10	*	%
Ronald J. Masiello	Director	63	10	*	%
David Patterson	Director	51	10	*	%

All Directors as a Group (7 persons)			124,446.5	62.6%
Patricia M. Meehan(4)	None	N/A	10,849	5.5%

*	Less than 1 percent.
(1)	The business address of each director is c/o MNB Bancorp, 300 East Main Street, Milford, Massachusetts 01757.
(2)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of MNB common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from July 20, 2018. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for the named individuals include all shares held directly or jointly with family members, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(3)	Based on 198,845 shares of MNB common stock outstanding.
(4)	Mrs. Meehan maintains a mailing address at 60 Causeway Street, Millis, Massachusetts 02054-10373.

Shareholders Agreement

In connection with the merger agreement, Independent has entered into a shareholders agreement with Kevin P. Meehan and Patricia M. Meehan. Pursuant to the shareholders agreement, Mr. and Mrs. Meehan have agreed, severally and not jointly:

•

that for as long as they own, in the aggregate, more than one percent (1%) of Independent’s outstanding common stock, they will (i) cause their shares to be counted as present for purposes of calculating a quorum at any meeting of shareholders of Independent; (ii) vote their shares of Independent common stock in favor of any and all proposals that Independent’s board of directors recommends a vote in favor to Independent’s shareholders; (iii) vote their shares of Independent common stock in favor of the election of all director candidates nominated and recommended by Independent’s board of directors; (iv) vote their shares of Independent common stock against any and all proposals that Independent’s board of directors recommends a vote against to Independent’s shareholders; and

(v) vote their shares of Independent common stock against the election of all director candidates that are not nominated and recommended by Independent’s board of directors;

•	not to own, in the aggregate, more than two percent (2%) of Independent’s outstanding common stock without the prior written consent of Independent; and

•	subject to certain exceptions, they will not, in the aggregate, sell, transfer or otherwise dispose of more than 15,000 shares of Independent common stock in a single trading day or more than 45,000 shares of Independent common stock in any five (5) consecutive trading days.

The term of the shareholders agreement commenced on May 29, 2018 and will terminate automatically when Mr. and Mrs. Meehan own, in the aggregate, one percent (1%) or less of Independent’s outstanding common stock for a period of 90 consecutive days.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of MNB’s board of directors and Independent’s board of directors has unanimously adopted and approved the merger agreement, which provides for the merger of MNB with and into Independent. Each share of Independent common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of MNB common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenters’ shares, shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive, at the election of the holder, either: (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock. See “– Consideration To Be Received in the Merger” below.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts of the articles of merger related to the merger. However, the parties may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law.

We currently expect that the merger will be completed in the fourth quarter of 2018, subject to MNB shareholders’ approval of the merger agreement and the transactions it contemplates, the receipt of all necessary regulatory approvals and/or waivers, and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, MNB and Independent will obtain the required approvals or complete the merger.

Consideration to Be Received in the Merger

In the merger, each outstanding share of MNB common stock (other than dissenters’ shares, shares held as treasury stock or shares owned directly by Independent in trust accounts, managed accounts and the like) will be converted into the right to receive at the election of the holder of the share of MNB common stock either: (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume-weighted average trading price per share of MNB common stock for the five consecutive trading days ending on the fifth trading day immediately precedent the closing date, rounded to the nearest whole cent) for any fractional share an MNB shareholder would otherwise receive after aggregating all of his or her shares.

MNB’s shareholders will be able to elect to receive cash, Independent common stock or a combination of cash and Independent common stock for their shares of MNB common stock. Regardless of an MNB shareholder’s choice, election will be limited by the requirement that 75% of MNB common stock be converted into Independent common stock and 25% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that an MNB shareholder will receive will depend on the elections of other MNB shareholders. The allocation of the consideration payable to MNB shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by MNB’s shareholders. If an MNB shareholder does not make an election, the type of consideration that shareholder will receive will depend on the consideration elected by other MNB shareholders.

Exchange of MNB Stock Certificates for Merger Consideration

At least one business day prior to the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock, or evidence of the shares in book entry form, to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate cash consideration payable in the merger, as well as cash payable in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

If the merger is approved, MNB’s shareholders will receive separate instructions for the exchange of certificates representing MNB common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each MNB shareholder of record at the effective time of the merger who did not previously surrender his or her MNB stock certificates, a letter of transmittal and instructions for use in surrendering the shareholder’s MNB stock certificates. When MNB shareholders deliver their MNB stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their MNB stock certificates will be cancelled and in exchange they will receive:

•	an Independent stock certificate representing the number of whole shares of Independent common stock, if any, that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash, if any, they are entitled to receive under the merger agreement as payment of merger consideration; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash constituting merger consideration, including cash payable in lieu of fractional shares of Independent common stock.

MNB shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their MNB stock certificates in exchange for an Independent stock certificate representing the shares of Independent common stock they are entitled to receive (or evidence of the shares in book entry form). After the surrender of their MNB stock certificates, MNB shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock (or evidence of the shares in book entry form) or a check for cash in payment of merger consideration or in lieu of a fractional share in a name other than the name in which a surrendered MNB stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and MNB relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a material adverse effect on the party making the representation. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to MNB’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting MNB or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance, business or financial condition of MNB or Independent, including the expenses incurred by MNB or Independent in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement, (6) the effects of any action or omission taken by MNB with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement, (7) the impact of the merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), (8) any fact, change, event, development, effect or circumstance resulting from the public disclosure of the merger agreement or the transactions contemplated by the merger agreement, (9) transaction expenses incurred by MNB of a type and in an amount customary for transactions of this nature, (10) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (11) national disaster or other force majeure event.

The representations and warranties of each of Independent and MNB:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement, which modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and MNB has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	organization and ownership of subsidiaries;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports;

•	the absence of agreements with regulatory agencies or investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	financial statements and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	information security; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, MNB has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	matters relating to certain material contracts;

•	investment securities;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	allowance for loan losses;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Conduct of Business Pending the Merger

MNB has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, MNB has agreed that during this period it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. MNB further has agreed that, with certain exceptions, MNB will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•

issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of MNB stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of MNB stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•	make, declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than dividends paid by any of the wholly owned subsidiaries of MNB to MNB or to any of its wholly owned subsidiaries;

•	enter into or amend or renew any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, officer, employee of MNB or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•	hire any person except for at will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement, unless Independent first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•	with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any current or former director, officer or employee;

•	except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•	with certain exceptions, sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to MNB or any of its subsidiaries;

•	other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice, acquire all or any portion of the assets, business, deposits or properties of any other entity;

•	make any capital expenditures other than in the ordinary course of business consistent with past practice and expenditures reasonably necessary to maintain existing assets in good repair, each in amounts not exceeding $25,000 in the aggregate unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	amend its articles of organization or bylaws or any equivalent documents of any MNB subsidiary;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, generally accepted accounting principles in the United States of America or at the written direction of a governmental authority;

•	with certain exceptions, enter into, materially amend, modify, terminate or waive any material provision of any material contract, lease, or insurance policy;

•	with certain exceptions, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which MNB or any of its subsidiaries or directors or Executive Officers is a party or becomes a party after the date of the merger agreement, which settlement or agreement involves payment of an amount exceeding $50,000 individually or $100,000 in the aggregate (provided that, in connection with the settlement or agreement, the individual and aggregate amounts are exclusive of any amount of proceeds indirectly paid under any insurance policy, but are inclusive of any amount of proceeds paid by MNB or any of its subsidiaries as a deductible or retention), unless Independent acting through its General Counsel or his designee(s) first consents in writing;

•	enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law imposed by any governmental authority;

•	enter into any derivatives transactions, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	with certain exceptions, incur, modify, extend or renegotiate any indebtedness for borrowed money (except deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	with certain exceptions and other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, acquire, sell or otherwise dispose of any debt security or equity investment, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	make any changes in deposit pricing that are not in the ordinary course of business consistent with recent past practice, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	with respect to loans:

•	Milford National may make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit up to $1,000,000 that is made in the ordinary course of business in a manner consistent with the current policies and procedures and recent past practice or, if more than $1,000,000, only if consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	Milford National may make or renew any residential loan or residential loan commitment up to $750,000 that is made in the ordinary course in a manner consistent with current policies and procedures and recent past practice, so long as the residential loan or residential loan commitment has a loan-to-value ratio that is in compliance with Milford National’s current and certain other policies and procedures, complies with certain interest rate restrictions and is a qualified mortgage under applicable regulatory guideline or, if more than $750,000, only if consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed); and

•	with the sole and only exception of consumer overdraft protection lines up to $10,000 associated with consumer deposit accounts, and unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed), Milford National may not (a) sell any loan participations to, or enter into any loan participations with, any third party, (b) renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, and (c) purchase loans of any type, or (d) make or renew any home equity loan or consumer loan;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure;

•	make or change any income tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or knowingly take any action that would prevent or impede the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license;

•	except for foreclosures in process as of the date of the merger agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if the environmental assessment indicates the presence of hazardous substances;

•	except as may be required by applicable law or regulation, or by generally accepting accounting principles, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which would result in (1) any of MNB’s representations and warranties in the merger agreement becoming untrue in any material respect, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of MNB capital stock or any securities convertible into or exercisable for any shares of MNB capital stock;

•	with certain exceptions, merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	except as may be required by applicable law or regulation, or otherwise expressly contemplated by the merger agreement, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility;

•	compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless done in the ordinary course of business, consistent with Milford National’s current policies and procedures and recent past practice, unless consented to in writing by Independent (which consent will not be unreasonably withheld, conditioned or delayed);

•	except as may be required by applicable law, enter into any new material line of business in connection with, or change in any material respect, its investment management business, its trust services business, its retirement, estate, investment or educational planning business, its insurance business, its brokerage services business, and any other services related to its wealth management business or any operating policies relating to any of the foregoing; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Independent has agreed that, except with MNB’s prior written consent, Independent will not, and will cause each of its subsidiaries not to, among other things, undertake the following actions:

•	except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement;

•	knowingly take any action that would prevent or impede the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

•	enter into any contract with respect to, or otherwise agree to do any of the foregoing actions.

Independent will deposit the merger consideration with the exchange agent at least one business day prior to the closing date of the merger.

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, board packages and director resignations, litigation, information systems conversion, coordination of agreements by MNB allowing Independent access to MNB’s customers and suppliers and to conduct environmental assessments of certain real property owned by MNB.

Shareholder Approval

MNB has called the special meeting to consider and vote upon the MNB merger agreement proposal and MNB adjournment proposal. MNB has agreed to take all lawful action to solicit shareholder approval of the merger agreement, although under certain circumstances MNB’s board of directors may recommend to MNB shareholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “– No Solicitation of Alternative Transactions.”

Under the merger agreement, MNB’s board of directors must, at all times prior to and during the special meeting, recommend approval of the merger agreement by MNB shareholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “– No Solicitation of Alternative Transactions.”

No Solicitation of Alternative Transactions

With certain exceptions described below, MNB has agreed that it, its subsidiaries and their officers and directors will not, and MNB will cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•	participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any party that has made or, to MNB’s knowledge, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to MNB’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that MNB shareholders approve the merger agreement and the transactions it contemplates, if MNB receives a written and unsolicited Acquisition Proposal that MNB’s board of directors determines in good faith (after consultation with its financial advisers and legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), MNB may take the following actions:

•	furnish nonpublic information with respect to MNB and its subsidiaries to the party making the Superior Proposal, but only if (1) prior to so furnishing the nonpublic information, MNB has entered into a customary confidentiality agreement with the party on terms no less favorable to MNB than the confidentiality agreement between MNB and Independent, and (2) all the nonpublic information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making the Superior Proposal; and

•	engage or participate in any discussions or negotiations with the party with respect to the Superior Proposal.

MNB must promptly advise Independent of the receipt of:

•	any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for information relating to MNB or any of its subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal.

Thereafter, MNB must keep Independent informed on a reasonably current basis (and in any event at least once every two business days) of the status of any Acquisition Proposal (including any material change to its terms).

Except as described below, MNB’s board of directors shall not:

•	withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that MNB shareholders approve the merger agreement and the transactions it contemplates; or

•	approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal.

Except as set forth below, MNB shall not, and its board of directors shall not allow it to, and MNB shall not allow any of its subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Superior Proposal.

Notwithstanding the previous paragraphs, MNB’s board of directors may, prior to the time MNB shareholders approve the merger agreement and the transactions it contemplates, in response to a Superior Proposal which did not result in a breach of the merger agreement, (1) change its recommendation that MNB shareholders approve the merger agreement and the transactions it contemplates or (2) terminate the merger agreement (and concurrently with the termination cause MNB to enter into a definitive agreement with respect to the Superior Proposal), in either case if and only if MNB’s board of directors has determined in good faith, after consulting with its legal counsel, that the failure to take action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the MNB board of directors has determined that the Acquisition Proposal constitutes a Superior Proposal;

•	prior to terminating the merger agreement, MNB provides written notice to Independent at least four business days in advance of its intention to take action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•	during the four-day notice period, MNB negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of the merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement prior to the end of the four-day notice period.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer after the date of the merger agreement with respect to any of the following transactions involving MNB:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge (excluding any Federal Home Loan Bank of Boston or Federal Reserve Bank of Boston pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of MNB in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of MNB’s capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer; or

•	any public announcement by any person of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of MNB common stock then outstanding or all or substantially all of the assets of MNB:

•	that is on terms which MNB’s board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to MNB shareholders than the transactions contemplated by the merger agreement;

•	that constitutes a transaction that, in the good faith judgment of MNB’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of the proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the closing date of the merger, Independent may choose to maintain any or all of MNB benefit plans in its sole discretion; provided, however, that for any MNB benefit plan terminated for which there is a comparable Independent benefit plan of general applicability, those individuals who are employees of MNB and its subsidiaries and who continue as employees of Independent or any of its subsidiaries will be entitled to participate in the Independent benefit plan to the same extent as similarly-situated employees of Independent or Rockland Trust.

With respect to the comparable Independent benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Independent benefit plan, including any post-retirement welfare benefit plan), service by an MNB employee will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger, or if there is no comparable employee benefit plan, to the same extent such service was recognized under the Milford National 401(k) plan immediately prior to the effective time of the merger to the extent applicable; provided however, that such service shall not be recognized to the extent recognition would result in a duplication of benefits.

Independent will make commercially reasonable efforts to cause each benefit plan providing medical, health or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical, health or dental plans of MNB and its subsidiaries, provide full credit for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger for the plan year in which the effective time of the merger occurs.

Severance Pay Plan

Independent has agreed to a severance pay plan that provides for severance benefits for eligible employees, who are not covered by any contractual severance arrangement, in connection with certain terminations of employment that occur within one year after the effective time of the merger. Under this severance pay plan, eligible employees whose employment is terminated without cause during the one year following the effective time of the merger are entitled to receive severance pay in the amount of two weeks’ pay for every year of service with, in the aggregate, MNB or any of its subsidiaries and Independent and any of its subsidiaries, with a minimum of eight weeks’ severance and up to a maximum of 26 weeks’ severance.

Retention Bonuses

Certain employees of Milford National will be entitled, subject to, at the option of Independent, the employee’s execution of a release provided by Independent, to a retention bonus if they maintain their employment with Milford National until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment with Rockland Trust.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver if legally permitted (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	receipt of approval of the merger agreement by MNB shareholders;

•	the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission or any other governmental authority for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations, and consents and the expiration or termination of all waiting periods required to complete the merger;

•	the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition prevent the consummation of any of the transactions contemplated by the merger agreement, as well as the absence of any statute, rule, regulation, order, injunction or decree, injunction or other order in effect by any court or other governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement; and

•	the listing on Nasdaq of the shares of Independent common stock issuable pursuant to the merger, subject to official notice of issuance.

Each of MNB’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other party’s representations and warranties in the merger agreement being true and correct in all material respects (except that, except for certain exceptions, no representation or warranty will be deemed not to be true and correct unless the failure of the representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the party).

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of MNB common stock shall not exceed 198,845 and the holders of no more than 10% of

MNB outstanding common stock will have taken the actions required by Part 13 of Chapter 156D of the Massachusetts Business Corporation Act to qualify their MNB common stock as dissenters’ shares.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the effective time of the merger by our mutual consent authorized by each of our boards of directors, as determined by a majority vote of each, or by either Independent or MNB if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or bank merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the requisite shareholder approval is not obtained from MNB shareholders;

•	the merger is not completed by March 31, 2019 (other than because of a material breach of the Agreement caused by the party seeking termination); or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if MNB has materially breached its “non-solicitation” obligations; the MNB board of directors has failed to recommend in this proxy statement/prospectus the approval of the merger agreement, or made a change in recommendation to its shareholders; the MNB board of directors has recommended, proposed or publicly announced its intention to recommend or propose to engage in an Acquisition Transaction (as defined below under “– Termination Fee”) with any person other than Independent or a subsidiary or affiliate of Independent; a tender or exchange offer for 20% or more of the outstanding shares of MNB common stock is commenced and the board of directors of MNB fails to publicly recommend against a the tender or exchange offer within five business days of being requested to do so by Independent; or MNB fails to call, give notice of, convene and hold the special meeting of MNB shareholders.

Additionally, MNB may terminate the merger agreement:

•	if it enters into a Superior Proposal as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $1,600,000 to Independent; or

•	pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten-day VWAP of Independent’s common stock as of a measurement date prior to closing is less than $60.09, which would be more than 20% below the ten-day VWAP of Independent’s common stock for the trading period ended May 25, 2018 ($75.11), (b) the decrease in the ten-day VWAP of Independent’s common stock for the trading period ending on May 25, 2018 compared to the ten-day VWAP of Independent common stock ending on the measurement date is more than 20% greater than the decrease in the ten day average price of the Nasdaq Bank Stock Index during the same time periods, (c) MNB elects to terminate the agreement by a majority vote of MNB’s directors, and (d) following notice to Independent by MNB of the exercise of its “walk away” right, Independent does not exercise its option under the merger agreement to increase the exchange ratio to a number that would compensate MNB shareholders for the extent of the decrease in Independent’s common stock price below the lowest price per share at which the “walk away” right would not have been triggered. If Independent exercises its “top up” option, then no termination will occur.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor MNB will have any liability under the merger agreement, except that:

•	both Independent and MNB will remain liable for any willful and material breach of the merger agreement; provided that in no event will a party be liable for any punitive damages; and

•	designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee

Conditions Requiring Payment of Termination Fee

MNB has agreed to pay a termination fee in the amount of $1,600,000 to Independent in the following circumstances:

•	if MNB terminates the merger agreement because MNB’s board of directors has approved, and MNB enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “– No Solicitation of Alternative Transactions”);

•	if Independent terminates the merger agreement because:

•	MNB materially breaches its non-solicitation obligations;

•	MNB’s board of directors fails to recommend that MNB shareholders approve the merger agreement and the transactions it contemplates, or made a change in recommendation;

•	MNB’s board of directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an Acquisition Transaction (as defined above) with any party other than Independent or a subsidiary or affiliate of Independent;

•	A tender or exchange offer for 20% or more of the outstanding shares of MNB common stock is commenced and the MNB board of directors fails to publicly recommend against the tender or exchange offer within five business days of being requested to do so by Independent; or

•	MNB materially breaches its obligations to call, give notice of, convene and hold a meeting of MNB shareholders in order to approve the merger agreement and the transactions it contemplates; or

•	in the event that

•	(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (2) MNB’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger, prior to or on the date of the shareholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held;

•	the merger agreement is terminated:

•	by Independent or MNB because shareholder approval is not obtained by MNB shareholders;

•	by Independent or MNB because the merger is not completed on or before March 31, 2019; or

•	by Independent because MNB materially breaches the merger agreement, subject to the right of MNB to cure the breach; and

•	within 12 months following the date of termination, MNB enters into a definitive agreement with respect to any Acquisition Transaction, the MNB board of directors recommends any Acquisition Transaction or MNB consummates any Acquisition Transaction, then MNB must pay the termination fee to Independent, less any amount up to $550,000 reimbursed to Independent with respect to its and its subsidiaries’ reasonably documented out-of-pocket fees and expenses in connection with the merger agreement. MNB must pay the termination fee prior to the earlier of MNB entering into a definitive agreement for or consummating the Acquisition Transaction; provided, however, that all references in the definition of Acquisition Transaction to “20% or more” shall instead refer to “50% or more.”

In addition, in the event that the merger agreement is terminated (a) by Independent or MNB because the merger is not completed on or before March 31, 2019 or (b) by Independent because MNB materially breaches the merger agreement, subject to the right of MNB to cure the breach, following the occurrence of (x) an Acquisition Proposal, whether or not conditional, being publicly announced (or any person having publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (y) the withholding, withdrawing or modification (or public proposal to withhold, withdraw or modify) by MNB’s board of directors of its recommendation for the merger, prior to or on the date of the shareholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held, prior to such termination, then MNB must immediately reimburse Independent up to $550,000 of its and its subsidiaries’ reasonably documented out-of-pocket fees and expenses in connection with the merger agreement if a termination fee has not been paid or is not payable by MNB to Independent because, within 12 months following the date of termination, MNB has not entered into a definitive agreement with respect to any Acquisition Transaction, the MNB board of directors has not recommended any Acquisition Transaction or MNB has not consummated any Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following transactions involving MNB:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge (excluding any Federal Home Loan Bank of Boston or Federal Reserve Bank of Boston pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of MNB in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 20% or more of the outstanding shares of MNB’s capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.

Waiver or Amendment of the Merger Agreement

Except for the receipt of opinions from Day Pitney LLP and Nutter McClennen & Fish LLP to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which may not be waived in any circumstance, either party may waive a provision of the merger agreement and both parties may agree to amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by MNB shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires further approval by shareholders under applicable law.

Fees and Expenses

Except as otherwise described above, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel, provided that nothing contained in the merger agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to MNB shareholders in the merger will have been registered under the Securities Act and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger, except that Kevin P. Meehan and his spouse have certain limitations on the number of shares that they can sell pursuant to the shareholders agreement that they executed with Independent as described in “The Merger – Shareholders Agreement,” beginning on page 56 of this proxy statement/prospectus. However, any subsequent transfer of shares by any MNB shareholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and to the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors and Patricia M. Meehan, the spouse of Kevin P. Meehan, the Chairman of the Board of MNB, separately entered into voting agreements with Independent under which they agreed, with respect to shares of MNB common stock that they own directly or jointly, to:

•	restrict their ability to transfer or dispose of their shares of MNB common stock during the term of the voting agreement;

•	appear at the MNB shareholder meeting or otherwise cause their shares of MNB common stock to be counted as present at the shareholder meeting for purposes of calculating a quorum;

•	vote their shares of MNB common stock in favor of approval of the merger agreement and the transactions it contemplates;

•	vote their shares of MNB common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of MNB contained in the merger agreement;

•	vote their shares of MNB common stock against any proposal to acquire MNB by any person other than Independent or against any action, agreement or transaction that is intended to, or could reasonably be expected to, impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•	not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of MNB, to approve or adopt the merger agreement unless the merger agreement is terminated in accordance with its terms.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the support of MNB’s directors and Mrs. Meehan for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of MNB common stock in favor of the merger agreement at the MNB shareholder meeting.

On the record date of July 20, 2018, these directors and Mrs. Meehan individually or jointly owned an aggregate of 135,295.50 shares, which they have agreed to vote in favor of the merger agreement at the MNB shareholder meeting. These shares represent approximately 68.04% of the outstanding shares of MNB common stock. Because the holders of more than two-thirds of the outstanding shares of MNB common stock have already committed to vote in favor of the merger, absent a breach of the voting agreements, the approval of the merger is assured.

No separate consideration was paid to any of the directors or Mrs. Meehan for entering into these voting agreements. However, the directors of MNB may be deemed to have interests in the merger as directors that are different from or in addition to those of other MNB shareholders. See “The Merger – Interests of MNB’s Executive Officers and Directors in the Merger” beginning on page 53 of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Independent will recognize the assets acquired, including intangible assets, and liabilities assumed at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of MNB beginning on the date the merger is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of MNB common stock. This discussion addresses only those holders that hold their MNB common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	mutual funds;

•	persons subject to the alternative minimum tax provisions of the Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	tax-exempt organizations;

•	dealers or brokers in securities or foreign currencies;

•	controlled foreign corporations or passive foreign investment companies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	persons whose MNB common stock is qualified small business stock for purposes of Section 1202 of the Code;

•	persons that hold MNB common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	persons who acquired their shares of MNB common stock through the exercise of an employee stock option or otherwise as compensation, through the exercise of warrants, or through a tax-qualified retirement plan.

In addition, this discussion does not address the tax consequences of the merger to holders of MNB stock other than U.S. holders or holders of MNB stock who exercise appraisal and/or dissenters rights.

The following is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MNB common stock that is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that is a U.S. resident trust for U.S. federal income tax purposes, i.e., a trust that (i) is subject to the supervision of a court within the United States and the control over substantial decisions of which is vested in one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

The U.S. federal income tax consequences of a partner in a partnership holding MNB common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

This discussion is not intended to be tax advice to any particular holder of MNB common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. MNB shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.

Tax Consequences of the Merger Generally

Independent and MNB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is anticipated that it will qualify as such. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Day Pitney LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to MNB’s obligation to complete the merger that MNB receive an opinion of its legal counsel, Nutter McClennen & Fish LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by MNB and Independent. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in the opinions. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor MNB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on the opinions that the Merger is anticipated to qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will generally be as follows:

Exchange Solely for Independent Common Stock. No gain or loss generally will be recognized by an MNB shareholder who receives solely shares of Independent common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of MNB common stock. The aggregate adjusted tax basis of the shares of Independent common stock received by an MNB shareholder in the exchange generally will be equal (except for the basis attributable to any fractional shares of Independent common stock, as discussed below) to the aggregate adjusted tax basis of the MNB common stock surrendered in exchange for the Independent common stock. The holding period of the Independent common stock received generally will include the holding period of shares of MNB common stock surrendered in exchange for the Independent common stock.

Exchange Solely for Cash. An MNB shareholder who receives solely cash in exchange for all of his or her shares of MNB common stock (and is not treated as constructively owning Independent common stock after the merger under the circumstances referred to below under “– Possible Dividend Treatment”) generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash received and the shareholder’s aggregate adjusted tax basis in the MNB common stock surrendered in exchange for the cash. Such gain or loss generally will be a capital gain or loss. Such gain or loss will be long-term capital gain or loss if the MNB shareholder’s holding period is more than one year at the effective time of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The Code contains limitations on the extent to which a taxpayer may deduct capital losses.

Exchange for Independent Common Stock and Cash. An MNB shareholder who receives a combination of Independent common stock and cash (excluding cash received in lieu of a fractional share of Independent common stock) in exchange for his or her MNB common stock generally will not be permitted to recognize any loss for federal income tax purposes. The shareholder generally will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain an MNB shareholder “realizes” generally will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Independent common stock received exceeds (b) the shareholder’s aggregate adjusted tax basis in the MNB common stock to be surrendered in the exchange for the cash and Independent common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Independent common stock received by the MNB shareholder generally will be the same as the basis of the shares of MNB common stock surrendered in exchange for the shares of Independent common stock, reduced by the amount of cash received by the holder in the merger (excluding any cash received in lieu of a fractional share of Independent common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain or loss resulting from the deemed receipt and exchange of fractional shares of Independent common stock). The holding period for shares of Independent common stock received by the MNB shareholder generally will include the shareholder’s holding period for the MNB common stock surrendered in exchange for the Independent common stock.

If a U.S. holder of MNB common stock acquired different blocks of MNB common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of MNB common stock and the U.S. holder’s bases and holding periods in their shares of Independent common stock may be determined with reference to each block of MNB common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Independent common stock received in the merger should be allocated among different blocks of MNB common stock and regarding their bases and holding periods in the particular shares of Independent common stock received in the merger.

Possible Dividend Treatment. In certain circumstances, an MNB shareholder who receives solely cash or a combination of cash and Independent common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has that effect generally is based on a comparison of the MNB shareholder’s proportionate interest in Independent after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely Independent common stock in the merger. Possible dividend treatment could apply because of a shareholder’s purchase (or the purchase by a family member or certain entities described below) of additional Independent stock or a repurchase of shares by Independent. For purposes of this comparison, the MNB shareholder may be deemed to constructively own shares of Independent common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Independent common stock. The amount of the cash payment that may be treated as a dividend is generally limited to the shareholder’s ratable share of the accumulated earnings and profits of MNB at the effective time of the merger, although the applicable law on this point is not entirely clear. Dividends which are “qualified dividends,” as defined in Section 1(h)(11) of the Code, may be taxed as capital gains. Dividends which are not “qualified dividends” are generally taxed at ordinary income rates. Any gain that is not treated as a dividend generally will be taxed as a capital gain. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each MNB shareholder, MNB shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. An MNB shareholder who holds MNB common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Independent common stock and cash in lieu of a fractional share interest in Independent common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted basis in the shares of MNB common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period for its MNB common stock exceeds one year at the effective time of the merger.

Tax Treatment of the Entities. No gain or loss will be recognized by Independent or MNB as a result of the merger. The tax basis of the assets of MNB in the hands of Independent generally will be the same as the tax basis of assets in the hands of MNB immediately prior to the merger.

Reporting Requirements

An MNB shareholder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain MNB shareholders are subject to certain reporting requirements with respect to the merger. In particular, such shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include the shareholder’s adjusted tax basis in its MNB common stock and other information regarding the reorganization. MNB’s shareholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain MNB shareholders may be subject to U.S. federal backup withholding (currently at a rate of 24%), on cash received pursuant to the merger. Backup withholding will not apply, however, to an MNB shareholder who provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Amounts withheld, if any, generally are not an additional tax and may be refunded or credited against the MNB shareholder’s U.S. federal income tax liability, provided that the MNB shareholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

INDEPENDENT

Independent is a state chartered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Martha’s Vineyard, and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses, and charitable institutions throughout eastern Massachusetts and Rhode Island.

At March 31, 2018, Independent had total consolidated assets of approximately $8.1 billion, net loans of approximately $6.3 billion, total deposits of approximately $6.8 billion, and total shareholders’ equity of approximately $956.1 million.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” beginning on page 90 and “Incorporation of Certain Documents by Reference” beginning on page 91.

MNB

MNB was incorporated under Massachusetts law in 1998 to become the holding company of Milford National, a national bank chartered by the Office of the Comptroller of the Currency in 1849. Headquartered in Milford, Massachusetts, MNB operates its business from three banking offices in Worcester County, Massachusetts: two of which are located in Milford, Massachusetts and one of which is located in Mendon, Massachusetts. MNB, through Milford National, provides a variety of financial services to individuals and small businesses primarily in the form of various deposit products, residential and commercial mortgages, and commercial loans and lines of credit.

At March 31, 2018, MNB had total consolidated assets of $365.3 million, net loans of $304 million, total deposits of $300.8 million, and total shareholders’ equity of $27.2 million.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 27,537,908 shares outstanding as of July 20, 2018. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of July 20, 2018. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of organization. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Act) that may also have additional anti-takeover effects to provisions in Independent’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Act), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF MNB AND INDEPENDENT

This section describes the differences between the rights of holders of MNB common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of MNB common stock and your rights as a holder of Independent common stock.

As a shareholder of MNB, a Massachusetts corporation, your rights are governed by Massachusetts law, MNB’s articles of organization, as currently in effect, and MNB’s bylaws, as currently in effect. When the merger becomes effective and you receive Independent common stock in exchange for your MNB shares, you will become a shareholder of Independent, a Massachusetts corporation. Independent’s common stock is listed on the Nasdaq Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the rights of MNB shareholders and Independent shareholders under Massachusetts law, and the similarities and material differences between (i) the rights of MNB shareholders under the articles of organization and bylaws of MNB and (ii) the rights of Independent shareholders under the articles of organization and bylaws of Independent. This discussion is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the articles of organization and bylaws of MNB and of the articles of organization and bylaws of Independent.

Capitalization

MNB

The total authorized capital stock of MNB consists of 1,000,000 shares of common stock, $1.00 par value per share. As of the record date, there were 198,845 shares of common stock outstanding.

Independent

The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 27,537,908 shares of common stock outstanding, which does not include 48,647 shares in the form of unvested performance based restricted stock awards without dividend or voting rights, 59,500 shares reserved for future issuance pursuant to outstanding options granted under Independent’s benefit plans and no shares of preferred stock outstanding.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights.

MNB

MNB does not have a provision authorizing preemptive rights; in fact, MNB’s articles of organization contain provisions specifically denying them. Accordingly, MNB’s shareholders do not have preemptive rights.

Independent

Independent also does not have a provision authorizing preemptive rights; in fact, Independent’s articles of organization contain provisions specifically denying them. Accordingly, Independent’s shareholders do not have preemptive rights.

Dividends and Other Stock Rights

MNB

Subject to applicable Massachusetts law and the MNB articles of organization and bylaws, MNB may from time to time declare and pay dividends on outstanding shares of its capital stock.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law. Independent’s board of directors is also authorized to issue “blank check” preferred stock to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether the preferred stock is redeemable by Independent, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Independent, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Independent stock, (viii) determine the purchase price of the preferred stock, and (ix) make other determinations with respect to preferred stock.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent shares of preferred stock are outstanding, the holders of shares of preferred stock will be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to Independent preferred stock with respect to dividends.

Right to Call Special Meetings of Shareholders

MNB

Special meetings may be called:

•	by the president;

•	by the board of directors; or

•	by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, upon written application of one or more shareholders who hold at least 10% of the capital stock entitled to vote at the meeting.

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; or

•	by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by any other officer, at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the written application of the holders of at least 10% of MNB capital stock entitled to vote at a meeting that is required for MNB shareholders to call a special meeting. Therefore, it may be more difficult for Independent’s shareholders to call a special meeting.

Notice of Shareholder Meetings

MNB

MNB requires that notice of shareholder meetings be given at least 7 days before the meeting.

Independent

Independent requires that notice of shareholder meetings be given not less than 7 days nor more than 60 days before the meeting.

Board of Directors – Number and Term of Office

MNB

Neither MNB’s articles of organization nor MNB’s bylaws set the size of the board of directors, but the bylaws provide that the number of directors is fixed by the shareholders. Massachusetts law provides that, if the corporation has more than one shareholder, the number of directors shall not be less than three, except that, where a corporation has only two shareholders, the number of directors shall not be less than two. In addition, the size of the board of directors may be increased or decreased by one or more directors by a vote of a majority of the shareholders then present and voting at any annual or special meeting of shareholders or by a vote of a majority of the directors then in office. The number of directors may not be enlarged by the addition of more than two directors in any year.

MNB’s articles of organization provide that the board of directors shall be elected on an annual basis and hold office until the next meeting of the shareholders of the company. The vote of a plurality of the votes cast at a meeting of shareholders is required to elect directors of MNB. Each director serves until the election and qualification of his or her successor and for a term ending on the date of the next annual meeting of shareholders or, if the director was not elected at an annual meeting, until the next annual meeting. Upon attaining the age of 75, directors are no longer eligible to serve as directors of MNB and must retire.

MNB’s bylaws provide that any vacancy occurring in the board of directors, including a vacancy resulting from the enlargement of the size of the board, unless and until filled by the shareholders, may be filled by a majority of the directors present at any meeting of the directors at which a quorum is present. A director elected to fill a vacancy will be elected to hold office until the next meeting of shareholders at which directors are elected, unless the director resigns or is removed from office. If a director resigns, is removed from office or dies and the remaining directors do not fill the vacancy within 45 days, then the number of directors is automatically decreased by the number of unfilled vacancies.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board of directors may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board of directors.

Independent’s bylaws and governance principles provide for majority voting in uncontested director elections. In an uncontested election, if an incumbent director standing for election is not reelected by a majority of the votes cast, the director is required to promptly tender a notice of resignation to the board of directors. The resignation is not effective unless accepted by the board of directors. The nominating committee would then recommend whether the board of directors should accept or reject a tendered resignation. In determining whether to accept a tendered resignation, the board of directors would consider the potential impact of the resignation on compliance with applicable legal and listing standards and any other factors deemed relevant. An election is uncontested if the number of persons nominated does not exceed the number of director positions to be filled at the meeting. In contested elections, the vote standard would be a plurality of votes cast.

No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

Board of Director Nominations

MNB

Neither MNB’s articles of organization nor MNB’s bylaws address the process whereby persons are nominated for election to the board of directors; however, the bylaws provide that no person shall be eligible to be a director unless such person: (i) is not, and has not been for a period of at least six months prior to the date of his or her election, an officer or director of any bank (other than a subsidiary of MNB), any bank holding company (as defined in Section 2 of the Bank Holding Company Act of 1956, as amended) or any company in competition with MNB or any subsidiary thereof; and (ii) has been a United States citizen for at least six months. Massachusetts law does not prescribe a process for nominations to the board of directors.

Independent

Nominations for election to the board of directors at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the secretary. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if the date has been made publicly available) and as of the date of the notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) is qualified at the time of giving notice to have the individual serve as the nominee of the shareholder (and any party on whose behalf or in concert with whom the shareholder is acting) if the individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for the shareholder (and any party on whose behalf the shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (vi) such other information regarding the shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

MNB

MNB’s bylaws provide that a director may resign by delivering a written resignation to MNB or to the president or the secretary, which will become effective upon receipt unless it specifies to be effective some other time or upon the happening of some other event.

MNB’s bylaws provide that a director may be removed from office for cause by a vote of a majority of the shareholders entitled to vote in the election of directors, which shareholders are present or represented and voting, or by vote of a majority of directors then in office. MNB’s bylaws also provide that a director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him or her.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

MNB

Generally, MNB’s bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of MNB and entitled to vote who are present or represented and voting at any annual or special meeting of shareholders; provided, that notice of the substance of the proposed amendment is stated in the notice of such meeting. The directors may also make, amend or repeal bylaws, in whole or in part, by the affirmative vote of a majority of directors then in office. Any bylaws adopted by the directors may be amended or repealed by the shareholders entitled to vote thereon.

However, Sections 2, 3, 4, 5, and 6 of Article II of MNB’s bylaws, which concern the election and eligibility of directors, vacancies on the board of directors, enlargement of the size of the board of directors, tenure of directors and removal of directors, respectively, may not be altered, amended or repealed except by the affirmative vote of at least 66 2/3 percent of the total number of directors then in office or by the affirmative vote of at least 66 2/3 percent of the holders of the shares of each class of outstanding stock entitled to vote who are present and represented and voting.

Independent

The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed amendment. The board of directors may alter, amend, repeal, adopt or otherwise modify the bylaws, except those provisions that specify otherwise or as prohibited by the bylaws, the articles or organization or law.

Independent’s bylaws provide further that any bylaws adopted by the directors may be amended or repealed by the shareholders.

Amendment of Articles of Organization

MNB

The articles of organization of MNB are silent as to amendments to the articles of organization. Massachusetts law provides that amendments be adopted by the board of directors and submitted to a vote of shareholders except that certain “housekeeping” amendments that do not affect substantive shareholder rights in any meaningful way may be effected by action of the board of directors without a shareholder vote. For amendments requiring a shareholder vote, such amendments require an affirmative vote of at least two-thirds of the stock outstanding and entitled to vote; provided, however, that the affirmative vote of only a majority of the stock outstanding and entitled to vote is required for amendments to increase or decrease any class or series of authorized capital stock, to change the number of authorized shares or exchange shares on a pro rata basis for a different number of shares of the same class or series, or to change the corporate name.

Independent

Generally, the articles of organization of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of organization, may be amended or repealed only by a two-thirds majority vote of the shareholders.

Limitation of Liability and Indemnification

MNB

MNB’s articles of organization provide that, notwithstanding any provisions of law imposing liability, no director will be personally liable to MNB or its shareholders for monetary damages for breach of fiduciary duty by the director as a director; provided, however, that the articles of organization do not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to MNB or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for any illegal distributions under Massachusetts law or any loan to directors or officers that is not repaid unless a majority of disinterested directors or a majority of disinterested shares had approved the loan; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or appeal of the limitation of liability portion of the articles of organization will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of the director occurring prior to the amendment or appeal.

MNB’s bylaws provide for indemnification of each person (and his heirs, executors, administrators, or other legal representatives) who is or has been a director, officer, employee or agent of MNB or any person who is serving, or will serve, as a director, officer, employee or agent of another organization, or who is serving or shall serve at the request of MNB in any capacity with respect to any employee benefit plan, against all liabilities and expenses (including judgments, fines, penalties and attorneys’ fees and all amounts paid, other than to MNB or such employee benefit plan, in compromise or settlement) reasonably incurred by any such person in connection with, or arising out of, any action, suit or proceeding in which any such director, office, or person may be a defendant or with which the person may be threatened or otherwise involved, directly or indirectly, by reason of the person being or having been a director, officer, employee or agent of MNB or such other organization or by reason of the person serving or having served in any such capacity with respect to an employee benefit plan, except in relation to matters as to which the director, officer or person will be finally adjudged (other than by consent) in the action, suit or proceeding not to have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of MNB or such other organization, or to the extent such matter relates to services with respect to an employee benefit plan, the best interests of the participants in or beneficiaries of such employee benefit plan, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

However, indemnity shall not be made with respect to any amounts paid in compromise or settlement or by consent, unless the MNB board of directors determines in good faith that the director, officer or person making the compromise, settlement or consent acted, in connection with the matter or matters out of which the compromise, settlement, or consent arose, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of MNB, such other organization or the participants in or beneficiaries of such employee benefit plan, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Indemnification may include payment by MNB of expenses in defending a civil or criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of any undertaking by the indemnified person to repay such payment if he or she is adjudicated to not be entitled to indemnification, which undertaking may be accepted without reference to the financial ability of the person to make repayment.

Independent

Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the articles of organization, a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the articles of organization do not eliminate or limit the liability of a director (i) for any breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the provision of the articles of organization is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the articles of organization further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by the amendment or amendments.

Independent’s bylaws and articles of organization provide for indemnification of a director or officer by Independent against all liabilities incurred or suffered by the director or officer or on his or her behalf in connection with any threatened, pending, or completed proceeding (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity for or on behalf of the corporation while serving as a director or officer) or any claim, issue or matter therein, which proceeding such director or officer is, or is threated to be made, a party to or participant by reason of such director’s or officer’s corporate status, but only if (i)(A) the director or officer conducted himself or herself in good faith; (B) he or she reasonably believed that his or her conduct was in the best interests of Independent or that his or her conduct was at least not opposed to the best interests of Independent; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) the director or officer engaged in conduct for which he or she shall not be liable under Section 7 of Article VI of the articles of organization.

However, Independent is not required to indemnify or advance expenses to a director or officer in connection with a proceeding initiated by the director or officer (including, without limitation, any cross-claim or counterclaim), unless the initiation of such proceeding was authorized by the board of directors. The rights of indemnification continue as to a director or officer and inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. As with the limitation on liability of directors and officers, the articles of organization provide that, if the Massachusetts Business Corporation Act is amended, then the indemnification of a director or officer, in addition to the indemnification provided in the articles of organization, shall be provided to the fullest extent permitted by the amendment or amendments.

In addition, the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or officer did not meet the relevant standard described above.

The bylaws and articles of organization further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel selected in the manner prescribed in the articles or organization and the bylaws; (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

LEGAL MATTERS

Day Pitney LLP has issued a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger. Nutter McClennen & Fish LLP, on behalf of MNB, and Day Pitney LLP, on behalf of Independent, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of Independent, included in Independent’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Independent’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Independent files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that Independent files with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements, and other information concerning Independent also may be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047.

Independent has filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the Independent common stock to be issued to MNB shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to constituting a proxy statement for MNB. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Independent to incorporate by reference the information that Independent files with the Securities and Exchange Commission. Incorporation by reference means that Independent can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by Independent with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes the statement in the document.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of the MNB shareholders meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2018;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 2, 2018, January 5, 2018, January 18, 2018, February 8, 2018, March 7, 2018, March 15, 2018, April 19, 2018, May 15, 2018, May 22, 2018, May 29, 2018, May 31, 2018, June 21, 2018, and July 19, 2018 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2018 annual meeting of shareholders.

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. MNB has supplied all information contained in this document relating to MNB. Neither Independent nor MNB has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July 26, 2018. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to MNB shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

ANNEX A – AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 29, 2018

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

MNB BANCORP,

AND

THE MILFORD NATIONAL BANK AND TRUST COMPANY

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 29, 2018, by and among Independent Bank Corp. (“Buyer”), Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), MNB Bancorp (“Company”), and The Milford National Bank and Trust Company, a wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company has each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities, shareholders, and other constituencies; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer the surviving entity (the “Merger”), and (ii) Company Bank will immediately thereafter merge with and into Buyer Bank, with Buyer Bank the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer and Buyer Bank to enter into this Agreement, (a) each director of Company has entered into a voting agreement with Buyer dated as of this date (a “Voting Agreement”), substantially in the form attached as Exhibit A, pursuant to which each has agreed to vote all Shares of Company Common Stock (as defined in this Agreement) he or she owns in favor of the approval of this Agreement and the transactions it contemplates; and (b) Kevin P. Meehan, Chairman of the board of directors of Company and the holder of a majority of Shares of Company Common Stock, has entered into a Shareholders Agreement with Buyer dated as of this date (the “Shareholders Agreement”), in the form attached as Exhibit B, concerning his ownership of Buyer Common Stock (as defined in this Agreement) following the Closing (as defined in this Agreement) of the transactions contemplated by this Agreement;

WHEREAS, the parties intend that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code (as defined in this Agreement) and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations; and

WHEREAS, the parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act (the “MBCA”), regulatory requirements, and other applicable law. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MBCA. (Buyer, as the surviving entity in the Merger, is sometimes referred to in this Agreement as the “Surviving Entity”.)

Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer immediately prior to the Merger. Each director and Executive Officer of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Secretary of the Commonwealth of Massachusetts on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) The closing of the Merger (the “Closing”) shall take place immediately prior to the Effective Time by the electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Day Pitney LLP, One International Place, Boston, MA 02110, on or before November 30, 2018 assuming the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (the “Closing Conditions”), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions (the “Closing Date”); provided, however, that if the Closing Conditions are not satisfied or waived until after November 30, 2018, the Closing Date shall occur no later than five (5) Business Days after such satisfaction or waiver (unless otherwise agreed to by the parties). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.

Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations. From and after the date of this Agreement and until the Closing, each party shall use its reasonable best efforts to cause the Merger and the Bank Merger each to qualify as a reorganization under Section 368(a) of the Code and shall refrain from taking any action that reasonably could be expected to cause the Merger and the Bank Merger each to fail to qualify as such a reorganization.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all deeds, assignments, documents, or assurances in Law and to perform any other acts as are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties, or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Company or otherwise to take any and all additional actions they deem necessary or advisable.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired immediately prior to the Effective Time without any conversion, and no payment shall be made with respect to them.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares described in Section 2.01(b) above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder of such share of Company Common Stock either: (i) $275.00 in cash (the “Cash Consideration”); or 3.55 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, the Stock Consideration, and any cash in lieu of fractional shares paid pursuant to Section 2.03 are sometimes referred to collectively as the “Merger Consideration”.

(d) Notwithstanding anything in this Agreement to the contrary, Buyer shall not pay for any shares of Company Common Stock, the holders of which have exercised their rights under Part 13 of Chapter 156D of the MBCA (“Dissenters’ Shares”) and any holders of Dissenters’ Shares shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Part 13 of Chapter 156D of the MBCA with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost they will cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.01(c).

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, if and when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.03 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.04 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent in such form as Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock other than holders of Dissenters’ Shares. Each Election Form shall permit the holder of record of Company Common Stock, other than holders of Dissenters’ Shares (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), to (i) elect to receive the Cash Consideration for all or a portion of the holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of the holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, subject to Section 2.04(d), seventy-five percent (75%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (such number of shares of Company Common Stock, the “Stock Conversion Number”), shall be converted into the Stock Consideration and twenty-five percent (25%) of such shares of Company Common Stock shall be converted into the Cash Consideration in accordance with the allocation procedures set forth in Section 2.04(c). In arriving at the Stock Conversion Number and the number of Shares converted into the Cash Consideration, treasury stock and other shares described Section 2.01(b) shall be excluded. A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to as “Cash Election Shares”. Shares of Company Common Stock as to which a Stock Election has been made are referred to as “Stock Election Shares”. Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and timely returned) are referred to as “Non-Election Shares”. The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number”.

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent by or before 5:00 p.m., New York City time, on a date no later than the fifth (5th) Business Day prior to the Closing Date to be mutually agreed upon by the parties (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that Certificates are in fact delivered to the Exchange Agent by the time required by the guarantee of delivery; failure to deliver shares of Company Common Stock covered by the guarantee of delivery within the time set required shall invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). Buyer shall publicly announce the Election Date as soon as practicable after it has been determined. For shares of Company Common Stock held in book entry form, Buyer shall establish delivery procedures which shall be reasonably acceptable to Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock of that holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.03 of this Agreement, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of the holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to in this Agreement as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.03 of this Agreement, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by the holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by the holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of the holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.03 of this Agreement, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by the holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of the holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(d) If the tax opinions referred to in Section 6.01(e) cannot be rendered (as reasonably determined by Day Pitney LLP and Nutter McClennen & Fish LLP, respectively) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Buyer may, in its sole discretion, increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable the tax opinions to be rendered.

Section 2.05 Exchange Procedures.

(a) At least one Business Day prior to the Closing Date, for the benefit of the holders of Certificates (other than holders of Dissenters’ Shares), (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (that cash and New Certificates, being referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered their Certificate of Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Certificate shall be entitled to receive in exchange, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which the former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which the former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing shares described in Section 2.01(b) and each Certificate representing Dissenters’ Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions as provided in paragraph (c) of this Section 2.05. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender his or her Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder shall be entitled to receive any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock the shareholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that (a) the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is or would reasonably be expected to have a Material Adverse Effect with respect to Company, and (b) any disclosure made with respect to a section of this Article III shall be deemed to qualify any other section of this Article III specifically referenced or cross-referenced.

(b) Except as set forth on the Company Disclosure Schedule, Company and Company Bank represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date of this Agreement”), which only need be correct as of the specified earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance, or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.05, 3.06, 3.08, 3.10 and 3.15, which shall be deemed untrue, incorrect, and breached if not true and correct in all material respects.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Company Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 1,000,000 shares of Company Common Stock. As of the date of this Agreement, there were (i) 198,845 shares of Company Common Stock issued and outstanding and entitled to vote, (ii) 1,215 shares held in treasury and (iii) no shares held by Company Subsidiaries. Company Disclosure Schedule 3.03 lists the holders of record identified by Company’s stock transfer books for each outstanding share of Company Common Stock as of the date of this Agreement and also describes any outstanding shares of Company Common Stock owned by Company directors and Executive Officers that, to Company’s Knowledge, are subject as of the date of this Agreement to any written agreement to be sold or subject to any other transfer of ownership or control prior to Closing Date. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. There are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable. Except as set forth on Company Disclosure Schedule 3.03, neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.

Section 3.04 Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement and Company of the Plan of Bank Merger. Company has made available to Buyer complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts) of all meetings of the board of directors and each committee of the board of directors of Company and the board of directors and each committee of the boards of directors of Company’s Subsidiaries held since January 1, 2017; provided, that, such minutes did not contain any discussions related to deliberations of the boards of directors of Company and Company’s Subsidiaries with respect to the consideration of the sale of Company to Buyer and were redacted to exclude any discussions of regulatory examination ratings or other confidential supervisory information and other acquisition opportunities. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the boards of directors of Company and each of its Subsidiaries (including committees of such boards of directors).

Section 3.06 Corporate Authority. Subject only to the approval of the Merger and this Agreement by the holders of at least two-thirds of the Company Common Stock entitled to vote (the “Requisite Company Shareholder Approval”) and the approval of the Bank Merger and Plan of Bank Merger by Company, the sole shareholder of Company Bank, this Agreement and the transactions contemplated by this Agreement have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s board of directors on or prior to the date of this Agreement. Company’s board of directors has directed that this Agreement be submitted to Company’s shareholders for approval and, except for the receipt of the

Requisite Company Shareholder Approval in accordance with the MBCA, Company’s Articles of Organization and Bylaws, no other vote of the shareholders of Company is required by Law, Company’s Articles of Organization or Bylaws to approve this Agreement and the transactions contemplated by this Agreement. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Except as set forth on Company Disclosure Schedule 3.07, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the contemplated transactions (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the OCC, the Massachusetts Commissioner of Banks, and the Massachusetts Housing Partnership Fund; (ii) the Requisite Company Shareholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by Company, the sole shareholder of Company Bank; (v) the filing and effectiveness of the Registration Statement with the SEC, and (vi) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. Each consent, approval, receipt, or waiver by the FRB, the FDIC, the OCC, and The Massachusetts Commissioner of Banks as referred to in clause (i) is a “Regulatory Approval”. To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the contemplated transactions do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.

Section 3.08 Reports; Internal Controls.

(a) Neither Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Except as set forth on Company Disclosure Schedule 3.08, Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any required amendments, that they were required to file since December 31, 2014 with any Governmental Authority and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2014. Except as set forth on Company Disclosure Schedule 3.08, there is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(c) Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented, and has maintained and currently maintains disclosure controls and procedures to ensure that material information relating to Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and as otherwise required by Law.

(f) Since December 31, 2014, (x) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Company or any of its officers, directors, employees, or agents to the board of directors of Company or any committee of the board of directors or, to Company’s Knowledge, to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules) complied as to form, as of their respective dates, in all material respects, with all applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the unaudited consolidated financial statements of Company as of March 31, 2018; (ii) liabilities or obligations incurred in the ordinary course of business since March 31, 2018 in amounts consistent with past practice; (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in (i) or (ii), has had or would be reasonably expected to have, a Material Adverse Effect with respect to Company.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Company Disclosure Schedule 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $50,000 in the aggregate or (B) $25,000 per annum with a term of more than one year, other than borrowings, loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus (except in the ordinary course of business consistent with past practice), or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers, or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (viii) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.11 Legal Proceedings.

(a) Except as set forth on Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, or challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, or decree imposed upon Company, any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Except as set forth on Company Disclosure Schedule 3.12, Company and each of its Subsidiaries is and since December 31, 2014 has been in compliance with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company, its Subsidiaries and their respective employees, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Company.

(b) Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth on Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries has received, since December 31, 2014, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d) Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as set forth on Company Disclosure Schedule 3.13, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate, (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate, (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum, or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Material Contract.

(b) To Company’s Knowledge, neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

(c) To Company’s Knowledge, other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third Party Consents”) required under Material Contracts as set forth on Company Disclosure Schedule 3.13, no third party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions it contemplates.

Section 3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or public memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or orally, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company, Company Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. (“Sandler”) in accordance with the terms of a letter agreement between Sandler and Company, a true, complete, and correct copy of which has been delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified on Company Disclosure Schedule 3.16. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments to them, IRS Forms 5500 (for the three most recently completed plan years), current summary plan descriptions, and the most recent IRS determination or opinion letters with respect to them, have been made available to Buyer, in each case, to the extent applicable.

(b) To Company’s Knowledge, all Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and Company is not aware of any circumstance that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries has engaged in, or is aware of, a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of the transaction expired as of the date of this Agreement, would reasonably be expected to subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Neither Company, any of its Subsidiaries, nor any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has at any time during the six-year period ending on the Closing Date contributed to (or been obligated to contribute to) (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) any employee benefit plan that is subject to Subtitle C or D of Title IV of ERISA or Section 412 of the Code. Neither Company nor any of its Subsidiaries has within the last six (6) years incurred, or could incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

(d) All material contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company.

(e) Other than as set forth on Company Disclosure Schedule 3.16, neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f) Other than as set forth on Company Disclosure Schedule 3.16 or as otherwise expressly provided in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (vii) result in any accounting accruals under any Company Benefit Plans not in the ordinary course of business.

(g) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or would reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(h) Company Disclosure Schedule 3.16 sets forth the monetary amounts payable as of the date specified, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, or employee of Company or any of its Subsidiaries who may be entitled to any amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(i) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor, to Company’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) To Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(b) To Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.

(c) To Company’s Knowledge, Company and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property.

(f) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened which could result in the imposition of any such Lien or encumbrance.

(h) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) To Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned or operated property, or any Company Loan Property, that would reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability, or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(j) To Company’s Knowledge, it does not possess or have the right to obtain any environmental report, study, sampling data, correspondence, filing and other information relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

(k) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or operated by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(l) To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to Company’s Knowledge, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Company and each of its Subsidiaries has timely filed all income, franchise, and other material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended or suspended. No written claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Company) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2017 and 2016. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2017 and 2016. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company or any Subsidiary) under IRS Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Company and each Subsidiary (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Company as of December 31, 2017 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Company in filing its Tax Returns. Since December 31, 2017 neither Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(g) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing

Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Company nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(j) Company has not taken or agreed to take any action and has no Knowledge of any fact, agreement, plan, or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 3.20 Investment Securities. Company Disclosure Schedule 3.20 sets forth, as of May 1, 2018, the investment securities, mortgage backed securities and any other securities owned by Company or any of its Subsidiaries, as well as their descriptions, CUSIP numbers, book values, market values and coupon rates. Other than Company’s ownership of capital stock of Company Bank, neither Company nor any of its Affiliates owns in excess of 5% of any class of voting securities or the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time by Company or any of its Subsidiaries, as applicable, to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no breaches, violations, or defaults or allegations or assertions of default by any party to the Derivative Transactions.

(b) Except as set forth on Company Disclosure Schedule 3.21, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each Derivative Transaction is listed on Company Disclosure Schedule 3.21, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth on Company Disclosure Schedule 3.23, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2018, more than sixty (60) days delinquent in payment of principal or interest or in default of any other material provision. Company Disclosure Schedule 3.23 identifies (x) each Loan that, as of March 31, 2018, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank, or any bank examiner, together with the principal amount of and accrued and unpaid interest on each Loan and the identity of the borrower, and (y) each asset of Company that as of March 31, 2018 was classified as other real estate owned (“OREO”) and its book value as of the date of this Agreement. Set forth on Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Loan Exception Report as of March 31, 2018.

(b) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid, and binding obligation of the obligor named in such documents, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated, and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination or purchase of the Company Loans, and the loan documents with respect to each Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the FRB, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth on Company Disclosure Schedule 3.23, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third-party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Company to repurchase from that Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. Company’s allowance for loan losses as reflected in Company’s audited balance sheet as of December 31, 2017 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

Section 3.25 Trust Business; Administration of Fiduciary Accounts.

(a) Each trust or wealth management customer of Company or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of Company and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile, and (v) in compliance with all applicable Laws and Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted by Company and/or its Subsidiaries. Each contract governing a relationship with a trust or wealth management customer of Company or any of its Subsidiaries has been duly and validly executed and delivered by Company and each Subsidiary and, to Company’s Knowledge, the other contracting parties, and each contract constitutes a valid and binding obligation of the parties, except as enforceability may be limited by (A) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (B) the rules governing the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and Company and its Subsidiaries and the other contracting parties have duly performed in all material respects their obligations, and Company and its Subsidiaries and, to Company’s Knowledge, all other contracting parties are in compliance with each of their obligations.

(b) No contract governing a relationship with a trust or wealth management customer of Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger.

(c) Except as set forth on Company Disclosure Schedule 3.25, (A) none of Company, any of its Subsidiaries, or any of their respective directors, officers, or employees is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of Company or any of its Subsidiaries and (B) none of the directors, officers and employees of Company or any of its Subsidiaries is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of Company or any of its Subsidiaries after the Closing Date.

(d) Each account opening document, margin account agreement, any advisory contract and customer disclosure statement with respect to any trust or wealth management customer of Company or any of its Subsidiaries conforms in all material respects to the forms made available to Buyer prior to the date of this Agreement.

(e) All other books and records primarily related to the trust or wealth management businesses of Company and each of its Subsidiaries include documented risk appetite profiles signed by each such customer.

Section 3.26 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.26, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers, or employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.

Section 3.28 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community

Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.29 Transactions with Affiliates. Except as set forth on Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth on Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).

Section 3.30 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete list of all personal property owned by Company and each of its Subsidiaries. Except as set forth on Company Disclosure Schedule 3.30, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, Company or its Subsidiary has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.30, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.31 Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete, and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty, or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to Company’s Knowledge, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired, or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To Company’s Knowledge, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate, or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.32 Insurance.

(a) Company Disclosure Schedule 3.32 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

(b) Company Disclosure Schedule 3.32 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of March 31, 2018. The value of such BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP.

Section 3.33 Anti-Takeover Provisions. The board of directors of Company has taken all necessary and appropriate action to render Chapters 110D and 110F of the MBCA inapplicable to this Agreement, the Merger, and the other transactions contemplated by this Agreement.

Section 3.34 Fairness Opinion. The board of directors of Company has received the written opinion of Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.35 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Proxy Statement-Prospectus, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.36 Transaction Costs. Company Disclosure Schedule 3.36 sets forth the attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through March 31, 2018, and to Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees, and accounting fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement. All accounting and attorney fees will be billed at no more than current standard hourly rates.

Section 3.37 Information Security. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, to Company’s Knowledge, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

Section 3.38 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Section 3.39 No Other Representations or Warranties. Except as expressly set forth in this Article III, none of Company, any Subsidiary of Company, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to Company or any of its Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated by this Agreement, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that (a) the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, and (b) any disclosure made with respect to a section of this Article III shall be deemed to qualify any other section of this Article IV specifically referenced or cross-referenced.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of the earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance, or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances, or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03, 4.04, 4.05 and 4.12, which shall be deemed untrue, incorrect, and breached if they are not true and correct in all material respects.

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by Law, and all premiums and FDIC assessments required to be paid have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. As of the date of this Agreement, the authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 27,579,460 shares are outstanding as of the date of this Agreement (including 48,647 shares in the form of unvested performance based restricted stock awards without dividend or voting rights), (ii) no shares are held by Buyer Subsidiaries and (iii) 61,000 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights, and all such shares are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges or other encumbrances of any nature whatsoever. There are no options, warrants, or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange, or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of all necessary approvals of Governmental Authorities and Buyer of the Plan of Bank Merger. Buyer has made available to Company complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts) of all meetings of the board of directors held since January 1, 2017, with any discussions of regulatory examination ratings and acquisition opportunities redacted. The minute books of Buyer and each of its Subsidiaries contain true, complete, and accurate records of all corporate actions taken by shareholders of Buyer and each of its Subsidiaries and the board of directors of Buyer (including committees of Buyer’s board of directors) and each of its Subsidiaries.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated by this Agreement have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date of this Agreement. No vote of the shareholders of Buyer is required by Law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions it contemplates. Buyer and Buyer Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution, and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Except as set forth on Buyer Disclosure Schedule 4.06(a), Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2014 (the “Buyer Reports”) and has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect to them, that they were required to file since December 31, 2014 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2014, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries.

(c) Buyer has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Buyer’s auditors and the audit committee of Buyer’s board of directors and has listed on the Buyer Disclosure Schedule 4.06(c) (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data, and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to and from), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect with respect to the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented, and has maintained and currently maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2014, (x) neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or similar violation by Buyer or any of its officers, directors, employees, or agents to the board of directors of Buyer or any board committee or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be otherwise disclosed), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2017 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or

Affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the FDIC, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the approval of the Bank Merger and Plan of Bank Merger by Buyer, as sole shareholder of Buyer Bank, (iii) the filing and effectiveness of the Registration Statement with the SEC; (iv) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger and (v) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer that could reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis or in the imposition of a Burdensome Condition as defined in Section 5.06.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer and Buyer Bank, as applicable, and the consummation of the transactions contemplated by this Agreement do not and will not (i) constitute a breach or violation of, or a default under, the articles of organization or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the Buyer Disclosure Schedule 4.09, “Buyer Regulatory Agreement”), any Governmental Authority that restricts, or by its terms in the future will restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To Buyer’s Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2017 or in the Buyer Reports filed prior to the date of this Agreement, since December 31, 2017, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to Buyer’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2014 has been in compliance with all applicable federal, state, local, and foreign statutes, Laws, judgments, orders or decrees applicable to it and its employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth on Buyer Disclosure Schedule 4.11, neither Buyer nor any of its Subsidiaries has received, since December 31, 2014, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Legal Proceedings.

(a) Except as set forth on Buyer Disclosure Schedule 4.13, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

Section 4.14 Brokers. None of Buyer, Buyer Bank, or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Buyer has engaged Keefe, Bruyette & Woods Inc. to render a fairness opinion to be considered by the Buyer’s Board of Directors in connection with approval of this Agreement.

Section 4.15 Employee Benefit Plans.

(a) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its

Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments to them, have been made available to Company.

(b) All Buyer Benefit Plans are in substantial compliance in form and operation with all applicable Laws, including ERISA and the Code.

Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) Buyer and each of its Subsidiaries have filed all income, franchise, and other material Tax Returns that they were required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Laws. All Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than any Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer or a Subsidiary of Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer’s Knowledge are pending with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer or its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer or any of its Subsidiaries.

(d) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer Reports filed on or prior to the date of this Agreement, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer Reports filed on or prior to the date of this Agreement (rather than in any notes), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer Reports filed prior to the date of this

Agreement, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(e) Buyer and each Subsidiary have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Buyer Bank and its Subsidiaries). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Buyer or any Subsidiary) under IRS Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f) Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g) Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction”, as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(h) Buyer has not taken or agreed to take any action and has no Knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) Except as set forth on Buyer Disclosure Schedule 4.18, as of the date of this Agreement, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of March 31, 2018, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to Buyer’s Knowledge, any person, corporation or enterprise controlling, controlled by, or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of March 31, 2018 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank, or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower, and (y) each asset of Buyer that as of March 31, 2018 was classified as OREO and its book value as of the date of this Agreement.

(b) Each Loan held in Buyer Bank’s loan portfolio (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Buyer’s Knowledge, is a legal, valid, and binding obligation of the obligor named, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA, Anti-Money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment

Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 4.20 Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.21 Environmental Matters. To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries or any predecessor, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, has had any Release of any Hazardous Substance in that would create a material liability to Buyer or its Subsidiaries caused by a violation of Environmental Law.

Section 4.22 Administration of Trust and Fiduciary Accounts. Buyer has administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law in all material respects, and Buyer has not received any written customer demands, complaints, or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

Section 4.23 Information Security. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, to Buyer’s Knowledge, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries.

Section 4.24 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

Section 4.25 No Other Representations or Warranties. Except as expressly set forth in this Article IV, none of Buyer, any Subsidiary of Buyer, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to Buyer or any of its Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated by this Agreement, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing (which may include electronic mail) by Buyer neither Company nor any of its Subsidiaries shall:

(a) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Make, declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except dividends by Subsidiaries of Company to the Subsidiary’s parent or another Subsidiary of Company.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance, retention, change-in-control or similar agreements or arrangements with any director, officer, or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation except for (i) normal increases in base compensation to employees, including officers, in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, provided that such increases shall not result in an annual adjustment in total annual cash compensation of more than 3% for any individual or 3% in the aggregate for all employees of Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by Law, or (iii) to satisfy written contractual obligations existing as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in this Section 5.01(c), neither Company nor any of its Subsidiaries shall provide compensation of any type to any “disqualified individual” to the extent such compensation would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with Buyer, or (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e) or as may be required by this Agreement), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement), in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries.

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.01(f), pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except as set forth on Company Disclosure Schedule 5.01(g), sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and expenditures reasonably necessary to maintain existing assets in good repair, each in amounts not exceeding $25,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s) (which consent will not be unreasonably withheld, conditioned or delayed).

(j) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP, or at the written direction of a Governmental Authority.

(l) Contracts. Except as set forth on Company Disclosure Schedule 5.01(l), enter into, materially amend, modify, terminate or waive any material provision of, any Material Contract, Lease, or Insurance Policy.

(m) Claims. Except for the matters and, as applicable, the amounts set forth on Company Disclosure Schedule 5.01(m), enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or directors or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 individually or $100,000 in the aggregate (provided that, in connection with such settlement or agreement, such individual and aggregate amounts shall be exclusive of any amount of proceeds indirectly paid under any Insurance Policy but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention), unless Buyer acting through it General Counsel or his designee(s) first consents in writing.

(n) Banking Operations. Enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law imposed by any Governmental Authority.

(o) Derivative Transactions. Enter into any Derivative Transaction unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(p) Indebtedness. Except as set forth on Company Disclosure Schedule 5.01(p), incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings, or federal funds purchased, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(q) Investment Securities. Except as set forth on Company Disclosure Schedule 5.01(q), acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(r) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with recent past practice unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(s) Loans. Except as expressly permitted below, take any actions with respect to loans. Loans or transactions already approved as of the date of this Agreement that are listed on Company Disclosure Schedule 5.01(s) are excluded from the following requirements:

(i)	Commercial Loans: Company Bank may make or renew any commercial loan, commercial loan commitment, commercial letter of credit, or other extension of commercial credit up to $1,000,000 that is made in the ordinary course of business in a manner consistent with Company Bank’s current policies and procedures and recent past practice. Company Bank may not make or renew any commercial loan, commercial loan commitment, commercial letter of credit, or other extension of commercial credit that is greater than $1,000,000 unless Buyer acting through its President and Chief Commercial Banking Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(ii)	Residential Loans: Company Bank may make or renew any residential loan or residential loan commitment up to $750,000 that is made in the ordinary course of business in a manner consistent with Company Bank’s current policies and procedures and recent past practice so long as (A) any residential loan or residential loan commitment has a loan-to-value ratio that is in compliance with Company Bank’s current policies and procedures and is priced for residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.125% and is priced for jumbo residential loans at an interest rate that is no less than the Freddie Mac Primary Mortgage Market Survey rate plus 0.375% and (B) is a “qualified mortgage” under applicable regulatory guidelines. Company Bank may not make or renew any residential loan or residential loan commitment greater than $750,000 unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(iii)	Home Equity Loans, Consumer Loans, Loan Participations, Loan Modifications, Loan Purchases, and Other Loans: With the sole and only exception of consumer overdraft protection lines up to

$10,000 associated with consumer deposit accounts, unless Buyer, acting through either its President and Chief Commercial Officer or its Chief Financial Officer, acting singly, or their designee(s), consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), Company and Company Bank shall not: (a) sell any loan participations to, or enter into any loan participations with, any third party; (b) renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit; and, shall not (c) purchase loans of any type; (d) make or renew any home equity loan or consumer loan.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure.

(u) Taxes.

(i) Make or change any income Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(ii) Knowingly take any action that would prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Except for foreclosures in process as of the date of this Agreement, foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-13 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances regulated under Environmental Laws.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable Laws or GAAP.

(y) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Restructuring. Except as set forth on Company Disclosure Schedule 5.01(z), merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(aa) Facilities. Except as required by Law or otherwise expressly contemplated by this Agreement, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility, or automated banking facility.

(bb) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice unless Buyer acting through its Chief Financial Officer or his designee(s) first consents in writing (which consent will not be unreasonably withheld, conditioned or delayed).

(cc) Investment Management Operations. Enter into any new material line of business in connection with, or change in any material respect, its investment management business, its trust services business, its retirement, estate, investment or educational planning business, its insurance business, its brokerage services business, and any other services related to its wealth management business or any operating policies relating to any of the foregoing, except as required by applicable Law imposed by any Governmental Authority.

(dd) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will (i) carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws, and (ii) use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the service of its officer and key employees.

(b) Negative Covenants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or regulation,

(ii) Tax Free Reorganization. Knowingly take any action that would prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or

(iii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI of this Agreement, and shall cooperate fully to that end.

Section 5.04 Shareholder Approval. Company agrees to take, in accordance with applicable Law, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such shareholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the

Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. Company’s board of directors shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend, or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities Laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within 45 days after the date hereof and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will promptly advise Company after Buyer received notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Buyer will notify Company promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply Company with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger, or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders an amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all SEC filings.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.

(f) Company acknowledges that Buyer is in or may be in the process of acquiring other bank holding companies, banks, financial institutions, and/or other entities and that in connection with other acquisitions, information concerning Company may be required to be included in the registration statements, if any, for the issuance of securities of Buyer or in Buyer Reports in connection with other acquisitions. Company agrees to provide Buyer with any information, certificates, documents or other materials about Company as are reasonably necessary to be included in such other SEC reports or registration statements, including the Registration Statements referenced in Section 5.05(a) and any other registration statements which may be filed by Buyer prior to the Effective Time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Buyer and any underwriters for Buyer with any consents, opinion letters, reports or information which are necessary to complete the registration statements and applications for any other acquisition or issuance of securities. Buyer shall reimburse Company for all expenses reasonably incurred by Company if another acquisition is terminated for any reason. Buyer shall not file with the SEC any registration statement or amendment or supplement containing information regarding Company unless Company shall have consented to the disclosure contained in the filing, which consent shall not be unreasonably delayed or withheld.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Provided that Company has cooperated as required herein, Buyer agrees to use commercially reasonable efforts to file the requisite applications with the FDIC and the Massachusetts Commissioner of Banks within 45 days after the date hereof. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of such Person (or another

Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications or summaries of oral communications received by Buyer or any of its Subsidiaries of (i) any communication, written or oral, from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication, written or oral, from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response from Company, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated by this Agreement.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where such access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation); (v) interfere with the prudent operation of such entity; or (iv) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated by this Agreement.

Section 5.09 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to Company’s Knowledge, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), if, prior to the time Requisite Company Shareholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the board of directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the confidentiality agreement by and between Company and Buyer dated as of April 19, 2018, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal. Company shall keep Buyer informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Acquisition Proposal (including any material change to its terms).

(c) Except as set forth in Section 5.09(d), the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.09(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements permitted under Section 5.09(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.09(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.01 (and concurrently with such termination cause Company to enter into a definitive agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least four (4) Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look, and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 5.04 in such disclosure and does not recommend that Company shareholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section  5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former director or officer of Company and its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions it contemplates, to the full extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Organization and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Organization and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.

(c) Prior to the Closing, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions it contemplates); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate and on an annual basis a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to (x) 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement less (y) the premium credit, if any, to which Company is entitled on account of the Merger under the D&O Insurance in effect immediately prior to the Effective Time; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors and employees, and that the indemnification of this Section 5.10 is not a substitute for any claims under any policies.

(f) Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting, or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company Employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control, or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each Company Employee of a standard release in favor of Buyer and Buyer Bank, (i) receive severance pay in the amount of two (2) weeks’ pay for every year of service with, in the aggregate, Company or any of its Subsidiaries and Buyer or any of its Subsidiaries, with a minimum of eight (8) weeks’ severance, and up to a maximum of twenty-six (26) weeks’ severance, in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time, and (ii) be offered outplacement assistance.

(c) Following the Closing Date, Buyer may choose to maintain any or all of the other Company Benefit Plans in its sole discretion, subject to the next sentence of this Section 5.11(c). For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to a comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plan, including any post-retirement welfare benefit plan of Buyer), service by a Company Employee shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Company Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) Plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(d) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental, or health plan of Buyer or Buyer Bank upon termination of a similar plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans, or policies of Company but only if such obligations, rights, agreements, plans or policies are set forth on the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of Company for purposes of any benefit plans, agreements, and arrangements of Company. Nothing in this Agreement shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of the Company Benefit Plans.

(f) In the event that Buyer or Buyer Bank terminates or lays off a sufficient number of employees following the Effective Date to trigger a notice requirement under the Worker Adjustment and Retraining

Notification Act of 1988 or any similar applicable Law (“WARN”) with respect to (i) Company Employees employed during the 90-day period preceding the Effective Time, and (ii) Company Employees employed by Buyer or Buyer Bank after the Effective Time, Buyer shall be solely responsible for compliance with, and any liabilities incurred pursuant to, WARN. Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under WARN.

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director, or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, or consultant.

(h) Buyer and Company have agreed to actions regarding employees of Company Bank and directors of Company as set forth on Buyer Disclosure Schedule 5.11(h).

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate. No supplement or amendment to the Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a), or compliance by Buyer or Company with the respective covenants and agreements.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.01(s)), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.

Section 5.14 Board Packages and Meetings.

(a) Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this

Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors and any other loan- or credit-related information, including, but not limited to, loan pricing or credit decisions (collectively, “Confidential Matters”).

(b) Company, at the request of Buyer, shall allow a representative of Buyer to attend all Company and Company Bank board meetings, whether in person or by telephone conference call; provided, however, that the Buyer representative may be excluded from any meeting or portion of a meeting at which Confidential Matters are discussed.

Section 5.15 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion.

Section 5.16 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be necessary or advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Company Bank shall promptly make arrangements for discussions and meetings between Company Bank customers and Buyer Bank as reasonably requested by Buyer Bank and Company Bank representatives shall have the right to participate in any discussions or meetings between Company Bank customers and Buyer Bank.

(b) Access to Suppliers. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon) ; (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 5.17 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.

(b) To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Shareholder Litigation and Claims. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status, provided, however, that no information need to be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such shareholder litigation.

Section 5.19 Director Resignations. Company shall use commercially reasonable efforts to deliver to Buyer resignations of all directors of Company, Company Bank, and any of their Subsidiaries to be effective as of the Effective Time.

Section 5.20 Third Party Consents. Company shall use all commercially reasonable efforts to obtain the Company Third Party Consents prior to Closing.

Section 5.21 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities. Without limiting the foregoing, senior officers of Company and Buyer shall meet as Buyer may reasonably request, and in any event not less than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request after the Determination Date (and prior to the Effective Time) and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 5.21(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.21 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.21(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.

(f) Buyer and Company have agreed to cooperate regarding a real estate matter as set forth on Buyer Disclosure Schedule 5.21(f).

Section 5.22 Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time.

Section 5.23 Charitable Foundation. Subject to any notification and/or approval required by relevant Governmental or Regulatory Authorities, (i) Company agrees to use all commercially reasonable efforts to terminate or dissolve Company Charitable Foundation and contribute its remaining assets to Buyer Charitable Foundation prior to the Closing or (ii) Buyer and Company agree to use all commercially reasonable efforts to, immediately after the Effective Time, consummate the merger of Company Charitable Foundation with and into Buyer Charitable Foundation, with Buyer Charitable Foundation the surviving entity.

Section 5.24 Certain Transactional Expenses. Company has provided on Company Disclosure Schedule 5.23 a good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Upon the reasonable request of Buyer, not more frequently than quarterly, Company shall promptly provide an updated budget of Company Expenses to Buyer. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. Except for the conditions set forth in Section 6.01(e) which may not be waived in any circumstance, the respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions it contemplates shall have received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Day Pitney LLP and Nutter McClennen & Fish LLP, respectively, each dated as of the Closing Date, both in substance and form reasonably satisfactory to Company and Buyer, to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, each of Day Pitney LLP and Nutter McClennen & Fish LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(f) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 198,845.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to that effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.

(d) No Burdensome Regulatory Condition. No Burdensome Regulatory Condition shall exist with respect to Regulatory Approval required for consummation of the Merger and Bank Merger.

(e) Dissenters’ Shares. As of the Effective Time, the holders of no more than ten percent (10%) of Company Common Stock shall have taken the actions required by Part 13 of Chapter 156D of the MBCA to qualify their Company Common Stock as Dissenters’ Shares.

(f) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02, or 6.03, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.

(b) No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental

Authority required for consummation of the Merger or Bank Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or Bank Merger shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement of the shareholders meeting.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively) which is not cured prior to thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement in a manner that would entitle the other party not to consummate the Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured prior to thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before March 31, 2019, unless the failure of the Closing to occur by that date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied with Section 5.09 of this Agreement, including the conclusion by the board of directors of Company in good faith that the Acquisition Proposal is a Superior Proposal;

(ii) the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to the Superior Proposal; and

(iii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.04 or made a Change in Recommendation, whether or not permitted by Section 5.09, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, (iv) a tender or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced and the board of directors of Company shall have failed to publicly recommend against such tender or exchange offer within five (5) Business Days of being requested to do so by Buyer, or (v) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene, and hold the Company Meeting in accordance with Section 5.04.

(i) Price of the Buyer Common Stock. By Company, if the board of directors of Company so determines by a majority vote of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Determination Price shall be less than 80% of the Buyer Starting Price; and

(ii) (A) the number obtained by dividing the Average Determination Price by the Buyer Starting Price (such number, the “Buyer Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

If Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer not later than the end of the third Business Day next following the Determination Date. During the five (5) Business Day period commencing with its receipt of such notice, Buyer may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Buyer Starting Price and 0.80, and the denominator of which is the Average Determination Price. If Buyer makes an election contemplated by the preceding sentence within such five (5) Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio and no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall be modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(i).

If the outstanding shares of Buyer Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 7.01(i), the following terms shall have the meanings set forth below:

“Buyer Starting Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the VWAP of the Buyer Common Stock for the ten trading day period ending on the day immediately preceding the date of this Agreement.

“Average Determination Price” of the Buyer Common Stock shall mean the average, rounded to the nearest one-tenth of a cent, of the VWAP of the Buyer Common Stock for the ten (10) trading day period ending on the trading date immediately preceding the Determination Date.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Average Determination Price.

“Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

“Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Buyer Starting Price.

Section 7.02 Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $1,600,000 (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date of this Agreement (or any Person shall have, after the date of this Agreement, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (C) within twelve (12) months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, the board of directors of Company recommends any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount (as defined in this Agreement) (but only to the extent that Company has actually paid to Buyer the Buyer Reimbursement Amount), which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction, provided, however, that for purposes of this clause (C), all references in the definition of “Acquisition Transaction” to “20% or more” shall instead refer to “50% or more”.

(c) In the event that this Agreement is terminated by Buyer under Section 7.01(d), Section 7.01(e) or Section 7.01(f) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $550,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement in connection with the negotiation, execution, delivery, or performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement, except in the cases of fraud or intentional misrepresentation. However, nothing in this Agreement shall in any way limit the right of Company to seek damages, specific performance, or any remedies at law or in equity, in the event of a breach of this Agreement by Buyer.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 7.02, provided, however, that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful and material breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer after the date of this Agreement with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan, or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving Company: (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets and/or liabilities that constitute 20% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection with a tender offer or exchange offer.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger (including Exhibits and Disclosure Schedules), as amended or modified in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Determination Price” has the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.32(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Charitable Foundation” means the Rockland Trust Company Charitable Foundation.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(i)(ii).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Starting Price” has the meaning set forth in Section 7.01(i).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Election” has the meaning set forth in Section 2.04(a).

“Cash Election Shares” has the meaning set forth in Section 2.04(a).

“Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04.

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Closing Conditions” has the meaning set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Charitable Foundation” means The Milford National Bank and Trust Company Charitable Foundation, Inc.

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.23.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Third Party Consents” has the meaning set forth in Section 3.13(c).

“Confidential Matters” has the meaning set forth in Section 5.14(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“Determination Date” has the meaning set forth in Section 7.01(i).

“Dissenters’ Shares” has the meaning set forth in Section 2.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election Deadline” has the meaning set forth in Section 2.04(b).

“Election Form” has the meaning set forth in Section 2.04(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.05(a) (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of (i) Buyer who files reports with the SEC pursuant to Section 16(a) of the Exchange Act, and (ii) those officers of Company set forth on Appendix A.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index” has the meaning set forth in Section 7.01(i).

“Index Ratio” has the meaning set forth in Section 7.01(i)(ii).

“Initial Index Price” has the meaning set forth in Section 7.01(i).

“Information Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to them; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of them); (c) copyrights (including any registrations and applications for any of them); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Mailing Date” has the meaning set forth in Section 2.04(a).

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of: (i) changes in banking and similar Laws of general applicability or interpretations of banking and similar Laws of general applicability by Governmental Authorities; (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP and with Buyer’s prior written consent; (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally; (v) the effects of compliance with this Agreement on the operating performance, business, or financial condition of Company or Buyer, including the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions it contemplates on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) any fact, change, event, development, effect or circumstance resulting from the public disclosure of this Agreement or the transactions it contemplates; (ix) transaction expenses incurred by Company of a type and in an amount customary for transactions of this nature; (x) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (xi) natural disaster or other force majeure event.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” has the meaning set forth in Section 1.01.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Nasdaq” has the meaning set forth in Section 4.08(a).

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificates” has the meaning set forth in Section 2.05(a).

“Non-Election” has the meaning set forth in Section 2.04(a).

“Non-Election Shares” has the meaning set forth in Section 2.04(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“OCC” means the Office of the Comptroller of the Currency.

“OREO” has the meaning set forth in Section 3.23(a).

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank with and into Buyer Bank, with Buyer Bank the surviving entity.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part of them, together with any amendments and supplements, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Agreement” has the meaning set forth in the recitals.

“Shortfall Number” has the meaning set forth in Section 2.04(c)(ii).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases, and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to them.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Stock Conversion Number” has the meaning set forth in Section 2.04(a).

“Stock Election” has the meaning set forth in Section 2.04(a).

“Stock Election Number” has the meaning set forth in Section 2.04(a).

“Stock Election Shares” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, custom duties, unemployment or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Taxing Authority, together with any interest, additions or penalties, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes required to be filed with a Taxing Authority, including any schedules or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean May 29, 2018.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Treasury” means the United States Department of Treasury.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Voting Agreement” has the meaning set forth in the recitals.

“VWAP” means volume-weighted average trading price of a share of (i) Buyer Common Stock on Nasdaq (or if Buyer Common Stock is not then listed on Nasdaq, the principal securities market on which Buyer Common Stock is then listed or quoted), or (ii) the Index, in each case as reported by Bloomberg L.P.

“WARN Act” has the meaning set forth in Section 5.11(f).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, except for the condition set forth in Section 6.01(e) and the introductory language of Section 6.01 relating to Section 6.01(e), which may not be waived in any circumstance, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining that approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Massachusetts, without regard for the conflicts of law principles thereof.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section  9.03.

Section 9.04 Expenses. Except as otherwise provided in Sections 5.05(f) and 7.02, each party will bear all expenses incurred by it in connection with this Agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests, and other communications to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery, or sent by reputable courier service to the party at its address set forth below or such other address as such party may specify by notice. All notices shall be deemed effective upon delivery.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

E-mail: edward.seksay@rocklandtrust.com

With a copy (which shall not constitute notice) to:

Day Pitney LLP

1 Jefferson Road

Parsippany, NJ 07054

Attention: Michael T. Rave, Esq.

E-mail: mrave@daypitney.com

If to Company:

MNB Bancorp

300 East Main St.

Milford, MA 01757

Attention: Kristin T. Carvalho, President and Chief Executive Officer

E-mail: kcarvalh@mlfdbank.com

With a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Blvd

Boston, MA 02210

Attention: Michael K. Krebs, Esq.

E-mail: mkrebs@nutter.com

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits, the Disclosure Schedules, and the confidentiality agreements between Company and Buyer, dated April 19, 2018, represents the entire understanding of the parties with reference to the transactions contemplated by this Agreement, and this Agreement supersedes any and all other oral or written agreements previously made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any federal or state court in the Commonwealth of Massachusetts having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and that the party seeking an injunction shall not be required to post any bond. Each party to this Agreement (a) irrevocably and unconditionally consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (collectively, the “Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Massachusetts Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Courts. Each party to this Agreement waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect to such action or proceeding. To the full extent permitted by applicable law, any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.05. Nothing in this Section 9.08, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson

Name: Christopher Oddleifson
Title: President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson

Name: Christopher Oddleifson
Title: Chief Executive Officer

MNB BANCORP

By:	/s/ Kristin T. Carvalho

Name: Kristin T. Carvalho
Title: President and Chief Executive Officer

THE MILFORD NATIONAL BANK AND TRUST COMPANY

By:	/s/ Kristin T. Carvalho

Name: Kristin T. Carvalho
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B – OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

May 29, 2018

Board of Directors

MNB Bancorp

300 East Main Street

Milford, MA 01757

Ladies and Gentlemen:

MNB Bancorp (“Company”), Milford National Bank and Trust Company, a wholly owned subsidiary of Company (“Company Bank”), Independent Bank Corp. (“Buyer”) and Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will merge with and into Buyer with Buyer being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $1.00 par value per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall become and be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, at the election of the holder of such share of Company Common Stock either: (i) $275.00 in cash (the “Cash Consideration”), or (ii) 3.55 shares of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, the Stock Consideration and any cash in lieu of fractional shares paid pursuant to the Agreement are collectively referred to as the “Merger Consideration.” The Agreement provides, generally, that seventy-five percent (75%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Stock Consideration and twenty-five percent (25%) of such shares of Company Common Stock shall be converted into the Cash Consideration in accordance with the allocation procedures set forth in Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 23, 2018; (ii) certain publicly available financial statements and other historical financial information of Company and Company Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer and Buyer Bank that we deemed relevant; (iv) internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company; (v) publicly available consensus median analyst earnings per share estimates for Buyer for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections and a long-term asset growth rate for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Buyer (collectively, the “Pro Forma Assumptions”); (vii) the publicly reported historical price and trading activity for Buyer Common Stock, including a comparison of certain stock trading information for Buyer Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Buyer with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Buyer or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective senior managements of Company and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Buyer or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Buyer. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Buyer, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Buyer. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for Buyer for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Buyer. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of Buyer. With respect to the foregoing information, the respective senior managements of Company and Buyer confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Buyer, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Buyer since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Buyer will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Buyer or the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which transaction fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O’Neill did not provide any other investment banking services to, or receive any fees from, Company in the two years preceding the date hereof. As we have previously advised you, in the two years preceding the date of this opinion, Sandler O’Neill has provided certain investment banking services to, and received fees from, Buyer. Most recently, Sandler O’Neill rendered a fairness opinion to the board of directors of Buyer in connection with Buyer’s acquisition of Island Bancorp, Inc., which transaction closed in May 2017. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Buyer and its affiliates. We may also actively trade the equity and debt securities of Buyer and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Buyer, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

ANNEX C – MASSACHUSETTS LAW ON DISSENTERS’ RIGHTS

Under Massachusetts law, dissenters’ rights are set forth in the Massachusetts Business Corporation Act, Chapter 156D, Part 13. The relevant provisions under Part 13 are as follows:

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)	financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)	a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of organization and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal.

The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 21. Exhibits and Financial Schedules

Number	Description

2	Agreement and Plan of Merger, dated as of May 29, 2018, by and among Independent Bank Corp., Rockland Trust Company, MNB Bancorp and The Milford National Bank and Trust Company, included as Annex A to this proxy statement/prospectus.

5.1	Opinion of Day Pitney LLP as to the legality of the securities being issued (previously filed).

8.1	Opinion of Day Pitney LLP as to the tax consequences of the merger (previously filed).

10.1	Form of Voting Agreement executed in connection with the Agreement and Plan of Merger, dated as of May 29, 2018, among Independent Bank Corp., Rockland Trust Company, MNB Bancorp and The Milford National Bank and Trust Company (previously filed).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Day Pitney LLP (included in Exhibits 5.1 and 8.1 hereto) (previously filed).

24	Power of Attorney (previously filed).

99.1	Consent of Sandler O’Neill & Partners, L.P. (previously filed).

99.2	Form of Proxy Card for Meeting of Shareholders of MNB Bancorp.

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this proxy statement/prospectus.

Item 22. Undertakings

1. The undersigned registrant undertakes:

a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on July 26, 2018.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson

Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2018

/s/ Donna L. Abelli* Donna L. Abelli	Director and Chair of the Board	July 26, 2018

/s/ Robert D. Cozzone Robert D. Cozzone	Chief Financial Officer (Principal Financial Officer)	July 26, 2018

/s/ Mark J. Ruggiero Mark J. Ruggiero	Controller (Principal Accounting Officer)	July 26, 2018

/s/ Michael P. Hogan* Michael P. Hogan	Director	July 26, 2018

/s/ Kevin J. Jones* Kevin J. Jones	Director	July 26, 2018

/s/ Mary L. Lentz* Mary L. Lentz	Director	July 26, 2018

/s/ Eileen C. Miskell* Eileen C. Miskell	Director	July 26, 2018

/s/ John J. Morrissey* John J. Morrissey	Director	July 26, 2018

/s/ Gerard F. Nadeau* Gerard F. Nadeau	Director	July 26, 2018

/s/ Daniel F. O’Brien* Daniel F. O’Brien	Director	July 26, 2018

Signature	Title	Date

/s/ Carl Ribeiro* Carl Ribeiro	Director	July 26, 2018

/s/ John H. Spurr, Jr.* John H. Spurr, Jr.	Director	July 26, 2018

/s/ Frederick Taw* Frederick Taw	Director	July 26, 2018

/s/ Brian S. Tedeschi* Brian S. Tedeschi	Director	July 26, 2018

/s/ Thomas R. Venables* Thomas R. Venables	Director	July 26, 2018

*By:	/s/ Edward H. Seksay
Edward H. Seksay, Attorney-in-fact